
                               As filed with the Securities and Exchange Commission on April 28, 2004
                                                                                                         Registration No. 333-113538
====================================================================================================================================

                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                                PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                                              FORM SB-2
                                                    REGISTRATION STATEMENT UNDER
                                                     THE SECURITIES ACT OF 1933


                                                      DSA FINANCIAL CORPORATION
                                           (Name of Small Business Issuer in Its Charter)

              DELAWARE                                           6712                                     BEING APPLIED FOR
   (State or Other Jurisdiction of                   (Primary Standard Industrial                         (I.R.S. Employer
   Incorporation or Organization)                     Classification Code Number)                      Identification Number)

                                                          118 WALNUT STREET
                                                  LAWRENCEBURG, INDIANA 47025-1838
                                                           (812) 537-0940
                                                  (Address and Telephone Number of
                                                    Principal Executive Offices)

                                                          118 WALNUT STREET
                                                  LAWRENCEBURG, INDIANA 47025-1838
                                              (Address of Principal Place of Business)

                                                          EDWARD L. FISCHER
                                                          118 WALNUT STREET
                                                  LAWRENCEBURG, INDIANA 47025-1838
                                                           (812) 537-0940
                                      (Name, Address and Telephone Number of Agent for Service)

                                                             COPIES TO:
                                                           NED QUINT, ESQ.
                                                           ERIC LUSE, ESQ.
                                                 LUSE GORMAN POMERENK & SCHICK, P.C.
                                               5335 WISCONSIN AVENUE, N.W., SUITE 400
                                                       WASHINGTON, D.C. 20015

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                     Proposed maximum     Proposed maximum
        Title of each class of                   Amount to be         offering price          aggregate             Amount of
      securities to be registered                 registered            per share          offering price       registration fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value per share        1,851,500 shares           $10.00           $18,515,000 (1)         $2,346 (2)
------------------------------------------------------------------------------------------------------------------------------------
(1)     Estimated solely for the purpose of calculating the registration fee.

(2)     Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE
AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                            DSA FINANCIAL CORPORATION
        (PROPOSED HOLDING COMPANY FOR DEARBORN SAVINGS ASSOCIATION, F.A.)
                      UP TO 955,374 SHARES OF COMMON STOCK


        DSA Financial Corporation, a Delaware corporation, is offering shares of common stock for sale in connection with the conversion of Dearborn Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Dearborn Financial Corporation, a federal corporation, now owned by Dearborn Mutual Holding Company. The existing shares of Dearborn Financial Corporation common stock held by the public will be exchanged for new shares of common stock of DSA Financial Corporation. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect our shares of common stock will trade on the OTC Bulletin Board.


        IF YOU ARE OR WERE A DEPOSITOR OF DEARBORN SAVINGS ASSOCIATION, F.A.:
        o You may have priority rights to purchase shares of common stock. IF YOU ARE CURRENTLY A STOCKHOLDER OF DEARBORN FINANCIAL CORPORATION:
        o You may have the opportunity to purchase additional shares of common stock in the offering after subscription offering orders are filled.
        o Each of your shares of common stock will be exchanged at the conclusion of the offering for between 2.455 and 3.322 new shares (subject to adjustment to up to 3.820 new shares) of common stock of DSA Financial Corporation.
        o Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Dearborn Financial Corporation.
        IF YOU FIT NONE OF THE CATEGORIES ABOVE, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK:
        o You may have the opportunity to purchase shares of common stock after priority orders are filled.


        We are offering up to 830,760 shares of common stock for sale on a best efforts basis. We may sell up to 955,374 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. We will issue up to 779,240 shares of common stock to current stockholders of Dearborn Financial Corporation in exchange for their existing shares. The number of shares to be issued in exchange may be increased to up to 896,126 shares, depending on the number of shares sold in the offering. We must issue a minimum of 614,040 shares in the offering and 575,960 shares in the exchange in order to complete the offering and the exchange of existing shares.

        The minimum number of shares you can order is 25 shares. The offering is expected to expire at 12:00 noon, Lawrenceburg, Indiana time, on June 14, 2004. We may extend this expiration date without notice to you until July 29, 2004, unless the Office of Thrift Supervision approves a later date, which may not be beyond June 24, 2006. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond July 29, 2004, or the number of shares of common stock to be sold is increased to more than 955,374 shares or decreased to less than 614,040 shares. If the offering is extended beyond July 29, 2004, subscribers will be resolicited. Funds received during the offering will be held in a segregated account at Dearborn Savings Association or another depository institution and will earn interest at our passbook savings rate.


        Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

                                OFFERING SUMMARY
                             PRICE: $10.00 PER SHARE

                                                                    ADJUSTED
                                        MINIMUM       MAXIMUM        MAXIMUM
                                        -------       -------        -------
 Number of shares:                        614,040       830,760        955,374
 Gross offering proceeds:            $  6,140,400  $  8,307,600  $   9,553,740
 Estimated offering expenses:        $    485,000  $    515,000  $     532,000
 Estimated net proceeds:             $  5,655,000  $  7,793,000  $   9,022,000
 Estimated net proceeds per share:   $       9.21  $       9.38  $        9.44


                   THIS INVESTMENT INVOLVES A DEGREE OF RISK,
                   INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 14.


        THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                             KEEFE, BRUYETTE & WOODS

                  The date of this prospectus is May ___, 2004.

      [MAP SHOWING DEARBORN SAVINGS ASSOCIATION'S MARKET AREA APPEARS HERE]



























OFFICE LOCATIONS:
-----------------

118 Walnut Street                           141 Ridge Avenue
Lawrenceburg, Indiana 47025                 Lawrenceburg, Indiana 47025

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY........................................................................1
RISK FACTORS..................................................................14
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF DEARBORN
  FINANCIAL AND SUBSIDIARY....................................................20
RECENT DEVELOPMENTS...........................................................22
FORWARD-LOOKING STATEMENTS....................................................30
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING...........................31
OUR DIVIDEND POLICY...........................................................32
MARKET FOR THE COMMON STOCK...................................................33
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE........................35
CAPITALIZATION................................................................36
PRO FORMA DATA................................................................37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.......................................................43
BUSINESS OF DEARBORN FINANCIAL AND DEARBORN SAVINGS ASSOCIATION...............59
SUPERVISION AND REGULATION....................................................80
TAXATION......................................................................89
MANAGEMENT OF DSA FINANCIAL...................................................90
BENEFICIAL OWNERSHIP OF COMMON STOCK..........................................99
SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS.............................99
THE CONVERSION...............................................................100
COMPARISON OF STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF
  DEARBORN FINANCIAL CORPORATION.............................................122
RESTRICTIONS ON ACQUISITION OF DSA FINANCIAL.................................129
DESCRIPTION OF CAPITAL STOCK OF DSA FINANCIAL FOLLOWING THE CONVERSION.......132
TRANSFER AGENT...............................................................133
EXPERTS......................................................................134
LEGAL MATTERS................................................................134
WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................134
DEARBORN FINANCIAL CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....F-1

                                     SUMMARY

        The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Dearborn Financial Corporation common stock for new shares of DSA Financial Corporation common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

THE COMPANIES

        DEARBORN MUTUAL HOLDING COMPANY

        Dearborn Mutual Holding Company is the federally chartered mutual holding company of Dearborn Financial Corporation, a federal corporation. Dearborn Mutual Holding Company's principal business activity is the ownership of 250,000 shares of common stock of Dearborn Financial, or 51.6% of the issued and outstanding shares as of December 31, 2003. After the completion of the mutual-to-stock conversion, Dearborn Mutual Holding Company will no longer exist.

        Dearborn Mutual Holding Company's executive offices are located at 118 Walnut Street, Lawrenceburg, Indiana 47025. Our telephone number at this address is (812) 537-0940.

        DEARBORN FINANCIAL CORPORATION

        Dearborn Financial Corporation is a federally chartered corporation that owns all of the outstanding common stock of Dearborn Savings Association. At December 31, 2003, Dearborn Financial Corporation had consolidated assets of $78.8 million, deposits of $63.4 million and stockholders' equity of $9.1 million. After the completion of the mutual-to-stock conversion, Dearborn Financial Corporation will cease to exist, but will be succeeded by a new Delaware corporation with the name DSA Financial Corporation. As of December 31, 2003, Dearborn Financial had 484,579 shares of common stock issued and outstanding. As of that date, Dearborn Mutual Holding Company owned 250,000 shares of common stock of Dearborn Financial Corporation, representing 51.6% of the issued and outstanding shares of common stock. The remaining 234,579 shares were owned by the public.

        Dearborn Financial Corporation's executive offices are located at 118 Walnut Street, Lawrenceburg, Indiana 47025. Our telephone number at this address is (812) 537-0940.

        DSA FINANCIAL CORPORATION


        DSA Financial Corporation is a newly-formed Delaware corporation that will own all of the outstanding common stock of Dearborn Savings Association upon completion of the mutual-to-stock conversion and the offering. Concurrently with the completion of the conversion and offering, DSA Financial Corporation will be the successor to Dearborn Financial Corporation, a federal corporation.


        Our executive offices are located at 118 Walnut Street, Lawrenceburg, Indiana 47025. Our telephone number at this address is (812) 537-0940.

        DEARBORN SAVINGS ASSOCIATION, F.A.

        Dearborn Savings Association is a full-service, community-oriented savings association that provides financial services to individuals, families and businesses through its main office and one branch office, both located in Lawrenceburg, Indiana. Originally organized in 1890, Dearborn Savings Association reorganized into the mutual holding company structure in October 1993 and became the wholly-owned subsidiary of Dearborn Financial Corporation in April 1999.

        Dearborn Savings Association's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential, construction and non-residential real estate and land loans, home equity and consumer loans and in agency securities and mortgage-backed securities.

        Dearborn Savings Association's executive offices are located at 118 Walnut Street, Lawrenceburg, Indiana 47025. Our telephone number at this address is (812) 537-0940.

OUR ORGANIZATIONAL STRUCTURE

        In October 1993, Dearborn Savings Association's mutual predecessor reorganized into the mutual holding company form of organization. In April 1999, Dearborn Savings Association formed Dearborn Financial Corporation as its mid-tier stock holding company. The majority of Dearborn Financial Corporation's outstanding shares of common stock are issued to Dearborn Mutual Holding Company. Dearborn Mutual Holding Company is a mutual holding company that has no stockholders. Dearborn Financial owns 100% of the outstanding shares of Dearborn Savings Association.


        Pursuant to the terms of Dearborn Mutual Holding Company's plan of conversion and reorganization, Dearborn Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of Dearborn Financial Corporation that is currently held by Dearborn Mutual Holding Company. Upon the completion of the conversion and offering, Dearborn Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Existing public stockholders of Dearborn Financial Corporation will receive new shares of common stock of DSA Financial Corporation (our newly formed Delaware corporation that will be the successor to the current Dearborn Financial Corporation) in exchange for their existing shares of Dearborn Financial Corporation at the completion of the conversion.

        The following chart shows our current organizational structure, which is commonly referred to as the "two-tier" mutual holding company structure:


       ---------------------------
         DEARBORN MUTUAL HOLDING                        PUBLIC
                COMPANY                              STOCKHOLDERS
       ---------------------------
51.6% of Dearborn                                         48.4% of Dearborn
Financial common stock                                    Financial common stock

                    ----------------------------------------
                         DEARBORN FINANCIAL CORPORATION
                             (A FEDERAL CORPORATION)
                    ----------------------------------------
                                               100% of common stock
                    ----------------------------------------
                          DEARBORN SAVINGS ASSOCIATION
                    ----------------------------------------

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:


                               PUBLIC STOCKHOLDERS

                                               100% of common stock
                    ----------------------------------------
                            DSA FINANCIAL CORPORATION
                            (A DELAWARE CORPORATION)
                    ----------------------------------------
                                               100% of common stock
                    ----------------------------------------
                          DEARBORN SAVINGS ASSOCIATION
                    ----------------------------------------

BUSINESS STRATEGY

        Highlights of our business strategy are:


        o       operating as a communitysavings bank;


        o       maintaining high asset quality and capital strength;

        o reducing our interest rate risk exposure by selling fixed-rate residential real estate loans; and

        o increasing our focus on non-residential real estate and land loans.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Management Strategy" for a discussion of our business strategy.

REASONS FOR THE CONVERSION

        The primary reasons for converting and raising additional capital are:

        o to facilitate growth through de novo branching and acquisitions as opportunities arise;

        o to support internal growth through lending in communities we serve;

        o to enhance existing products and services and support the development of new products and services;

        o       to improve our overall competitive position; and

        o to improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies.

        As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Dearborn Mutual Holding Company is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition.

TERMS OF THE CONVERSION AND OFFERING

        Pursuant to Dearborn Mutual Holding Company's plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares that represent the ownership interest in Dearborn Financial Corporation currently held by Dearborn Mutual Holding Company.


        We are offering between 614,040 and 830,760 shares of common stock to eligible depositors of Dearborn Savings Association, our employee benefit plans and, to the extent shares remain available, to our existing public stockholders and the general public. The number of shares of common stock to be sold may be increased up to 955,374 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 955,374 or decreased to less than 614,040, or the offering is extended beyond July 29, 2004, subscribers will not have the opportunity to change or cancel their stock orders.


        The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering.

PERSONS WHO MAY ORDER SHARES OF COMMON STOCK IN THE OFFERING

        We are offering the shares of common stock in a "subscription offering" in the following descending order of priority:


        (i) First, to depositors with accounts at Dearborn Savings Association with aggregate balances of at least $50 on October 31, 2002.

        (ii) Second, to Dearborn Savings Association's employee stock ownership plan.

        (iii) Third, to depositors with accounts at Dearborn Savings Association with aggregate balances of at least $50 on March 31, 2004.

        (iv) Fourth, to depositors of Dearborn Savings Association as of April 30, 2004.

        Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering," with a preference given first to natural persons residing in the Indiana county of Dearborn, and then to Dearborn Financial public stockholders as of May 7, 2004. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Keefe, Bruyette & Woods. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.


        If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled "The Conversion."

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PER SHARE STOCK PRICE

        The amount of common stock we are offering is based on an independent appraisal of the estimated market value of DSA Financial, assuming the conversion and offering are completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of February 27, 2004, this market value ranged from $11.9 million to $16.1 million, with a midpoint of $14.0 million. Based on this valuation, the ownership interest of Dearborn Mutual Holding Company being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by DSA Financial will range from 614,040 shares to 830,760 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal is based in part on Dearborn Financial's financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that Keller & Company considered comparable to Dearborn Financial.

        The following table presents a summary of selected pricing ratios for the peer group companies and Dearborn Financial. Dearborn Financial's pro forma price-to-earnings multiple is annualized based on earnings for the six months ended December 31, 2003, while information for the peer group companies is based on earnings for the twelve months ended December 31, 2003. All other information presented is as of December 31, 2003. Compared to the average pricing of the peer group, Dearborn Financial's pro forma pricing ratios at the maximum of the offering range indicated a premium of 28.61% on a price-to-core earnings basis, a discount of 28.22% on a price-to-book basis and a discount of 31.29% on a price-to-tangible book basis. Our pro forma pricing ratios indicate a discount to the average pricing of the peer group on a price-to-core earnings basis at the minimum of the offering range. The pricing ratios result from our generally having higher levels of equity than the companies in the peer group, but lower earnings. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.


                                                  Pro forma                  Pro forma                 Pro forma
                                            price-to-core earnings         price-to-book            price-to-tangible
                                                   multiple                 value ratio             book value ratio
                                           ------------------------   ------------------------  ------------------------
  DEARBORN FINANCIAL
   Maximum...............................            19.64x                    98.36%                    98.46%
   Minimum...............................            14.59                     82.83                     82.94

  VALUATION OF PEER GROUP COMPANIES AS
   OF DECEMBER 31, 2003
   Averages..............................            15.27x                   137.03%                   143.30%
   Medians...............................            14.81                    137.25                    140.67

        THE INDEPENDENT APPRAISAL DOES NOT INDICATE MARKET VALUE. DO NOT ASSUME OR EXPECT THAT THE VALUATION OF DEARBORN FINANCIAL AS INDICATED ABOVE MEANS THAT, AFTER THE CONVERSION AND OFFERING, THE SHARES OF COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE.


        The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $11.9 million or above $18.5 million, we will resolicit persons who submitted stock orders. See "The Conversion--Stock Pricing and Number of Shares to be Issued."


THE EXCHANGE OF EXISTING SHARES OF DEARBORN FINANCIAL COMMON STOCK

        If you are currently a stockholder of Dearborn Financial, a federal corporation, your shares will be canceled and exchanged for shares of common stock of DSA Financial, a Delaware corporation, at the conclusion of the conversion. The number of shares of common stock you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon our final appraised value. The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares a hypothetical owner of DSA Financial common stock would receive in the exchange for his or her shares of Dearborn Financial common stock owned at the consummation of the conversion, depending on the number of shares of common stock issued in the offering.

                       NEW SHARES TO BE      NEW SHARES TO BE EXCHANGED   TOTAL SHARES OF               NEW SHARES TO
                        ISSUED IN THIS         FOR EXISTING SHARES OF     COMMON STOCK TO                BE RECEIVED
                           OFFERING              DEARBORN FINANCIAL         BE ISSUED IN                   FOR 100
                      -------------------   ----------------------------   CONVERSION AND   EXCHANGE       EXISTING
                       AMOUNT    PERCENT       AMOUNT         PERCENT         OFFERING        RATIO         SHARES
                      --------  ---------   ------------   -------------  ---------------  ----------   -------------
Minimum.............   614,040     51.6%       575,960          48.4%        1,190,000        2.455          245
Midpoint............   722,400     51.6        677,600          48.4         1,400,000        2.889          288
Maximum.............   830,760     51.6        779,240          48.4         1,610,000        3.322          332
15% above Maximum...   955,374     51.6        896,126          48.4         1,851,500        3.820          382

        If you own shares of Dearborn Financial common stock in a brokerage account in "street name," you do not need to take any action to exchange your shares of common stock. If you own shares in the form of Dearborn Financial stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of DSA Financial common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and certificates.

        No fractional shares of DSA Financial common stock will be issued to any public stockholder of Dearborn Financial. For each fractional share that would otherwise be issued, DSA Financial will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Current stockholders of Dearborn Financial have dissenters' rights in connection with the conversion.

LIMITS ON HOW MUCH COMMON STOCK YOU MAY PURCHASE

        The minimum number of shares of common stock that may be purchased is 25.

        IF YOU ARE NOT CURRENTLY A DEARBORN FINANCIAL STOCKHOLDER -

        No individual, or individual exercising subscription rights through a qualifying account held jointly, may purchase more than 10,000 shares of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 20,000 shares:

        o your spouse or relatives of you or your spouse living in your house;

        o most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

        o other persons who may be your associates or persons acting in concert with you.

        See the detailed description of "acting in concert" and "associate" in "The Conversion--Limitation on Common Stock Purchases."

        IF YOU ARE CURRENTLY A DEARBORN FINANCIAL STOCKHOLDER -

        In addition to the above purchase limitations, there is an ownership limitation. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any new shares you and they receive in the exchange for existing shares of Dearborn Financial common stock, may not exceed 5% of the total shares of common stock to be issued and outstanding after the completion of the conversion. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

HOW YOU MAY PURCHASE SHARES OF COMMON STOCK

        In the subscription offering and community offering, you may pay for your shares only by:


        (i)     personal check, bank check or money order; or

        (ii) authorizing us to withdraw funds from the types of Dearborn Savings Association deposit accounts designated on the stock order form.


        Dearborn Savings Association is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Dearborn Savings Association line of credit check or third party check to pay for shares of common stock.


        You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to DSA Financial Corporation or authorization to withdraw from one or more of your Dearborn Savings Association deposit accounts, provided that we receive the stock order form before June 14, 2004, which is the end of the offering period. Checks will be deposited with Dearborn Savings or another depository institution upon receipt. We will pay interest at Dearborn Savings Association's passbook savings rate from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Dearborn Savings Association must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. Additionally, you may not designate a direct withdrawal from Dearborn Savings Association accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). After we receive an order, the order cannot be withdrawn or changed.


        By signing the stock order form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Dearborn Savings Association or the federal government.

        You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA, at Dearborn Savings Association or elsewhere. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Dearborn Savings Association's individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Dearborn Savings Association individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your individual retirement account or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

DELIVERY OF STOCK CERTIFICATES

        Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. IT

IS POSSIBLE THAT, UNTIL CERTIFICATES FOR THE COMMON STOCK ARE DELIVERED TO PURCHASERS, PURCHASERS MIGHT NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        We estimate net proceeds from the offering will be between $5.7 million and $7.8 million, or $9.0 million if the offering range is increased by 15%. DSA Financial intends to retain between $2.3 million and $3.2 million of the net proceeds, or $3.7 million if the offering range is increased by 15%. Approximately $2.8 million to $3.9 million of the net proceeds (or $4.5 million if the offering range is increased by 15%) will be invested in Dearborn Savings Association.

        A portion of the net proceeds retained by DSA Financial will be used for a loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $491,000 and $665,000, or $764,000 if the offering is increased by 15%) and the remainder of such proceeds will be used for general corporate purposes. DSA Financial may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in Dearborn Savings Association will be used to support increased lending and new products and services. The net proceeds retained by DSA Financial and Dearborn Savings Association also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing new branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.


        Please see the section of this Prospectus entitled "How We Intend to Use the Proceeds From the Offering" for more information on the proposed use of the proceeds from the offering.


YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

        Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. You may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

DEADLINE FOR ORDERS OF COMMON STOCK


        If you wish to purchase shares of common stock, a properly completed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center no later than 12:00 noon, Lawrenceburg, Indiana time, on June 14, 2004, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Stock order forms may not be delivered to our branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond July 29, 2004 or the number of shares of common stock to be sold is increased to more than 955,374 shares or decreased to less than 614,040 shares. If the subscription offering and/or community offering extend beyond July 29, 2004, we will be required to resolicit subscriptions before proceeding with the offering.

        Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Lawrenceburg, Indiana time, on June 14, 2004, whether or not we have been able to locate each person entitled to subscription rights.


STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

        If we do not receive orders for at least 614,040 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

        (i)     increase the purchase and ownership limitations; and


        (ii) seek regulatory approval to extend the offering beyond the July 29, 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.


PURCHASES BY OFFICERS AND DIRECTORS


        We expect our directors and executive officers, together with their associates, to subscribe for 62,400 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 265,505 shares of common stock, or 19.0% of our total outstanding shares of common stock at the midpoint of the offering range.


BENEFITS TO MANAGEMENT AND POTENTIAL DILUTION TO STOCKHOLDERS RESULTING FROM THE CONVERSION

        Our tax-qualified employee stock ownership plan expects to purchase up to 8% of the shares of common stock we sell in the offering, or 66,460 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 66,460 shares in the offering, we will recognize additional compensation expense of $665,000 over a 10-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 10-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

        We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares equal to 4% of the shares sold in the offering, or up to 33,230 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.0% in their ownership interest in DSA Financial. If adopted witin 12 months following the completion of the conversion, the stock option plan will reserve a number of shares equal to 10% of the shares of common stock sold in the offering, or up to 83,076 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.9% in their ownership interest in DSA Financial. Awards made under these plans would be subject to vesting over a period of years. If the stock recognition and retention plan or stock option plan are adopted more than one year after the completion of the conversion, awards or grants under such plans may exceed 4% and 10%, respectively, of the shares issued in the offering.


        The following table summarizes the number of shares of common stock and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased by DSA Financial Corporation. A portion of the stock grants shown in the table below may be made to non-management employees.


                               NUMBER OF SHARES TO BE GRANTED OR PURCHASED                      VALUE OF GRANTS (1)
                               -------------------------------------------                  ---------------------------
                                                                             DILUTION
                                                                AS A         RESULTING
                                                             PERCENTAGE        FROM
                                    AT             AT         OF COMMON     ISSUANCE OF           AT            AT
                                  MINIMUM       MAXIMUM      STOCK TO BE     SHARES FOR        MINIMUM        MAXIMUM
                                OF OFFERING     OFFERING    ISSUED IN THE   STOCK BENEFIT    OF OFFERING    OF OFFERING
                                   RANGE         RANGE        OFFERING        PLANS (2)         RANGE          RANGE
                                -----------   -----------   -------------   -------------    -----------    -----------
                                                                                               (DOLLARS IN THOUSANDS)
Employee stock ownership plan...    49,123        66,460          8.0%           4.0         $    491        $    665
Recognition and retention plan..    24,561        33,230          4.0            2.0              245             332
Stock option plan...............    61,404        83,076         10.0            4.9               --              --
   Total........................   135,088       182,766         22.0%          10.2%        $    736        $    997

---------------------------

(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. Proposed changes in accounting standards may require us in the future to recognize expense when we grant stock options. As proposed, such expense would be calculated using a "fair-value-based" method at the time of grant, and cannot be estimated with certainty at this time.

(2)     Calculated at the maximum of the offering range.


MARKET FOR COMMON STOCK


        Existing publicly held shares of Dearborn Financial's common stock trade over the counter on the Pink Sheets under the symbol "DRBN." Upon completion of the conversion, the new shares of common stock of DSA Financial will replace existing shares and we expect the new shares will be traded on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has indicated its intention to register with the National Association of Securities Dealers, Inc. to be able to trade our common stock and to assist us in identifying other firms to do the same. This may include the solicitation of potential buyers and sellers in order to match, buy and sell orders. However, Keefe, Bruyette & Woods, Inc. will not be subject to any obligation with respect to these efforts.

OUR DIVIDEND POLICY

        Dearborn Financial currently pays a quarterly cash dividend of $0.35 per share, which equals $1.40 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the quarterly dividends to equal $0.14, $0.12, $0.11 and $0.09 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 5.6%, 4.8%, 4.4% and 3.6%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Dearborn Financial stockholders currently receive, as adjusted to reflect the exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

        See "Selected Consolidated Financial and Other Data of Dearborn Financial and Subsidiary" and "Market for the Common Stock" for information regarding our historical dividend payments.

TAX CONSEQUENCES

        As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Dearborn Mutual Holding Company, Dearborn Financial, Dearborn Savings Association, persons eligible to subscribe in the subscription offering, or existing stockholders of Dearborn Financial. Existing stockholders of Dearborn Financial who receive cash in lieu of fractional share interests in new shares of DSA Financial will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

CONDITIONS TO COMPLETION OF THE CONVERSION

        We cannot complete the conversion and related offering unless:

        o The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of Dearborn Mutual Holding Company (depositors of Dearborn Savings Association);

        o The plan of conversion and reorganization is approved by at least two-thirds of the outstanding shares of common stock of Dearborn Financial;

        o The plan of conversion and reorganization is approved by at least a majority of the outstanding shares of common stock of Dearborn Financial, excluding those shares held by Dearborn Mutual Holding Company;

        o We issue at least the minimum number of shares of common stock offered; and

        o We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

        Dearborn Mutual Holding Company intends to vote its ownership interest in favor of the plan of conversion and reorganization. At December 31, 2003, Dearborn Mutual Holding Company owned 51.6% of the outstanding shares of common stock of Dearborn Financial. The directors and executive officers of Dearborn Financial and their affiliates owned approximately 73,420 shares of Dearborn Financial, or 15.1% of the outstanding shares of common stock. They intend to vote those shares in favor of the plan of conversion and reorganization.

DECREASE IN STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF DEARBORN FINANCIAL

        As a result of the conversion, existing stockholders of Dearborn Financial Corporation, a federal corporation, will become stockholders of DSA Financial Corporation, a Delaware corporation. Some rights of stockholders of the new Delaware corporation will be reduced compared to the rights stockholders currently have. The reduction in stockholder rights results from differences in the Delaware certificate of incorporation and bylaws, and from distinctions between Delaware and federal law. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. The differences in stockholder rights include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) the inability of stockholders to call special meetings; (iii) greater lead time required for stockholders to submit proposals for new business or nominate directors; (iv) approval by at least 80% of outstanding shares required to amend the certificate of incorporation and bylaws; (v) a residency requirement for directors; and (vi) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. See "The Comparison of Stockholders' Rights For Existing Stockholders of Dearborn Financial Corporation" for a discussion of these differences.

HOW YOU CAN OBTAIN ADDITIONAL INFORMATION

        Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or stock offering, please call or visit our Stock Information Center, toll free, at 1-(____) ____-______, Monday through Friday between 9:00 a.m. and 5:00 p.m., Lawrenceburg, Indiana time. The Stock Information Center will be closed weekends and bank holidays.


        TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF June 14, 2004 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO June 14, 2004 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO June 14, 2004.

                                  RISK FACTORS

        You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.


OUR NON-RESIDENTIAL REAL ESTATE AND LAND LOANS AND CONSTRUCTION LOANS EXPOSE US TO INCREASED CREDIT RISKS AND MAY REQUIRE US TO INCREASE OUR PROVISIONS FOR LOAN LOSSES.

        At December 31, 2003, our portfolio of non-residential real estate and land loans totaled $17.3 million, or 27.1% of total loans, and our portfolio of construction loans totaled $5.3 million, or 8.3% of total loans. These loans have increased as a percentage of our portfolio as we have originated these loans for our portfolio and sold many one- to four-family residential real estate loans. We plan to continue to originate these types of loans and retain them in our portfolio. Non-residential real estate and land loans and construction loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one non-residential real estate or construction loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. In addition, if we increase the amount of non-residential real estate and land loans and construction loans in our loan portfolio, we may increase our provisions for loan losses to protect against increased losses inherent in these types of loans, which could adversely affect our earnings.

THE EXPECTED VOTING CONTROL BY MANAGEMENT AND EMPLOYEES COULD ENABLE INSIDERS TO PREVENT A MERGER THAT MAY PROVIDE STOCKHOLDERS A PREMIUM FOR THEIR SHARES

        The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that they will receive in the exchange and the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our shares of common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a sale of DSA Financial that our stockholders may desire. In addition, the total voting power of management and employees could reach in excess of 20% of our outstanding shares of common stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, approval of certain business combinations with interested stockholders and certain amendments to our certificate of incorporation and bylaws.

THERE WILL BE A LIMITED TRADING MARKET IN OUR SHARES OF COMMON STOCK, WHICH WILL HINDER YOUR ABILITY TO SELL OUR SHARES OF COMMON STOCK AND MAY ADVERSELY AFFECT THE MARKET PRICE OF THE STOCK.


        We expect that our shares of common stock will trade on the over the counter market with quotations available through the OTC Electronic Bulletin Board. It is highly unlikely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of our common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock."

OUR CONTINUING CONCENTRATION OF LOANS IN OUR PRIMARY MARKET AREA MAY INCREASE OUR RISK.

        Our success depends primarily on the general economic conditions in Dearborn County, Indiana where we primarily conduct business, and in the Cincinnati, Ohio metropolitan area in general. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in Dearborn County, Indiana. The local economic conditions in our market area have a significant impact on our loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions and could adversely affect our financial condition and results of operations. Additionally, because we have a significant amount of non-residential real estate and multi-family real estate loans, decreases in tenant occupancy also may have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

CHANGES IN MARKET INTEREST RATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


        Our financial condition and results of operations are significantly affected by changes in market interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities. Because our interest-bearing liabilities (consisting primarily of deposits) generally reprice or mature more quickly than our interest-earning assets (consisting primarily of loans), an increase in interest rates generally would tend to result in a decrease in our net interest income. We have taken steps to mitigate this risk such as holding fewer longer-term residential mortgages loans, as well as investing excess funds in short-term investments. As of December 31, 2003, $27.3 million, or 42.8% of our total loan portfolio, consisted of fixed-rate loans, and the remaining $36.4 million, or 57.2% of our total loan portfolio consisted of adjustable-rate loans. The amount of deposits that mature or reprice in less than one year as of December 31, 2003 was $56.5 million, or 89.2% of our total deposits.


        We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and/or may make it more difficult for borrowers to repay adjustable rate loans.

        Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At December 31, 2003, our agency and mortgage-backed securities available for sale totaled $5.6 million. Unrealized losses on securities available for sale, net of tax, amounted to $18,000 and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

        Management evaluates interest rate sensitivity using a model that estimates the change in Dearborn Savings Association's net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2003, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 5% increase in net portfolio value. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 19% decrease in net portfolio value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk" for further information on the potential effects of interest rate risk on our financial condition.


STRONG COMPETITION WITHIN OUR MARKET AREA MAY LIMIT OUR GROWTH AND
PROFITABILITY.

        Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, internet banks, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have, and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

OUR RETURN ON STOCKHOLDERS' EQUITY WILL BE REDUCED AS A RESULT OF THE OFFERING.

        Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS MAY DILUTE YOUR OWNERSHIP INTEREST.

        We intend to adopt a stock option plan and a recognition and retention plan following the offering, subject to receipt of stockholder approval. These stock-based benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares of common stock of DSA Financial. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 6.7% (approximately 4.9% dilution for the stock option plan and approximately 2.0% dilution for the recognition and retention plan) in the event newly issued shares are used to fund stock options and stock awards equal to 10% and 4%, respectively, of the shares sold in the offering.

OUR RECOGNITION AND RETENTION PLAN WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR PROFITABILITY AND STOCKHOLDERS' EQUITY.


        We intend to implement a recognition and retention plan after the offering, subject to receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering if the plan is adopted within 12 months after completion of the conversion, and may exceed 4% of the shares sold in the offering if adopted more than 12 months after the completion of the conversion. The shares of common stock awarded under the recognition plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan cannot be implemented until at least six months after the completion of the offering. If the plan is adopted within 12 months after the completion of the conversion, it is subject to Office of Thrift Supervision regulations. If the shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly by DSA Financial) and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $246,000 at the minimum of the offering range and $382,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the recognition and retention plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders' equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10,00 per share, the reduction to stockholders' equity would be less than the range described above.


OUR FAILURE TO EFFECTIVELY UTILIZE THE NET PROCEEDS OF THE OFFERING COULD REDUCE OUR PROFITABILITY.

        DSA Financial intends to contribute between $2.8 million and $4.5 million of the net proceeds of the offering to Dearborn Savings Association. DSA Financial may use the remaining net proceeds to finance the acquisition of other financial institutions or financial services companies, establish or acquire branches, pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. DSA Financial expects to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. Dearborn Savings Association may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.


THE FUTURE PRICE OF THE SHARES OF COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.


        We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of DSA Financial, and the outlook for the financial institutions industry in general.

VARIOUS FACTORS MAY MAKE TAKEOVER ATTEMPTS MORE DIFFICULT TO ACHIEVE.

        Our board of directors has no current intention to sell control of DSA Financial. Provisions of our certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of DSA Financial without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

        o OFFICE OF THRIFT SUPERVISION REGULATIONS. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.


        o CERTIFICATE OF INCORPORATION AND STATUTORY PROVISIONS. Provisions of the certificate of incorporation and bylaws of DSA Financial and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our shareholders. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. Specifically, our certificate of incorporation provides that certain mergers that are not approved by at least two-thirds of our board of directors must be approved by stockholders owning 80% of our shares of common stock. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

        o REQUIRED CHANGE IN CONTROL PAYMENTS AND ISSUANCE OF STOCK OPTIONS. We intend to enter into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of DSA Financial or Dearborn Savings Association. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of DSA Financial. These payments may have the effect of increasing the costs of acquiring DSA Financial, thereby discouraging future takeover attempts.

THE RIGHTS OF EXISTING STOCKHOLDERS OF DEARBORN FINANCIAL, A FEDERAL CORPORATION, WILL BE REDUCED UNDER DSA FINANCIAL'S DELAWARE CERTIFICATE OF INCORPORATION AND BYLAWS.


        As a result of the conversion, existing stockholders of Dearborn Financial Corporation, a federal corporation, will become stockholders of DSA Financial Corporation, a Delaware corporation. Some rights of stockholders of the new Delaware corporation will be reduced compared to the rights stockholders currently have. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.

        For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Dearborn Financial at least five days before the date of any such meeting. DSA Financial's Delaware bylaws generally provide, however, that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to DSA Financial at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, special meetings of current stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. DSA Financial's Delaware certificate of incorporation provides that special meetings of the stockholders of DSA Financial may be called only by a majority vote of the total authorized directors. See "Comparison of Stockholders' Rights for Existing Stockholders of Dearborn Financial Corporation" for a discussion of these differences.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                      OF DEARBORN FINANCIAL AND SUBSIDIARY

        The following tables set forth selected consolidated historical financial and other data of Dearborn Financial for the periods and at the dates indicated. The information at and for the years ended June 30, 2003 and 2002 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Dearborn Financial beginning at page F-2 of this prospectus. The information at and for the six months ended December 31, 2003 and 2002 is unaudited. However, in the opinion of management of Dearborn Financial, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended December 31, 2003, are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2004.

                                                           AT             AT JUNE 30,
                                                        DECEMBER    -----------------------
                                                        31, 2003       2003         2002
                                                       ----------   ----------   ----------
                                                                  (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets......................................     $   78,820   $   79,995   $   86,697
Loans, net........................................         61,788       60,894       60,310
Investment securities available for sale..........          3,499        5,033        4,539
Mortgage backed securities available for sale.....          2,087        3,169        6,513
Securities held to maturity.......................          2,894        2,620        2,643
Deposits..........................................         63,359       63,806       67,908
Borrowings........................................          5,000        6,000        9,000
Stockholders' equity..............................          9,091        8,875        8,458


                                                        SIX MONTHS ENDED
                                                           DECEMBER 31,       YEARS ENDED JUNE 30,
                                                       -------------------    --------------------
                                                         2003       2002        2003        2002
                                                       --------   --------    --------    --------
                                                                     (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income......................     $  2,107   $  2,432    $  4,676    $  5,768
Interest expense..................................          835      1,365       2,317       3,565
                                                       --------   --------    --------    --------
   Net interest income............................        1,272      1,067       2,359       2,203
Provision for loan losses.........................           12          6           6          35
                                                       --------   --------    --------    --------
   Net interest income after provision for
     loan losses..................................        1,260      1,061       2,353       2,168
Non-interest income...............................          266        445         696         440
Non-interest expense .............................          861        872       1,760       1,582
                                                       --------   --------    --------    --------
Income before income tax expense..................          665        634       1,289       1,026
Income tax expense................................          259        230         485         376
                                                       --------   --------    --------    --------
   Net income.....................................     $    406   $    404    $    804    $    650
                                                       ========   ========    ========    ========


                                                           AT OR FOR THE SIX
                                                              MONTHS ENDED       AT OR FOR THE YEARS
                                                              DECEMBER 31,         ENDED JUNE 30,
                                                          -------------------   ---------------------
                                                            2003       2002        2003       2002
                                                          --------   --------   ---------- ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total
   assets) (1)......................................          1.02%      0.98%      0.99%       0.75%
Return on equity (ratio of net income to average
   equity) (1)......................................          8.99%      9.53%      9.36%       8.09%
Average interest rate spread (1) (2)................          3.16%      2.47%      2.84%       2.38%
Net interest margin (1)(3)..........................          3.36%      2.71%      3.04%       2.67%
Efficiency ratio (4)................................         55.98%     57.67%     57.61%      59.86%
Non-interest expense to average total assets (1)....          2.17%      2.11%      2.16%       1.83%
Average interest-earning assets to average
   interest-bearing liabilities.....................        109.27%    106.78%    107.08%     106.46%

PER SHARE AND RELATED DATA:
Basic earnings per share ...........................      $   0.84   $   0.86   $   1.72    $   1.39
Diluted earnings per share..........................      $   0.84   $   0.86   $   1.72    $   1.39
Dividends per share (5).............................      $   0.70   $   0.70   $   1.55    $   1.40
Dividend payout ratio (6)...........................         83.33%     81.40%     90.12%     100.72%
Book value per share (7)............................      $  18.76   $  18.62   $  18.31    $  18.06

ASSET QUALITY RATIOS:
Non-performing assets to total assets...............          0.77%      1.44%      0.52%       1.42%
Non-performing loans to total loans.................          0.84%      0.96%      0.38%       1.98%
Allowance for loan losses to non-performing loans...         59.67%     63.72%    131.93%      29.23%
Allowance for loan losses to total loans............          0.50%      0.61%      0.50%       0.58%

CAPITAL RATIOS:
Equity to total assets at end of period.............         11.53%     11.22%     11.09%       9.76%
Average equity to average assets....................         11.39%     10.24%     10.54%       9.31%
Risk-based capital ratio (bank only)................         20.02%     20.82%     19.63%      18.65%

OTHER DATA:
Number of full service offices......................             2          2          2           2

_______________________________
(1) Ratios for the six months ended December 31, 2003 and 2002 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) The following table sets forth aggregate cash dividends paid per period, which is calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

                                   FOR THE SIX MONTHS
                                   ENDED DECEMBER 31,      FOR THE YEARS ENDED JUNE 30,
                                 ----------------------    ----------------------------
                                    2003        2002          2003              2002
                                 ----------  ----------    ----------        ----------
                                                 (IN THOUSANDS)
Dividends paid to public
  stockholders...............    $  164,000  $  153,000    $  352,000        $  305,000

Dividends paid to Dearborn
  Mutual Holding Company.....            --          --            --                --

Total dividends paid.........    $  164,000  $  153,000    $  352,000        $  305,000


        Payments listed above exclude cash dividends waived by Dearborn Mutual Holding Company of $175,000 during each of the six-month periods ending December 31, 2003 and 2002, and $387,500, and $350,000 during the fiscal years ended June 30, 2003 and 2002, respectively. Dearborn Mutual Holding Company began waiving dividends in January 1994, and, as of December 31, 2003, had waived dividends totaling $3.1 million.

(6) The dividend payout ratio represents dividends per share divided by basic earnings per share.
(7) Book value per share is based on total stockholders' equity and 484,579, 468,279, 484,579 and 468,279 outstanding common shares at December 31, 2003 and 2002, and June 30, 2003 and 2002, respectively.

                               RECENT DEVELOPMENTS

        The following tables set forth selected consolidated historical financial and other data of Dearborn Financial for the periods and at the dates indicated. The information at June 30, 2003 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Dearborn Financial beginning at page F-2 of this prospectus. The information at March 31, 2004 and for the three and nine months ended March 31, 2004 and 2003 is unaudited. However, in the opinion of management of Dearborn Financial, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended March 31, 2004, are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2004.

                                                        AT MARCH      AT JUNE
                                                        31, 2004      30, 2003
                                                      ------------  ------------
                                                            (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets......................................     $   78,111    $   79,995
Loans, net........................................         59,118        60,894
Investment securities available for sale..........          2,018         5,033
Mortgage backed securities available for sale.....          1,839         3,169
Securities held to maturity.......................          2,415         2,620
Deposits..........................................         62,341        63,806
Borrowings........................................          5,000         6,000
Stockholders' equity..............................          9,324         8,875

                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                             MARCH 31,              MARCH 31,
                                                       --------------------   --------------------
                                                         2004        2003       2004        2003
                                                       --------    --------   --------    --------
                                                                     (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income......................     $  1,030    $  1,138   $  3,137    $  3,570
Interest expense..................................          366         493      1,201       1,858
   Net interest income............................          664         645      1,936       1,712
Provision for loan losses.........................            6           3         18           9
   Net interest income after provision for loan
     losses.......................................          658         642      1,918       1,703
Non-interest income...............................          122          84        388         529
Non-interest expense .............................          444         444      1,305       1,316
Income before income tax expense..................          336         282      1,001         916
Income tax expense................................          114         108        373         338
   Net income.....................................     $    222    $    174   $    628    $    578


                                                          At or For the Three     At or For the Nine
                                                              Months Ended           Months Ended
                                                               March 31,               March 31,
                                                         ---------------------  ---------------------
                                                            2004       2003        2004       2003
                                                         ---------- ----------  ---------- ----------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total
   assets) (1)......................................          1.13%      0.86%      1.06%       0.94%
Return on equity (ratio of net income to average
   equity) (1)......................................          9.61%      8.06%      9.20%       9.04%
Average interest rate spread (1) (2)................          3.39%      3.17%      3.24%       3.56%
Net interest margin (1)(3)..........................          3.58%      3.38%      3.44%       2.93%
Efficiency ratio (4)................................         56.49%     60.91%     56.15%      58.72%
Non-interest expense to average total assets (1)....          2.26%      2.20%      2.20%       2.14%
Average interest-earning assets to average
   interest-bearing liabilities.....................        108.88%    106.66%    109.13%     106.73%

PER SHARE AND RELATED DATA:
Basic earnings per share ...........................      $   0.46   $   0.37   $   1.30    $   1.23
Diluted earnings per share..........................      $   0.46   $   0.37   $   1.30    $   1.23
Dividends per share (5).............................      $   0.35   $   0.35   $   1.05    $   1.05
Dividend payout ratio (6)...........................         76.09%     94.59%     80.77%      85.37%
Book value per share (7)............................      $  19.24   $  18.11   $  19.24    $  18.11

ASSET QUALITY RATIOS:
Non-performing assets to total assets...............          0.71%      1.57%      0.71%       1.57%
Non-performing loans to total loans.................          0.90%      0.97%      0.90%       0.97%
Allowance for loan losses to non-performing loans...         59.35%     61.36%     59.35%      61.36%
Allowance for loan losses to total loans............          0.53%      0.60%      0.53%       0.60%

CAPITAL RATIOS:
Equity to total assets at end of period.............         11.94%     10.77%     11.94%      10.77%
Average equity to average assets....................         11.75%     10.70%     11.51%      10.40%
Risk-based capital ratio (bank only)................         20.15%     20.40%     20.15%      20.40%

OTHER DATA:
Number of full service offices......................             2          2          2           2

_______________________________
(1) Ratios for the three and nine months ended March 31, 2004 and 2003 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5) The following table sets forth aggregate cash dividends paid per period, which cs calculated by multiplying the dividend declared per share by the number of shares outstanding as of the applicable record date:

                             FOR THE THREE-MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                       MARCH-31,                      MARCH-31,
                             --------------------------       -------------------------
                                2003            2002             2003           2002
                             ----------      ----------       ----------     ----------
                                                    (IN THOUSANDS)
Dividends paid to public
  stockholders.............. $   82,000      $   82,000       $  246,000     $  235,000
Dividends paid to Dearborn
  Mutual Holding Company....         --              --               --             --
Total dividends paid........ $   82,000      $   82,000       $  246,000     $  235,000

        Payments listed above exclude cash dividends waived by Dearborn Mutual Holding Company of $87,500 during each the three months ended March, 31, 2004 and 2003, and $262,500 during each of the nine months ended March 31, 2004 and 2003. Dearborn Mutual Holding Company began waiving dividends in January 1994, and, as of March 31, 2004, had waived dividends totaling $3.2 million.
(6) The dividend payout ratiorepresents dividends per share divided by basic earnings per share.
(7) Book value per share is based on total stockholders' equity and 484,579 outstanding common shares at both March 31, 2004 and 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2004 AND JUNE 30, 2003

        ASSETS. Total assets decreased $1.9 million, or 2.4%, to $78.1 million at March 31, 2004, from $80.0 million at June 30, 2003. The decrease in assets reflects a $3.0 million, or 59.9%, decrease in investment securities available for sale to $2.0 million at March 31, 2004 from $5.0 million at June 30, 2003, a $1.5 million, or 2.5%, decrease in loans, net to $59.4 million at March 31, 2004 from $60.9 million at June 30, 2003, and a $1.3 million decrease in mortgage-backed securities available for sale to $1.8 million at March 31, 2004 from $3.2 million at June 30, 2003. These decreases were partially offset by a $4.3 million increase in cash and cash equivalents to $8.0 million at March 31, 2004. Principal repayments of $2.4 million on mortgage-backed securities were partially offset by a purchase of a $1.0 million mortgage-backed security. The decrease in investment securities available for sale resulted from the sale of securities. Principal repayments on mortgage-backed securities during the nine months ended March 31, 2004, which exceeded principal repayments on these types of securities for each of the fiscal years ended June 30, 2003 and 2002, resulted from the repayment of high interest-rate securities in the current low interest rate environment. The decrease in loans resulted from the sale of $12.2 million in one-to four-family residential real estate loans to Freddie Mac, including loans that we held prior to June 30, 2003. The increase in cash and cash equivalents was due to our maintaining the proceeds from securities repayments in liquid assets, which will permit us to invest in higher-yielding securities in the event of an increase in interest rates.

        LIABILITIES. Total liabilities decreased $2.3 million, or 3.3%, to $68.8 million at March 31, 2004 from $71.1 million at June 30, 2003. The decrease in liabilities reflects a $1.5 million decrease in deposits, to $62.3 million at March 31, 2004 from $63.8 million at June 30, 2003, and a $1.0 million decrease in borrowings (consisting solely of Federal Home Loan Bank of Indianapolis advances), to $5.0 million at March 31, 2004 from $6.0 million at June 30, 2003. The decrease in deposits resulted primarily from the maturity of $2.3 million of public funds, of which we retained $1.0 million. The decrease in borrowings reflects the maturity in October 2003 of a Federal Home Loan Bank of Indianapolis advance that carried a high interest rate, which we repaid with the proceeds of the sales and repayments of securities.

        STOCKHOLDERS' EQUITY. Stockholders' equity increased $449,000, or 5.1%, to $9.3 million at March 31, 2004, from $8.9 million at June 30, 2003. The increase in stockholders' equity reflects net income of $628,000, partially offset by dividend payments of $246,000 during the period.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003

        GENERAL. Net income increased $48,000 to $222,000 for the three months ended March 31, 2004, from $174,000 for the three months ended March 31, 2003. The increase resulted from an increase in non-interest income and a decrease in interest expense, which were partially offset by a decrease in interest income. During the three months ended March 31, 2004 and 2003, all significant elements of income or loss arose from our continuing operations.

        INTEREST INCOME. Interest income decreased $108,000, or 9.5%, to $1.0 million for the three months ended March 31, 2004, from $1.1 million for the three months ended March 31, 2003. The decrease in interest income resulted primarily from a $77,000, or 61.6%, decrease in interest income on investment securities, a $21,000 decrease in interest income from mortgage-backed securities and an $11,000 decrease in interest income on loans.

        Interest income from investment securities decreased $77,000, or 61.6%, to $48,000 for the three months ended March 31, 2004 from $125,000 for the three months ended March 31, 2003. The decrease in interest income from investment securities was due to both an $8.6 million decrease in the average balance to $6.1 million for the three months ended March 31, 2004 from $14.7 million for the three months ended March 31, 2003, and a decrease in the average yield to 3.17% from 3.42%. The decrease in interest rates reflects the continued decline in market interest rates and the decrease in the average balance resulted from calls of securities in the current low interest rate environment.

        Interest income on mortgage-backed securities decreased $21,000 to $14,000 for the three months ended March 31, 2004 from $35,000 for the three months ended March 31, 2003. The decrease in interest income from mortgage-backed securities was due to a decrease in the average yield to 2.82% from 3.47%, accompanied by a decrease in the average balance of mortgage-backed securities to $2.0 million for the three months ended March 31, 2004 from $4.0 million for the three months ended March 31, 2003, both due to rapid repayments and sales of mortgage-backed securities.

        Interest income from loans decreased $11,000 to $942,000 for the three months ended March 31, 2004 from $953,000 for the three months ended March 31, 2003. The decrease in interest income from loans reflects a decrease in the average yield to 6.20% from 7.01%, which offset an increase of $6.4 million, or 11.8%, in the average balance of loans to $60.8 million from $55.4 million. The decrease in interest rates reflects the continued decline in market interest rates. The increase in the average balance of loans reflects our retaining non-residential real estate loans in our portfolio. These loans are originated at favorable rates of interest compared to one- to four-family residential real estate loans, and have variable rates of interest that assist us in managing interest rate risk.

        INTEREST EXPENSE. Interest expense decreased by $127,000, or 25.8%, to $366,000 for the three months ended March 31, 2004 from $493,000 for the three months ended March 31, 2003. The decrease in interest expense resulted from decreases in all categories of interest expense, and primarily from a $116,000 decrease in interest expense on deposits.

        Interest expense on deposits decreased $116,000, or 26.9%, to $315,000 for the three months ended March 31, 2004 from $431,000 for the three months ended March 31, 2003. The decrease was due to both a $2.7 million, or 4.1%, decrease in the average balance of deposits and a decrease in the average rate paid on deposits to 2.00% from 2.65%. All deposit categories experienced a decrease in interest rates and a decrease in the average balance, although the average balance of certificates of deposit remained relatively consistent at $35.2 million for each of the three-month periods. The decrease in interest rates reflects the continued decline in market interest rates.

        Interest expense from borrowings (consisting solely of Federal Home Loan Bank of Indianapolis advances) decreased $11,000 to $51,000 for the three months ended March 31, 2004 from $62,000 for the three months ended March 31, 2003. The decrease was due to both a $564,000, or 10.1%, decrease in the average balance of borrowings and a decrease in the average cost of borrowings to 4.11% from 4.50%.

        NET INTEREST INCOME. Because the decrease in our interest expense exceeded the decrease in our interest income, net interest income increased $19,000 to $664,000 for the three months ended March 31, 2004, from $645,000 for the three months ended March 31, 2003. Our interest rate spread increased to 3.39% from 3.17% and our net interest margin increased to 3.58% from 3.38%, while average net interest-earning assets increased to $6.1 million for the three months ended March 31, 2004 from $4.8 million for the three months ended March 31, 2003.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Six Months Ended December 31, 2003 and December 31, 2002--Provision for Loan Losses" for a detailed description of how management evaluates the level of the allowance for loan losses. Management made a provision of $6,000 for the three months ended March 31, 2004 and a provision of $3,000 for the three months ended March 31, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $330,000, or 0.53% of gross loans outstanding at March 31, 2004, as compared with $335,000, or 0.60% of gross loans outstanding at March 31, 2003. The level of the allowance is based on estimates, and ultimate losses may vary from the estimates.

        Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. The provision for the three months ended March 31, 2004, was predicated primarily upon growth in the non-residential real estate loan portfolio.

        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgment regarding the adequacy of our allowance for loan losses at the time of its examination.

        NON-INTEREST INCOME. Non-interest income increased $38,000 to $122,000 for the three months ended March 31, 2004 from $84,000 for the three months ended March 31, 2003. The increase in non-interest income was due primarily to a $43,000 increase in gain on the sale of loans to $51,000 for the three months ended March 31, 2004 from $8,000 for the three months ended March 31, 2003. We sold $4.6 million of loans during three months ended March 31, 2004 compared to $629,000 of such sales during the three months ended March 31, 2003.

        NON-INTEREST EXPENSE. Non-interest expense was $444,000 for each of the three months ended March 31, 2004 and 2003. There were no material changes in any categories of non-interest expense between the periods.

        Following completion of the reorganization and offering, non-interest expense is likely to increase as a result of added expenses associated with our common stock being registered under the Securities Exchange Act of 1934, such as preparing the financial and business reports required to be filed with regulatory agencies. In addition, compensation expense will increase as a result of our employee stock ownership plan, and could increase if we implement a recognition and retention plan and a stock option plan.

        INCOME TAXES. The provision for income taxes increased to $114,000 for the three months ended March 31, 2004 from $108,000 for the three months ended March 31, 2003, reflecting effective tax rates of 33.9% and 38.3%, respectively. The increase in the provision for income taxes reflects an increase in pre-tax income between periods of $54,000. The higher effective tax rate in fiscal 2003 was primarily due to an increase in state income taxes. The income tax provision includes both federal and Indiana state taxes.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED MARCH 31, 2004 AND MARCH 31, 2003

        GENERAL. Net income increased $50,000 to $628,000 for the nine months ended March 31, 2004, from $578,000 for the nine months ended March 31, 2003. The increase resulted from an increase in net interest income, which was offset by a decrease in non-interest income and an increase in the provision for income taxes. During the nine months ended March 31, 2004 and 2003, all significant elements of income or loss arose from our continuing operations.

        INTEREST INCOME. Interest income decreased $433,000, or 12.1%, to $3.1 million for the nine months ended March 31, 2004, from $3.6 million for the nine months ended March 31, 2003. The decrease in interest income resulted primarily from a $162,000 decrease in interest income on investment securities, a $128,000 decrease in interest income on loans, a $92,000 decrease in interest income on mortgage-backed securities and a $51,000 decrease in interest income from interest-earning deposits.

        Interest income from investment securities decreased $162,000, or 50.0%, to $162,000 for the nine months ended March 31, 2004 from $324,000 for the nine months ended March 31, 2003. The decrease in interest income from investment securities was due primarily to a $3.5 million decrease in the average balance to $7.4 million for the nine months ended March 31, 2004 from $10.9 million for the nine months ended March 31, 2003, as well as a decrease in the average yield to 2.94% from 3.96%. The decrease in interest rates reflects the continued decline in market interest rates and the decrease in the average balance resulted in calls of securities in the current low interest rate environment.

        Interest income from loans decreased $128,000 to $2.9 million for the nine months ended March 31, 2004 from $3.0 million for the nine months ended March 31, 2003. The decrease in interest income from loans reflects a decrease in the average yield to 6.24% from 7.11%, which offset an increase of $5.1 million, or 9.1%, in the average balance of loans to $61.6 million from $56.5 million. The decrease in interest rates reflects the continued decline in market interest rates. The increase in the average balance of loans reflects our retaining non-residential real estate loans in our portfolio. These loans are originated at favorable rates of interest compared to one- to four-family residential real estate loans, and have variable rates of interest that assist us in managing interest rate risk.

        Interest income from mortgage-backed securities decreased $92,000 to $22,000 for the nine months ended March 31, 2004 from $114,000 for the nine months ended March 31, 2003. The decrease was due primarily to a $1.9 million, or 45.3%, decrease in the average balance and a 240 basis point decrease in the average yield to 1.30% for the fiscal 2004 period.

        Interest income from interest-earning deposits and other interest-earning assets decreased $51,000 to $68,000 for the nine months ended March 31, 2004 from $119,000 for the nine months ended March 31, 2003. The decrease was due primarily to a $2.5 million, or 39.0%, decrease in the average balance of interest-earning deposits and other interest earning assets, as the yield on these assets remained relatively flat. The decrease in the average balance of these assets reflects management's decision to maintain lower balances of cash and overnight funds, and invest in asset management funds during most of the nine months ended March 31, 2004. We invest in asset management funds in an effort to increase the yield on our interest-earning assets.

        INTEREST EXPENSE. Interest expense decreased $657,000, or 35.4%, to $1.2 million for the nine months ended March 31, 2004 from $1.9 million for the nine months ended March 31, 2003. The decrease in interest expense resulted from a $585,000 decrease in interest expense on deposits and a $72,000 decrease in interest expense on borrowings.

        Interest expense on deposits decreased $585,000, or 36.2%, to $1.0 million for the nine months ended March 31, 2004 from $1.6 million for the nine months ended March 31, 2003. The decrease was due to both a $3.7 million, or 5.6%, decrease in the average balance of deposits and a decrease in the average rate paid on deposits to 2.16% from 3.20%. All deposit categories experienced a decrease in interest rates, although the average balance of certificates of deposit increased $3.1 million, or 9.5%, to $35.3 million for the nine months ended March 31, 2004 from $32.2 million for the nine months ended March 31, 2003. The decrease in interest rates reflects the continued decline in market interest rates. The increase in the average balance of certificates of deposit reflects our depositors seeking higher-yielding deposit products in the current low interest rate environment. The reduction in the average balances of other deposits resulted from the withdrawal of public funds at out request.

        Interest expense from borrowings (consisting solely of Federal Home Loan Bank of Indianapolis advances) decreased $72,000 to $171,000 for the nine months ended March 31, 2004 from $243,000 for the nine months ended March 31, 2003. The decrease was due to both a $439,000, or 7.5%, decrease in the average balance of borrowings and a decrease in the average cost of borrowings to 4.23% from 5.56%.

        NET INTEREST INCOME. Because the decrease in our interest expense exceeded the decrease in our interest income, net interest income increased $224,000, or 13.1%, to $1.9 million for the nine months ended March 31, 2004, from $1.7 million for the nine months ended March 31, 2003. Our interest rate spread increased to 3.24% from 2.71% and our net interest margin increased to 3.44% from 2.93%, while average net interest-earning assets increased to $6.3 million for the nine months ended March 31, 2004 from $4.9 million for the nine months ended March 31, 2003.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Six Months Ended December 31, 2003 and December 31, 2002--Provision for Loan Losses" for a detailed description of how management evaluates the level of the allowance for loan losses. Management made a provision of $18,000 for the nine months ended March 31, 2004 and a provision of $9,000 for the nine months ended March 31, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $330,000, or 0.53% of gross loans outstanding at March 31, 2004, as compared with $335,000, or 0.60% of gross loans outstanding at March 31, 2003. The level of the allowance is based on estimates, and ultimate losses may vary from the estimates.

        Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. The provision for the nine months ended March 31, 2004, was predicated primarily upon growth in the non-residential real estate loan portfolio.

        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift

Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgment regarding the adequacy of our allowance for loan losses at the time of its examination.

        NON-INTEREST INCOME. Non-interest income decreased $141,000, or 26.7%, to $388,000 for the nine months ended March 31, 2004 from $529,000 for the nine months ended March 31, 2003. The decrease in non-interest income was due to an $84,000 decrease in gain on sale of loans to $206,000 for the nine months ended March 31, 2004 from $290,000 for the nine months ended March 31, 2003, and a $91,000 decrease in gain on the sale of securities to a loss of $10,000 for the nine months ended March 31, 2004, compared to a gain of $81,000 for the nine months ended March 31, 2003. We sold $12.2 million of loans during the nine months ended March 31, 2004 compared to $15.7 million of such sales during the nine months ended March 31, 2003. The loss on the sale of securities reflected management's decision to liquidate asset management funds following a rapid decline in the value of these funds in the middle of calendar 2003.

        NON-INTEREST EXPENSE. Non-interest expense was $1.3 million for each of the nine months ended March 31, 2004 and March 31, 2003. There were no material changes in any categories of non-interest expense between the periods.

        Following completion of the reorganization and offering, non-interest expense is likely to increase as a result of added expenses associated with our common stock being registered under the Securities Exchange Act of 1934, such as preparing the financial and business reports required to be filed with regulatory agencies. In addition, compensation expense will increase as a result of our employee stock ownership plan, and could increase if we implement a recognition and retention plan and a stock option plan.

        INCOME TAXES. The provision for income taxes increased to $373,000 for the nine months ended March 31, 2004 from $338,000 for the nine months ended March 31, 2003, reflecting effective tax rates of 37.3% and 36.9%, respectively. The increase in the provision for income taxes reflects an increase in pre-tax income between periods of $85,000. The income tax provision includes both federal and Indiana state taxes.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which can be identified by the use of such words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to:

        o       statements of our goals, intentions and expectations;

        o statements regarding our business plans, prospects, growth and operating strategies;

        o statements regarding the asset quality of our loan and investment portfolios; and

        o       estimates of our risks and future costs and benefits.

        These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

        o general economic conditions, either nationally or in our market areas, that are worse than expected;

        o       competition among depository and other financial institutions;

        o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

        o       adverse changes in the securities markets;

        o changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

        o our ability to enter new markets successfully and capitalize on growth opportunities;

        o       our ability to successfully integrate acquired entities;

        o       changes in consumer spending, borrowing and savings habits;

        o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

        o       changes in our organization, compensation and benefit plans.

        Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see "Risk Factors" beginning on page 14.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

        Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $5.7 million and $7.8 million, or $9.0 million if the offering range is increased by 15%. DSA Financial estimates that it will invest in Dearborn Savings Association between $2.8 million and $3.9 million, or $4.5 million if the offering range is increased by 15%. We intend to retain between $2.3 million and $3.2 million of the net proceeds, or $3.7 million if the offering range is increased by 15%. Between $491,000 and $665,000 (or $764,000 if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock.

        A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:


                                                           BASED UPON THE SALE AT $10.00 PER SHARE OF
                                   -----------------------------------------------------------------------------------------
                                      614,040 SHARES         722,400 SHARES         830,760 SHARES       955,374 SHARES (1)
                                   --------------------   --------------------   --------------------   --------------------
                                               PERCENT                PERCENT                PERCENT                PERCENT
                                                OF NET                 OF NET                 OF NET                 OF NET
                                    AMOUNT     PROCEEDS    AMOUNT     PROCEEDS    AMOUNT     PROCEEDS    AMOUNT     PROCEEDS
                                   --------    --------   --------    --------   --------    --------   --------    --------
                                                                    (DOLLARS IN THOUSANDS)
Offering proceeds..............    $  6,140               $  7,224               $  8,308               $  9,554
Less offering expenses.........         485                    500                    515                    532
   Net offering proceeds.......    $  5,655     100.0%    $  6,724     100.0%    $  7,793     100.0%    $  9,022     100.0%

Distribution of net proceeds:
   To Dearborn Savings
   Association.................    $  2,828      50.0%    $  3,362      50.0%    $  3,897      50.0%    $  4,511      50.0%
   To fund loan to employee
     stock ownership plan......    $    491       8.7%    $    578       8.6%    $    665       8.5%    $    764       8.5%
   Retained by DSA Financial...    $  2,336      41.3%    $  2,784      41.4%    $  3,231      41.5%    $  3,747      41.5%

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.


        Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Dearborn Savings Association's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

DSA FINANCIAL MAY USE THE PROCEEDS IT RETAINS FROM THE OFFERING:

        o to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $491,000 and $665,000, or $764,000 if the offering is increased by 15%);

        o to finance the acquisition of financial institutions, branches or other financial service companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

        o       to pay cash dividends to stockholders;

        o       to repurchase shares of our common stock;

        o       to invest in securities; and

        o       for other general corporate purposes.

        Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

        Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

DEARBORN SAVINGS ASSOCIATION MAY USE THE NET PROCEEDS IT RECEIVES FROM THE
OFFERING:

        o to fund new loans, including single-family mortgage loans, multi-family residential and non-residential real estate and land loans, construction loans and consumer loans;

        o to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, although we do not now have any agreements or understandings regarding any acquisition transaction;

        o to enhance existing products and services and to support new products and services;

        o       to invest in securities; and

        o       for other general corporate purposes.

        Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

                               OUR DIVIDEND POLICY

        We currently pay a quarterly cash dividend of $0.35 per share, which equals $1.40 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the quarterly dividends to equal $0.14, $0.12, $0.11 and $0.09 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 5.6%, 4.8%, 4.4% and 3.6% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their Dearborn Financial common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

        Under the rules of the Office of Thrift Supervision, Dearborn Savings Association will not be permitted to pay dividends on its capital stock to DSA Financial, its sole stockholder, if Dearborn Savings Association's stockholder's equity would be reduced below the amount of the liquidation account. In addition, Dearborn Savings Association will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. See "The Conversion--Liquidation Rights." For information concerning additional federal and state law and regulations regarding the ability of Dearborn Savings Association to make capital distributions, including the payment of dividends to DSA Financial, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

        Unlike Dearborn Savings Association, we are not restricted by Office of Thrift Supervision regulations on the payment of dividends to our stockholders, although the source of dividends will depend on the net proceeds retained by us and earnings thereon, and dividends from Dearborn Savings Association. However, we are subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of our stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.


        We have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, we will not, without prior approval of the Office of Thrift Supervision, take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes.


        See "Selected Consolidated Financial and Other Data of Dearborn Financial and Subsidiary" and "Market for the Common Stock" for information regarding our historical dividend payments.

                           MARKET FOR THE COMMON STOCK


        Dearborn Financial's common stock trades over the counter on the Pink Sheets. At December 31, 2003, we had no market makers. Upon completion of the conversion, the new shares of common stock of DSA Financial, will replace existing shares. We expect the new shares will be traded on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has indicated its intention to register with the National Association of Securities Dealers, Inc. to be able to trade our common stock and to assist us in identifying other firms to do the same. This may include the solicitation of potential buyers and sellers in order to match, buy and sell orders. However, Keefe, Bruyette & Woods, Inc. will not be subject to any obligation with respect to these efforts. We cannot assure you that other firms will register to trade our shares of common stock, or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained.


        The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. Purchasers of our shares of common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

        The following table sets forth cash dividends paid per share for the periods indicated. The last known trade in our common stock occurred on February 9, 2004 at a price of $26.50 per share. As of December 31, 2003, there were 234,579 publicly held shares of Dearborn Financial common stock issued and outstanding (excluding shares held by Dearborn Mutual Holding Company). In connection with the conversion, each existing share of common stock of Dearborn Financial will be converted into a right to receive a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

        FISCAL YEAR ENDING JUNE 30, 2004           DIVIDEND PAID PER SHARE
       ------------------------------------------ -------------------------
        Fourth quarter                                  $
        Third quarter
        Second quarter                                         0.35
        First quarter                                          0.35

        FISCAL YEAR ENDED JUNE 30, 2003            DIVIDEND PAID PER SHARE
       ------------------------------------------ -------------------------
        Fourth quarter                                  $      0.50
        Third quarter                                          0.35
        Second quarter                                         0.35
        First quarter                                          0.35

        FISCAL YEAR ENDED JUNE 30, 2002            DIVIDEND PAID PER SHARE
       ------------------------------------------ -------------------------
        Fourth quarter                                  $      0.35
        Third quarter                                          0.35
        Second quarter                                         0.35
        First quarter                                          0.35


        At May ___, 2004, Dearborn Financial had approximately _______ stockholders of record. On the effective date of the conversion, all publicly held shares of Dearborn Financial common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of DSA Financial common stock determined pursuant to the exchange ratio. See "The Conversion -- Share Exchange Ratio."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

        At December 31, 2003, Dearborn Savings Association exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Dearborn Savings Association at December 31, 2003, and the pro forma regulatory capital of Dearborn Savings Association, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Dearborn Savings Association of between $2.8 million and $4.5 million of the net offering proceeds.

                        DEARBORN SAVINGS
                          ASSOCIATION            PRO FORMA AT DECEMBER 31, 2003, BASED UPON THE SALE IN THE OFFERING OF
                         HISTORICAL AT     ----------------------------------------------------------------------------------
                       DECEMBER 31, 2003      614,040 SHARES       722,400 SHARES       830,760 SHARES     955,374 SHARES (1)
                      -------------------  -------------------  -------------------  -------------------  -------------------
                                 PERCENT              PERCENT              PERCENT              PERCENT              PERCENT
                                OF ASSETS            OF ASSETS            OF ASSETS            OF ASSETS            OF ASSETS
                       AMOUNT      (2)      AMOUNT      (2)      AMOUNT      (2)      AMOUNT      (2)      AMOUNT      (2)
                      --------  ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------
                                                               (DOLLARS IN THOUSANDS)
Equity capital....    $  9,089     11.5%   $ 11,180     13.8%   $ 11,584     14.2%   $ 11,898     14.7%   $ 12,453     15.2%

Tangible capital..    $  9,083     11.5%   $ 11,174     13.8%   $ 11,578     14.3%   $ 11,983     14.7%   $ 12,449     15.1%
Tangible
   requirement....       1,182      1.5       1,214      1.5       1,220      1.5       1,226      1.5       1,233      1.5
                      --------  -------    --------  -------    --------  -------    --------  -------    --------  -------
Excess............    $  7,901     10.0%   $  9,960     12.3%   $ 10,358     12.8%   $ 10,757     13.2%   $ 11,216     13.6%
                      ========  =======    ========  =======    ========  =======    ========  =======    ========  =======

Core (leverage)
   capital........    $  9,083     11.5%   $ 11,174     13.8%   $ 11,578     14.3%   $ 11,983     14.7%   $ 12,449     15.1%
Core (leverage)
   requirement (3)       3,153      4.0       3,236      4.0       3,252      4.0       3,269      4.0       3,287      4.0
                      --------  -------    --------  -------    --------  -------    --------  -------    --------  -------
Excess............    $  5,930      7.5%   $  7,938      9.8%   $  8,326     10.3%   $  8,714     10.7%   $  9,162     11.1%
                      ========  =======    ========  =======    ========  =======    ========  =======    ========  =======

Total risk-based
   capital (4)....    $  9,407     20.0%   $ 11,498     23.7%   $ 11,902     24.4%   $ 12,307     25.1%   $ 12,772     25.9%
Risk-based
   requirement....       3,769      8.0       3,882      8.0       3,904      8.0       3,925      8.0       3,950      8.0
                      --------  -------    --------  -------    --------  -------    --------  -------    --------  -------
Excess............    $  5,638     12.0%   $  7,616     15.7%   $  7,998     16.4%   $  8,382     17.1%   $  8,822     17.9%
                      ========  =======    ========  =======    ========  =======    ========  =======    ========  =======

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of Dearborn Financial at December 31, 2003 and the pro forma consolidated capitalization of DSA Financial after giving effect to the conversion, based upon the assumptions set forth in the "Pro Forma Data" section.


                                             DEARBORN
                                             FINANCIAL                 PRO FORMA, BASED UPON THE SALE IN THE OFFERING OF
                                           HISTORICAL AT    ----------------------------------------------------------------------
                                            DECEMBER 31,                                                              955,374
                                                2003         614,040 SHARES    722,400 SHARES    830,760 SHARES      SHARES (1)
                                           -------------    ----------------  ----------------  ----------------  ----------------
                                                                           (DOLLARS IN THOUSANDS)
Deposits (2)...........................     $    63,359       $     63,359      $     63,359      $     63,359      $     63,359
Borrowed funds.........................           5,000              5,000             5,000             5,000             5,000
   Total deposits and borrowed funds...     $    68,359       $     68,359      $     68,359      $     68,359      $     68,359
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value,
   1,000,000 shares authorized
   (post-conversion) (3)...............              --                 --                --                --                --
  Common stock $0.01 par value,
   5,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (3) (4).........              49                 12                14                16                19
  Additional paid-in capital (3).......           2,224              7,916             8,983            10,050            11,276
  Retained earnings (5)................           7,118              7,236             7,236             7,236             7,236
  Accumulated other comprehensive
   income..............................             (18)               (18)              (18)              (18)              (18)
LESS:
  Common stock held by existing
   recognition and retention plan......            (282)              (282)             (282)             (282)             (282)
  Common stock to be acquired by
   the employee stock ownership
   plan (6)............................              --               (491)             (578)             (665)             (764)
  Common stock to be acquired by
   the recognition and retention
   plan (7)............................              --               (246)             (289)             (332)             (382)
  Total stockholders' equity...........    $      9,091       $     14,127      $     15,066      $     16,005      $     17,085
  Total stockholders' equity as a
   percentage of total assets..........           11.53%             16.72%            17.61%            18.48%            19.45%

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3) Dearborn Financial, a federal corporation, currently has 2,000,000 authorized shares of preferred stock and 8,000,000 authorized shares of common stock, par value $0.10 per share. Pro forma DSA Financial common stock and additional paid-in capital have been revised to reflect the number of shares of DSA Financial common stock to be outstanding, which is 1,190,000 shares, 1,400,000 shares, 1,610,000 shares and 1,851,500 shares at the minimum, midpoint, maximum and adjustment maximum of the offering range, respectively.

(4) No effect has been given to the issuance of additional shares of DSA Financial common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of DSA Financial common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of DSA Financial."
(5) The retained earnings of Dearborn Savings Association will be substantially restricted after the conversion. See "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation." Pro forma retained earnings reflects consolidation of $118,000 of assets from Dearborn Mutual Holding Company.
(6) Assumes that 8.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from DSA Financial. The loan will be repaid principally from Dearborn Savings Association's contributions to the employee stock ownership plan. Since DSA Financial will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on DSA Financial's consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(7) Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As DSA Financial accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the stock recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of DSA Financial, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 1,214,562, 1,428,896, 1,643,230 and 1,889,715, respectively, total stockholders' equity would be $14.4 million, $15.4 million, $16.3 million and $17.5 million, respectively, and total stockholders' ownership in DSA Financial would be diluted by approximately 2.0% at the maximum of the offering range.

                                 PRO FORMA DATA

        The following tables summarize historical data of Dearborn Financial and pro forma data at or for the six months ended December 31, 2003 and the year ended June 30, 2003. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of Dearborn Savings Association, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion--Liquidation Rights."

        The net proceeds in the tables are based upon the following assumptions:


        (i) all shares of common stock will be sold in the subscription and community offerings;

        (ii) 62,400 shares of common stock will be purchased by our executive officers and directors, and their associates;

        (iii) our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from DSA Financial. The loan will be repaid in substantially equal payments of principal and interest over a period of ten years;

        (iv) Keefe, Bruyette & Woods will receive a fee equal to 1.5% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees, and their immediate families; and

        (v) total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, will be between $485,000 at the minimum of the offering range and $532,000 at the maximum of the offering range, as adjusted.


        We calculated pro forma consolidated net earnings for the six months ended December 31, 2003 and the year ended June 30, 2003 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.25% (0.78% on an after-tax basis), which represents the yield on the one-year U.S. Treasury Bill as of December 31, 2003 (which we consider to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that DSA Financial will retain between $2.3 million and $3.2 million of the estimated net proceeds in the offering, or $3.7 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $5.7 million and $7.8 million, or $9.0 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

        The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders' equity is not intended to represent the fair market value of the shares of common stock.


                                                               AT OR FOR THE SIX MONTHS ENDED DECEMBER 31, 2003
                                                      -------------------------------------------------------------------
                                                                  BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                          614,040          722,400           830,760          955,374
                                                          SHARES            SHARES           SHARES         SHARES (1)
                                                      ---------------  ----------------  ---------------  ---------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds....................................   $      6,140     $      7,224      $      8,308     $      9,554
 Expenses..........................................           (485)            (500)             (515)            (532)
                                                      ------------     ------------      ------------     ------------
    Estimated net proceeds.........................          5,655            6,724             7,793            9,022
 Common stock acquired by employee stock
   ownership plan (2)..............................           (491)            (578)             (665)            (764)
 Common stock acquired by recognition and
   retention plan (3)..............................           (246)            (289)             (332)            (382)
 Assets received from the MHC......................            118              118               118              118
                                                      ------------     ------------      ------------     ------------
    Estimated net proceeds, as adjusted............   $      5,036     $      5,975      $      6,914     $      7,994
                                                      ============     ============      ============     ============

 For the Six Months Ended December 31, 2003
 Consolidated net earnings:
    Historical.....................................   $        406     $        406      $        406     $        406
 Pro forma adjustments:
    Income on adjusted net proceeds................             20               23                27               31
    Employee stock ownership plan (2)..............            (15)             (18)              (21)             (24)
    Recognition and retention plan (3).............            (15)             (18)              (21)             (24)
                                                      ------------     ------------      ------------     ------------
      Pro forma net earnings.......................   $        396     $        393      $        391     $        389
                                                      ============     ============      ============     ============

 Earnings per share (4):
    Historical.....................................   $       0.35     $       0.29      $       0.25     $       0.22
 Pro forma adjustments:
    Income on adjusted net proceeds................           0.02             0.02              0.02             0.02
    Employee stock ownership plan (2)..............          (0.01)           (0.01)            (0.01)           (0.01)
    Recognition and retention plan (3).............          (0.01)           (0.01)            (0.01)           (0.01)
                                                      ------------     ------------      ------------     ------------
      Pro forma earnings per share (4) (5).........   $       0.35     $       0.29      $       0.25     $       0.22
                                                      ============     ============      ============     ============

 Offering price to pro forma net earnings per share          14.29x           17.24x            20.00x           21.74x
 Number of shares used in earnings per share
 calculations......................................      1,143,333        1,345,098         1,546,862        1,778,892

 At December 31, 2003
 Stockholders' equity:
    Historical.....................................   $      9,091     $      9,091      $      9,091     $      9,091
    Assets received from the MHC...................            118              118               118              118
    Estimated net proceeds.........................          5,655            6,724             7,793            9,022
    Common stock acquired by employee stock
     ownership plan (2)............................           (491)            (578)             (665)            (764)
    Common stock acquired by recognition and
     retention plan (3)............................           (246)            (289)             (332)            (382)
                                                      ------------     ------------      ------------     ------------
        Pro forma stockholders' equity (6).........   $     14,127     $     15,066      $     16,005     $     17,085
                                                      ============     ============      ============     ============

 Stockholders' equity per share (7):
    Historical.....................................   $       7.64     $       6.49      $       5.65     $       4.91
    MHC capital consolidation......................           0.10             0.09              0.07             0.06
    Estimated net proceeds.........................           4.75             4.80              4.84             4.87
    Common stock acquired by employee stock
     ownership plan (2)............................          (0.41)           (0.41)            (0.41)           (0.41)
    Common stock acquired by recognition and
     retention plan (3)............................          (0.21)           (0.21)            (0.21)           (0.21)
                                                      ------------     ------------      ------------     ------------
        Pro forma stockholders' equity per share
        (6) (7)....................................   $      11.87     $      10.76      $       9.94     $       9.22
                                                      ============     ============      ============     ============
 Offering price as percentage of pro forma
    stockholders' equity per share..........                 84.25%           92.94%           100.60%          108.46%
 Number of shares used in book value per share
 calculations......................................      1,190,000        1,400,000         1,610,000        1,851,500


                                                                                    (footnotes begin on following page)

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(2) Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from DSA Financial. Dearborn Savings Association intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments due on the debt. Dearborn Savings Association's total annual payments on the employee stock ownership plan debt are based upon ten equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Dearborn Savings Association, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 2,456, 2,890, 3,323 and 3,821 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3) If approved by DSA Financial's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from DSA Financial or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by DSA Financial. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share,
        (ii) 10% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the six months ended December 31, 2003 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 38.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.0% at the maximum of the offering range.

(4) Per share figures include publicly held shares of Dearborn Financial common stock that will be exchanged for new shares of DSA Financial common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by DSA Financial following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (or a greater number of shares if the stock option plan is implemented more than one year after the completion of the conversion) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.9% at the maximum of the offering range.

(6) The retained earnings of Dearborn Savings Association will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(7) Per share figures include publicly held shares of Dearborn Financial common stock that will be exchanged for new shares of DSA Financial common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.455, 2.889, 3.322 and 3.820, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.


                                                                     AT OR FOR THE YEAR ENDED JUNE 30, 2003
                                                      -------------------------------------------------------------------
                                                                   BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                          614,040          722,400          830,760          955,374
                                                          SHARES           SHARES           SHARES          SHARES (1)
                                                      ---------------  ----------------  ---------------  ---------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 Gross proceeds...................................... $      6,140     $      7,224      $      8,308     $      9,554
 Expenses............................................         (485)            (500)             (515)            (532)
                                                      ------------     ------------      ------------     ------------
    Estimated net proceeds...........................        5,655            6,724             7,793            9,022
 Common stock acquired by employee stock
   ownership plan (2)................................         (491)            (578)             (665)            (764)
 Common stock acquired by recognition and retention
 plan (3)............................................         (246)            (289)             (332)            (382)
 Assets received from the MHC........................          118              118               118              118
                                                      ------------     ------------      ------------     ------------
    Estimated net proceeds, as adjusted.............. $      5,036     $      5,975      $      6,914     $      7,994
                                                      ============     ============      ============     ============

 FOR THE YEAR ENDED JUNE 30, 2003
 Consolidated net earnings:
    Historical....................................... $        804     $        804      $        804     $        804
 Pro forma adjustments:
    Income on adjusted net proceeds..................           39               47                54               62
    Employee stock ownership plan (2)................          (30)             (36)              (41)             (47)
    Recognition and retention plan (3)...............          (30)             (36)              (41)             (47)
                                                      ------------     ------------      ------------     ------------
      Pro forma net earnings......................... $        783     $        779      $        776     $        772
                                                      ============     ============      ============     ============

 Earnings per share (4):
    Historical....................................... $       0.70     $       0.60      $       0.52     $       0.45
 Pro forma adjustments:
    Income on adjusted net proceeds..................         0.04             0.04              0.04             0.04
    Employee stock ownership plan (2)................        (0.03)           (0.03)            (0.03)           (0.03)
    Recognition and retention plan (3)...............        (0.03)           (0.03)            (0.03)           (0.03)
                                                      ------------     ------------      ------------     ------------
      Pro forma earnings per share (4) (5)........... $       0.68     $       0.58      $       0.50     $       0.43
                                                      ============     ============      ============     ============

 Offering price to net earnings per share............        14.71x           17.24x            20.00x           23.26x
 Number of shares used in earnings per share
 calculations........................................    1,145,789        1,347,987         1,550,185        1,782,713

 AT JUNE 30, 2003
 Stockholders' equity:
    Historical....................................... $      8,875     $      8,875      $      8,875     $      8,875
    MHC capital consolidation........................          118              118               118              118
    Estimated net proceeds...........................        5,655            6,724             7,793            9,022
    Common stock acquired by employee stock
     ownership
     plan (2)........................................         (491)            (578)             (665)            (764)
    Common stock acquired by recognition and
     retention
     plan (3)........................................         (246)            (289)             (332)            (382)
                                                      ------------     ------------      ------------     ------------
        Pro forma stockholders' equity (6)........... $     13,911     $     14,850      $     15,789     $     16,869
                                                      ============     ============      ============     ============
 Stockholders' equity per share (7):
    Historical....................................... $       7.46     $       6.34      $       5.51     $       4.80
    MHC capital consolidation........................         0.10             0.09              0.07             0.06
    Estimated net proceeds...........................         4.75             4.80              4.84             4.87
    Common stock acquired by employee stock
     ownership
     plan (2)........................................        (0.41)           (0.41)            (0.41)           (0.41)
    Common stock acquired by recognition and
     retention
     plan (3)........................................        (0.21)           (0.21)            (0.21)           (0.21)
                                                      ------------     ------------      ------------     ------------
        Pro forma stockholders' equity per share (6)
        (7).......................................... $      11.69     $      10.61      $       9.80     $       9.11
                                                      ============     ============      ============     ============

 Offering price as percentage of pro forma
    stockholders' equity per share............               85.54%           94.25%           102.04%          109.77%
 Number of shares used in book value per share
 calculations........................................    1,190,000        1,400,000         1,610,000        1,851,500


                                                                                    (footnotes begin on following page)

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.
(2) Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from DSA Financial. Dearborn Savings Association intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Dearborn Savings Association's total annual payments on the employee stock ownership plan debt are based upon ten equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Dearborn Savings Association, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 4,912, 5,779, 6,646 and 7,643 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3) If approved by DSA Financial's stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from DSA Financial or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by DSA Financial. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share,
        (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended June 30, 2003, and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 38.0%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.0% at the maximum of the offering range.

(4) Per share figures include publicly held shares of Dearborn Financial common stock that will be exchanged for new shares of DSA Financial common stock in the conversion. See "The Conversion -- Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See notes 3 and 4. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by DSA Financial following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (or a greater number of shares if the stock option plan is implemented more than one year after the completion of the conversion) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.9% at the maximum of the offering range.

(6) The retained earnings of Dearborn Savings Association will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion--Liquidation Rights" and "Supervision and Regulation--Federal Banking Regulation--Capital Distributions."
(7) Per share figures include publicly held shares of Dearborn Financial common stock that will be exchanged for new shares of DSA Financial common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.455, 2.889, 3.322 and 3.820, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at December 31, 2003, June 30, 2003 and June 30, 2002, and our consolidated results of operations for the six months ended December 31, 2003 and 2002, and for the years ended June 30, 2003 and 2002. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this review. The financial condition and results of operations reported at December 31, 2003 and for the six-month period ended December 31, 2003 are not necessarily indicative of the financial condition and results of operations that may be expected for the fiscal year ending June 30, 2004.


OVERVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Our results of operations depend primarily on our net interest income, which is the difference between the interest income we receive on our earning assets, such as loans and securities, and the interest expense we pay on our deposits and borrowings. Results of operations are also affected by non-interest income and non-interest expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking fees and service charges and gains (losses) on sales of loans and securities available for sale. Our non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense and data processing expenses.

        In recent years, we have experienced slower loan and asset growth compared to some of our peers. Since October 2003, as a result of the current low interest rate environment, we have sold substantially all of the one- to four-family residential real estate loans we have originated. In addition, we reduced our liquid assets to fund the withdrawal of public funds at our request, as discussed below in "--Comparison of Financial Condition at June 30, 2003 and June 30, 2002."

        As the holding company of a federally chartered savings and loan association, our results of operations are significantly affected by general economic and competitive conditions, and particularly changes in market interest rates, government policies and actions of regulatory authorities. Numerous factors that are beyond our control can cause market interest rates to increase or decline. In addition, we are unable to predict future changes in government policies and actions of regulatory authorities that could have a material impact on our financial performance. As a result, we believe that changes in market interest rates, government policies and actions of regulatory authorities represent the primary uncertainties in predicting our future performance.

EXPECTED INCREASE IN NON-INTEREST EXPENSE AS A RESULT OF THE CONVERSION


        Following the completion of the conversion, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan and the adoption of the recognition and retention plan, if approved by our stockholders.

        Assuming that 955,374 shares are sold in the offering:

        (i) the employee stock ownership plan will acquire 76,429 shares of common stock with a $764,000 loan that is expected to be repaid over ten years, resulting in an annual expense

                (pre-tax) of approximately $76,429 (assuming that the shares of common stock maintain a value of $10.00 per share); and

        (ii) the recognition and retention plan would award a number of shares equal to 4% of the shares sold in the offering, or 38,214 shares, to eligible participants, and such awards would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $76,428.


The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.


CRITICAL ACCOUNTING POLICIES

        Our accounting and reporting policies are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. We consider accounting policies that require significant judgment and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The accounting policy considered critical to our financial results is the allowance for loan losses.

        The allowance for loan losses is the estimated amount that we consider to be necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of our financial statements. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Dearborn Savings Association.

        Management performs a quarterly evaluation of the allowance for loan losses. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the type and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that may be susceptible to significant change.

        The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established, which could have a material negative effect on our financial results.

MANAGEMENT STRATEGY

        OPERATING AS A COMMUNITY SAVINGS BANK. We are committed to meeting the financial needs of the communities in which we operate. We provide a broad range of individual consumer and business financial services on a personalized basis. We believe that we can be more effective in servicing our customers than many of our non-local competitors because our employees and senior management are able to respond promptly to customer needs and inquiries. Our ability to provide these services is enhanced by the experience of our senior management, which has an average of 30 years experience in the financial services industry.

        MAINTAINING HIGH ASSET QUALITY AND CAPITAL STRENGTH. We are committed to conservative loan underwriting standards and procedures, and we primarily originate loans secured by real estate. See "Business of Dearborn Financial and Dearborn Savings Association--Lending Activities." As a result, we have consistently experienced low levels of late payments and losses on loans. As of December 31, 2003, our ratio of non-performing assets to total assets was 0.77%. In addition, we maintain our financial strength by maintaining high capital levels. At December 31, 2003, our ratio of equity to assets was 11.53%. We expect that this ratio will increase following the conversion.

        REDUCING OUR INTEREST RATE RISK EXPOSURE BY SELLING FIXED-RATE RESIDENTIAL REAL ESTATE LOANS. Historically most borrowers have preferred long-term, fixed-rate residential real estate loans when market interest rates are at relatively low levels. These loans expose us to interest rate risk because our liabilities, consisting primarily of deposits, have relatively short maturities. In order to better match the maturities of our loan portfolio to the maturities of our deposits in the current low interest rate environment, we have sold substantially all of the fixed-rate, one- to four-family residential real estate loans that we have originated since October 2003, and we intend to continue this practice in the future.

        INCREASING OUR FOCUS ON NON-RESIDENTIAL REAL ESTATE AND LAND LOANS. Loans secured by non-residential real estate and land totaled $17.3 million, or 27.1% of our total loan portfolio, at December 31, 2003. We intend to continue to originate these types of loans in the future and retain them in our portfolio. Non-residential real estate loans generally are originated with higher interest rates compared to one- to four-family residential real estate loans. In addition, most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk.


MANAGEMENT OF INTEREST RATE RISK


        QUALITATIVE ANALYSIS. Management believes that our most significant form of market risk is interest rate risk. The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy, and then manage that risk in a manner that is consistent with our policy to reduce the exposure of our net interest income to changes in market interest rates. Dearborn Savings Association's asset/liability management committee ("ALCO"), which consists of senior management and members of the Board of Directors, evaluates the interest rate risk inherent in our assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit-taking strategies accordingly. The Board of Directors reviews the ALCO's activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios as well as the intrinsic value of our deposits and borrowings.

        We actively evaluate interest rate risk in connection with our lending, investing, and deposit-taking activities. Generally, our loans, which represent the significant majority of our assets, have longer-terms to maturity than our deposits, which represent the significant majority of our liabilities. As of

December 31, 2003, $62.2 million, or 95.7% of our loan portfolio as of that date, consisted of loans that matured or repriced during the year ended December 31, 2005 and beyond. In contrast, as of December 31, 2003, $56.5 million, or 89.2% of our deposits as of that date, consisted of deposits that matured or repriced in less than one year.

        In an effort to better manage interest-rate risk, we have increased our focus on the origination and retention in our portfolio of adjustable-rate residential mortgage loans. In addition, we intend to increase our originations and retention in our portfolio of non-residential real estate and land loans. Most of these loans are originated with adjustable interest rates, which assists us in managing interest rate risk. Depending on market interest rates and our capital and liquidity position, we may retain all of the fixed-rate, fixed-term residential mortgage loans that we originate or we may sell all or a portion of such loans with longer-terms, generally on a servicing-retained basis. Since October 2003, as a result of the current interest rate environment, we have sold substantially all of the one- to four-family residential real estate loans we have originated. We primarily invest in short- and medium-term securities, which generally have lower yields compared to longer-term investments. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term securities, as well as originating loans with adjustable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. We have also maintained high levels of liquid assets, such as cash and cash equivalents, which will permit us to invest in higher-yielding securities in the event of an increase in interest rates. These strategies may adversely affect net interest income due to lower initial yields on these investments in comparison to longer-term, fixed-rate loans and investments.

        QUANTITATIVE ANALYSIS. Management evaluates interest rate sensitivity using a model that estimates the change in Dearborn Savings Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. In calculating changes in NPV, we assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

        The table below sets forth, as of December 31, 2003, the estimated changes in our NPV that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.


                                                                                  NPV AS A PERCENTAGE OF
                                                                               PRESENT VALUE OF ASSETS (3)
                                             ESTIMATED INCREASE (DECREASE)     ---------------------------
         CHANGE IN INTEREST                              IN NPV                                INCREASE
            RATES (BASIS       ESTIMATED     -----------------------------      NPV RATIO     (DECREASE)
             POINTS) (1)        NPV (2)         AMOUNT          PERCENT            (4)      (BASIS POINTS)
        --------------------  -----------    ------------    -------------     -----------  --------------
                                (DOLLARS IN THOUSANDS)
               +300           $     8,359    $    (3,493)        (29)%            10.77%        (366)
               +200                 9,612         (2,240)        (19)             12.14         (231)
               +100                10,809         (1,043)         (9)             13.39         (104)
                  0                11,852             --                          14.43
               -100                12,387            535           5              14.92           49

        ---------------------------
        (1) Assumes an instantaneous uniform change in interest rates at all maturities.
        (2) NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
        (3) Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
        (4)     NPV Ratio represents NPV divided by the present value of assets.

        The table set forth above indicates that at December 31, 2003, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 5% increase in NPV and a 49 basis point increase in NPV ratio. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 19% decrease in NPV and a 231 basis point decrease in NPV ratio.

        Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions management may undertake in response to changes in interest rates. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME


        Net interest income is the difference between our interest income on interest-earning assets and our interest expense on interest-bearing liabilities. Our net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

        The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                                          SIX MONTHS ENDED DECEMBER 31,
                                                ----------------------------------------------------------------------------------
                                       AT                        2003                                      2002
                                    DECEMBER    ----------------------------------------  ----------------------------------------
                                    31, 2003      AVERAGE                                   AVERAGE
                                  ------------  OUTSTANDING                               OUTSTANDING
                                   YIELD/RATE     BALANCE      INTEREST    YIELD/RATE(1)     BALANCE     INTEREST    YIELD/RATE(1)
                                  ------------  -----------   ----------   -------------  -----------   ----------   -------------
                                                                     (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans............................     6.19%      $  62,052    $   1,943         6.26%      $  57,589    $   2,060         7.15%
Investment securities............     3.09           8,004          114         2.85          11,745          252         4.29
Mortgage-backed securities.......     3.24           2,360            8         0.68           1,405           26         3.70
Interest-earning deposits and
   other.........................     2.26           3,223           42         2.61           8,117           94         2.32
   Total interest-earning
   assets........................     5.62          75,639        2,107         5.57          78,856        2,432         6.17
Non-interest-earning assets......                    3,694                                     3,887
   Total assets..................                $  79,333                                 $  82,743

INTEREST-BEARING LIABILITIES:
Savings deposits.................     1.41       $  19,035          136         1.43       $  23,447          320         2.73
Money market/NOW deposits........     0.87           9,239           42         0.91          13,685          242         3.54
Certificates of deposit..........     2.87          35,371          537         3.04          30,764          622         4.04
   Total deposits................     2.15          63,645          715         2.25          67,896        1,184         3.49
FHLB advances....................     4.05           5,576          120         4.30           5,953          181         6.08
   Total interest-bearing
   liabilities...................     2.29          69,221          835         2.41          73,849        1,365         3.70
Non-interest-bearing
liabilities......................                    1,077                                       417
   Total liabilities.............                   70,298                                    74,266
Stockholders' equity.............                    9,035                                     8,477
   Total liabilities and
     stockholders' equity........                $  79,333                                 $  82,743

Net interest income..............                             $   1,272                                 $   1,067
Net interest rate spread (2).....     3.33%                                     3.16%                                     2.47%
Net interest-earning assets (3)                  $   6,418                                 $   5,007
Net interest margin (4)..........                                               3.36%                                     2.71%
Average interest-earning
   assets to interest-bearing
   liabilities...................                                             109.27%                                   106.78%


                                                                                                  (footnotes on following page)


                                                                  YEARS ENDED JUNE 30,
                                   ----------------------------------------------------------------------------------
                                                    2003                                      2002
                                   ----------------------------------------  ----------------------------------------
                                     AVERAGE                                   AVERAGE
                                   OUTSTANDING                               OUTSTANDING
                                     BALANCE      INTEREST      YIELD/RATE     BALANCE      INTEREST      YIELD/RATE
                                   -----------   ----------    ------------  -----------   ----------    ------------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans.........................      $  56,797    $    3,985        7.02%      $  62,377    $    4,842        7.76%
Investment securities.........         12,634           530        4.20           9,188           466        5.07
Mortgage-backed securities....          2,572            36        1.40           4,154           254        6.11
Interest-earning deposits and
other.........................          5,474           125        2.28           6,861           206        3.00
   Total interest-earning
   assets.....................         77,477         4,676        6.04          82,580         5,768        6.98
Non-interest-earning assets...          4,017                                     3,654
   Total assets...............      $  81,494                                 $  86,234

INTEREST-BEARING LIABILITIES:
Savings deposits..............      $  21,761           484        2.22       $  18,897           610        3.23
Money market/NOW deposits.....         11,623           290        2.50          12,287           481        3.91
Certificates of deposit.......         33,084         1,233        3.73          37,120         1,888        5.09
   Total deposits.............         66,468         2,007        3.02          68,304         2,979        4.36
FHLB advances.................          5,888           310        5.26           9,265           586        6.32
   Total interest-bearing
     liabilities..............         72,356         2,317        3.20          77,569         3,565        4.60
Non-interest-bearing
liabilities...................            552                                       634
   Total liabilities..........         72,908                                    78,203
Stockholders' equity..........          8,586                                     8,031
   Total liabilities and
     stockholders' equity.....      $  81,494                                 $  86,234

Net interest income...........                   $    2,359                                $    2,203
Net interest rate spread (2)..                                     2.84%                                     2.38%
Net interest-earning assets (3)     $   5,121                                 $   5,011
Net interest margin (4).......                                     3.04%                                     2.67%
Average of interest-earning
   assets to interest-bearing
   liabilities................                                   107.08%                                   106.46%

------------------------------------
(1) Yields and rates for the six months ended December 31, 2003 and 2002 are annualized.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                      SIX MONTHS ENDED DECEMBER 31,          YEARS ENDED JUNE 30,
                                              2003 VS. 2002                      2003 VS. 2002
                                    ---------------------------------  ---------------------------------
                                     INCREASE (DECREASE)                INCREASE (DECREASE)
                                            DUE TO          TOTAL              DUE TO          TOTAL
                                    --------------------   INCREASE    --------------------   INCREASE
                                      VOLUME      RATE    (DECREASE)     VOLUME      RATE    (DECREASE)
                                    ----------  --------  ----------   ----------  --------  ----------
                                                               (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans...........................  $   153     $ (270)   $  (117)     $  (413)    $ (444)   $  (857)
   Securities available for sale...      (67)       (71)      (138)         155        (91)        64
   Securities held to maturity.....       11        (29)       (18)         (72)      (146)      (218)

   Interest-earning deposits and
     other.........................      (63)        11        (52)         (37)       (44)       (81)



     Total interest-earning assets.       34       (359)      (325)        (367)      (725)    (1,092)

INTEREST-BEARING LIABILITIES:
   Passbook Accounts...............      (52)      (132)      (184)          83       (209)      (126)
   Money market/NOW Account........      (61)      (139)      (200)         (25)      (166)      (191)
   Certificates of deposit.........       84       (169)       (85)        (189)      (466)      (655)
     Total deposits................      (29)      (440)      (469)        (131)      (841)      (972)

   FHLB Advances...................      (11)       (50)       (61)        (189)       (87)      (276)

     Total interest-bearing
       liabilities.................      (40)      (490)      (530)        (320)      (928)    (1,248)

Change in net interest income......  $    74     $  131    $   205      $   (47)    $  203    $   156

Comparison of Financial Condition at December 31, 2003 and June 30, 2003


        ASSETS. Total assets decreased $1.2 million, or 1.5%, to $78.8 million at December 31, 2003, from $80.0 million at June 30, 2003. The decrease in assets reflects a $1.5 million, or 30.5%, decrease in investment securities available for sale to $3.5 million at December 31, 2003 from $5.0 million at June 30, 2003, and a $1.1 million decrease in mortgage-backed securities available for sale to $2.1 million at December 31, 2003 from $3.2 million at June 30, 2003. Principal repayments of $2.1 million were partially offset by a security purchase of $1.0 million. Principal repayments on mortgage-backed securities during the six months ended December 31, 2003, which exceeded principal repayments on these types of securities for each of the fiscal years ended June 30, 2003 and 2002, resulted from the repayment of high interest-rate securities in the current low interest rate environment.

        These decreases were partially offset by an $894,000, or 1.5%, increase in loans, net (which includes loans held for sale) to $61.8 million at December 31, 2003 from $60.9 million at June 30, 2003, and a $397,000, or 10.7%, increase in cash and cash equivalents. The increase in loans was due to an increase in nonresidential real estate and land loans of $2.6 million, or 17.5%, to $17.3 million at December 31, 2003 from $14.7 million at June 30, 2003, and an increase in construction loans of $997,000, or 23.0%, to $5.3 million at December 31, 2003 from $4.3 million at June 30, 2003. Although we do not focus our lending efforts on construction lending, because construction loans tend to carry higher balances than residential real estate loans, our portfolio of construction loans can increase significantly by our originating a small number of loans. Our growth in non-residential real estate and land loans was consistent with our growth in this type of loan during the prior fiscal year. We do not sell nonresidential real estate loans or construction loans, as these loans are originated at favorable interest rates compared to one- to four-family residential real estate loans, and have adjustable interest rates that assist us in managing interest rate risk. These increases were partially offset by a $506,000, or 1.4%, decrease in one-to four-family residential real estate loans to $36.4 million at December 31, 2003 from $36.9 million at June 30, 2003. The decrease in one- to four-family residential real estate loans reflects management's decision to sell low interest rate, fixed-rate loans to Freddie Mac to better manage our interest rate risk. Management intends to continue this practice in the future if interest rates remain relatively low.

        LIABILITIES. Total liabilities decreased $1.4 million, or 2.0%, to $69.7 million at December 31, 2003 from $71.1 million at June 30, 2003. The decrease in liabilities reflects a $1.0 million decrease in borrowings (consisting solely of Federal Home Loan Bank of Indianapolis advances), to $5.0 million at December 31, 2003 from $6.0 million at June 30, 2003, and a $447,000 decrease in deposits, to $63.4 million at December 31, 2003 from $63.8 million at June 30, 2003. The decrease in borrowings reflects the maturity in October 2003 of a Federal Home Loan Bank of Indianapolis advance that carried a high interest rate, which we repaid with the proceeds of the sales and repayments of securities. The decrease in deposits resulted from a $982,000, or 20.1%, decrease in NOW deposits to $3.9 million at December 31, 2003 from $4.9 million at June 30, 2003.


        STOCKHOLDERS' EQUITY. Stockholders' equity increased $216,000, or 2.4%, to $9.1 million at December 31, 2003, from $8.9 million at June 30, 2003. The increase in stockholders' equity reflects net income of $406,000, partially offset by dividend payments of $164,000 during the period.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2003 AND JUNE 30, 2002


        ASSETS. Total assets decreased $6.7 million, or 7.7%, to $80.0 million at June 30, 2003, from $86.7 million at June 30, 2002. The decrease in assets reflects a $4.7 million, or 55.6%, decrease in cash and cash equivalents to $3.7 million at June 30, 2003 from $8.4 million at June 30, 2002, and a $3.3 million, or 51.3%, decrease in mortgage-backed securities available for sale to $3.2 million at June 30, 2003 from $6.5 million at June 30, 2002. The decrease in mortgage-backed securities resulted primarily from the sale of $2.6 million of fixed-rate mortgage-backed securities. We used excess cash to repay Federal Home Loan Bank of Indianapolis advances as they matured during the fiscal year, and we used excess cash and the proceeds of the sale of securities to fund the withdrawal of public funds, described below in "--Liabilities."

        These decreases were partially offset by a $584,000, or 1.0%, increase in loans, net, to $60.9 million at June 30, 2003 from $60.3 million at June 30, 2002. A $2.8 million, or 23.9%, increase in nonresidential real estate and land loans to $14.7 million at June 30, 2003 from $11.9 million at June 30, 2002, was partially offset by a $1.2 million, or 29.4%, decrease in multi-family residential real estate loans, to $2.8 million at June 30, 2003 from $3.9 million at June 30, 2002 that resulted from the repayment of two multi-family residential real estate loans. We do not sell nonresidential real estate loans, as these loans are originated at favorable interest rates compared to one- to four-family residential real estate loans, and have adjustable interest rates that assist us in managing interest rate risk.

        LIABILITIES. Total liabilities decreased $7.1 million, or 9.1%, to $71.1 million at June 30, 2003 compared to June 30, 2002. The decrease in liabilities was due to a $4.1 million, or 6.0% decrease in deposits to $63.8 million at June 30, 2003 from $67.9 million at June 30, 2002, and a $3.0 million decrease in borrowings to $6.0 million at June 30, 2003 from $9.0 million at June 30, 2002. A $5.0 million, or 52.8%, decrease in money market accounts to $4.5 million at June 30, 2003, and a $4.1 million, or 17.8%, decrease in passbook savings accounts to $19.0 million at June 30, 2003 were partially offset by a $4.8 million, or 15.6%, increase in certificates of deposit to $35.5 million at June 30, 2003. The decrease in money market accounts reflects withdrawals of $6.1 million of public funds at our request, of which $5.7 million were held in money market accounts, to reduce our concentration of deposits from a small number of public entities. Management does not anticipate requesting similar withdrawals in the future. The decrease in passbook savings accounts and increase in certificates of deposit reflect the current low interest rate environment, as our depositors sought higher-yielding deposit products.


        STOCKHOLDERS' EQUITY. Stockholders' equity increased $417,000, or 4.9%, to $8.9 million at June 30, 2003, from $8.5 million at June 30, 2002. The increase in stockholders' equity reflected net income of $804,000 during the year ended June 30, 2003, partially offset by dividend payments of $352,000 during the fiscal year and an $80,000 decrease in the unrealized gains on securities available-for-sale.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002


        GENERAL. Net income increased $2,000 to $406,000 for the six months ended December 31, 2003, from $404,000 for the six months ended December 31, 2002. The increase resulted from an increase in net interest income, which was offset by a decrease in non-interest income and an increase in the provision for income taxes. During the six months ended December 31, 2003 and 2002, all significant elements of income or loss arose from our continuing operations.

        INTEREST INCOME. Interest income decreased $325,000, or 13.4%, to $2.1 million for the six months ended December 31, 2003, from $2.4 million for the six months ended December 31, 2002. The decrease in interest income resulted primarily from a $138,000 decrease in interest income from investment securities, a $117,000 decrease in interest income from loans and a $52,000 decrease in interest income from interest-earning deposits.

        Interest income from loans decreased $117,000, or 5.7%, to $1.9 million for the six months ended December 31, 2003 from $2.1 million for the six months ended December 31, 2002. The decrease in interest income from loans reflects a decrease in the average yield to 6.26% from 7.15%, which offset an increase of $4.5 million, or 7.7%, in the average balance of loans to $62.1 million from $57.6 million. The decrease in interest rates reflects the decline in market interest rates during the period. The increase in the average balance of loans reflects our retaining non-residential real estate loans in our portfolio. These loans are originated at favorable interest rates compared to one- to four-family residential real estate loans, and have adjustable interest rates that assist us in managing interest rate risk.

        Interest income from investment securities decreased $138,000, or 54.8%, to $114,000 for the six months ended December 31, 2003 from $252,000 for the six months ended December 31, 2002. The decrease in interest income from investment securities was due to both a $3.7 million decrease in the average balance of investment securities to $8.0 million for the six months ended December 31, 2003 from $11.7 million for the six months ended December 31, 2002, and a decrease in the average yield to 2.85% from 4.29%. The decrease in the average yield reflects the continued decline in market interest rates and the decrease in the average balance reflected calls of securities in the low interest rate environment.

        Interest income on interest-earning deposits and other interest-earning assets decreased $52,000 to $42,000 for the six months ended December 31, 2003 from $94,000 for the six months ended

December 31, 2002. The decrease was due to a $4.9 million, or 60.3%, decrease in the average balance of interest-earning deposits and other interest earning assets, which offset a slight increase in the yield on these assets. The decrease in the average balance of these assets reflects management's decision to maintain lower balances of cash and overnight funds, and invest in asset management funds during most of the six months ended December 31, 2003, although our balance of asset management funds was lower at December 31, 2003 than at December 31, 2002. We invest in asset management funds in an effort to increase the yield on our excess liquidity.


        INTEREST EXPENSE. Interest expense decreased by $530,000, or 38.8%, to $835,000 for the six months ended December 31, 2003 from $1.4 million for the six months ended December 31, 2002. The decrease in interest expense resulted from decreases in all categories of interest expense, and specifically a $469,000 decrease in interest expense on deposits and a $61,000 decrease in interest expense on borrowings.


        Interest expense on deposits decreased $469,000, or 39.6%, to $715,000 for the six months ended December 31, 2003 from $1.2 million for the six months ended December 31, 2002. The decrease was due to both a $4.3 million, or 6.3%, decrease in the average balance of deposits and a decrease in the average rate paid on deposits to 2.25% from 3.49%. All deposit categories experienced a decrease in interest rates, although the average balance of certificates of deposit increased $4.6 million, or 15.0%, to $35.4 million for the six months ended December 31, 2003 from $30.8 million for the six months ended December 31, 2002. The decrease in interest rates paid on deposits reflects the continued decline in market interest rates. The increase in the average balance of certificates of deposit reflects our depositors seeking higher-yielding deposit products in the current low interest rate environment. The decrease in money market accounts reflects withdrawals of public funds, at our request, to reduce our concentration of deposits from a small number of public entities, as discussed above in "--Comparison of Financial Condition at June 30, 2003 and June 30, 2002--Liabilities."


        Interest expense from borrowings (consisting solely of Federal Home Loan Bank of Indianapolis advances) decreased $61,000 to $120,000 for the six months ended December 31, 2003 from $181,000 for the six months ended December 31, 2002. The decrease was due to both a $377,000, or 6.3%, decrease in the average balance of borrowings and a decrease in the average cost of borrowings to 4.30% from 6.08%.

        NET INTEREST INCOME. Because the decrease in our interest expense exceeded the decrease in our interest income, net interest income increased $205,000, or 19.2%, to $1.3 million for the six months ended December 31, 2003, from $1.1 million for the six months ended December 31, 2002. Our interest rate spread increased to 3.16% from 2.47% and our net interest margin increased to 3.36% from 2.71%, while net interest-earning assets increased to $6.4 million for the six months ended December 31, 2003 from $5.0 million for the six months ended December 31, 2002.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $12,000 for the six months ended December 31, 2003 and a provision of $6,000 for the six months ended December 31, 2002. We had net charge-offs of $2,000 and $33,000 during the six months ended

December 31, 2003 and 2002, respectively. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $324,000, or 0.50% of gross loans outstanding at December 31, 2003, as compared to $332,000, or 0.61% of gross loans outstanding at December 31, 2002. The level of the allowance is based on estimates, and ultimate losses may vary from the estimates.

        Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. The $12,000 provision for losses on loans recorded for the six months ended December 31, 2003, was predicated primarily upon a $3.1 million, or 5.0%, increase in the gross loan portfolio during the period, which included a $2.6 million increase in loans secured by nonresidential real estate and land, and a $305,000 increase in the level of non-performing loans from June 30, 2003 to December 30, 2003. The $6,000 provision for losses on loans recorded for the six months ended December 31, 2002, was predicated primarily upon the $33,000 in net charge-offs recorded during the period, and an $8.6 million, or 13.8%, decrease in the gross loan portfolio and a $707,000 decrease in the level of non-performing loans during the period.


        Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgment regarding the adequacy of our allowance for loan losses at the time of its examination.


        NON-INTEREST INCOME. Non-interest income decreased $179,000, or 40.2%, to $266,000 for the six months ended December 31, 2003 from $445,000 for the six months ended December 31, 2002. The decrease in non-interest income was primarily due to a decrease of $127,000 in gain on the sale of loans, to $155,000 for the six months ended December 31, 2003 from $282,000 for the six months ended December 31, 2002. We sold fewer loans during the six-month period ended December 31, 2003 because we originated fewer fixed-rate, one- to four-family residential real estate loans during the period, and because rapid declines in market interest rates in July 2003 resulted in our experiencing smaller gains on loan sales in the six months ended December 31, 2003. In addition, Dearborn Financial experienced a net loss of $13,000 on the sale of securities during the six months ended December 31, 2003, compared with a gain of $63,000 on such sales during the six months ended December 31, 2002. The loss on the sale of securities reflected management's decision to liquidate asset management funds following a rapid decline in the market value of these funds during the fourth quarter of calendar 2003.


        NON-INTEREST EXPENSE. Non-interest expense decreased $11,000 to $861,000 for the six months ended December 31, 2003 from $872,000 for the six months ended December 31, 2002. There were no material changes in any categories of non-interest expense between the periods.

        Following completion of the reorganization and offering, non-interest expense is likely to increase as a result of added expenses associated with our common stock being registered under the Securities Exchange Act of 1934, such as preparing the financial and business reports required to be filed with regulatory agencies. In addition, compensation expense will increase as a result of our employee stock ownership plan, and could increase if we implement a recognition and retention plan and a stock option plan.

        INCOME TAXES. The provision for income taxes increased to $259,000 for the six months ended December 31, 2003 from $230,000 for the six months ended December 31, 2002, reflecting effective tax rates of 38.9% and 36.3%, respectively. The increase in the provision for income taxes reflects an increase in income between periods of $31,000. The higher provision in fiscal 2003 was primarily due to an increase in state income taxes. The income tax provision includes both federal and Indiana state taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2003 AND JUNE 30, 2002


        GENERAL. Net income increased $154,000, or 25.5%, to $804,000 for the year ended June 30, 2003, from $650,000 for the year ended June 30, 2002. Increases in net interest income and non-interest income were partially offset by increases in non-interest expense and the provision for income taxes. During the six months ended December 31, 2003 and 2002, and for the years ended June 30, 2003 and 2002, all significant elements of income or loss arose from our continuing operations.

        INTEREST INCOME. Interest income decreased $1.1 million, or 18.9%, to $4.7 million for the year ended June 30, 2003, from $5.8 million for the year ended June 30, 2002. The decrease in interest income resulted primarily from an $857,000 decrease in interest income on loans and a $218,000 decrease in interest income on mortgage-backed securities.

        Interest income on loans decreased $857,000, or 17.7%, to $4.0 million for the year ended June 30, 2003 from $4.8 million for the year ended June 30, 2002. The decrease in interest income on loans reflects a decrease in the average yield to 7.02% from 7.76%, and a decrease of $5.6 million, or 8.9%, in the average balance of loans to $56.8 million from $62.4 million. The decrease in the average yield reflects the decline in market interest rates during the period. The decrease in the average balance of loans reflects our sale of fixed-rate one- to-four family residential real estate loans during most of the fiscal year, loan payoffs and normal principal repayments. The decrease in the average balance of these loans offset an increase in non-residential real estate loans that we held in our portfolio, which are originated with higher interest rates compared to one- to four-family residential real estate loans, and have adjustable interest rates that assist us in managing interest rate risk.


        Interest income from investment securities increased $64,000 to $530,000 for the year ended June 30, 2003 from $466,000 for the year ended June 30, 2002. The increase in interest income from investment securities was due to a $3.4 million, or 37.5%, increase in the average balance, which was offset by a decrease in the average yield to 4.20% from 5.07%. We began investing in asset management funds in November 2002, which resulted in the increase in average balance of investment securities between the fiscal years.


        Interest income on mortgage-backed securities decreased $218,000 to $36,000 for the year ended June 30, 2003 from $254,000 for the year ended June 30, 2002. The decrease in interest income on mortgage-backed securities was due to a decrease in the average yield to 1.40% from 6.11%, accompanied by a decrease in the average balance of mortgage-backed securities to $2.6 million for the year ended June 30, 2003 from $4.2 million for the year ended June 30, 2002. The significant decrease in the average balance and yield on mortgage-backed securities resulted from rapid repayments and sales of mortgage-backed securities during the year ended June 30, 2003.


        Interest income on interest-earning deposits and other interest earning assets decreased $81,000 to $125,000 for the year ended June 30, 2003 from $206,000 for the year ended June 30, 2002. The decrease was due to a $1.4 million, or 20.2%, decrease in the average balance of interest earning deposits and other interest earning assets, as well as a decrease in the average yield to 2.28% from 3.00%. The decrease in the average balance of these assets reflected management's decision to maintain lower balances of cash and overnight funds, and to invest in asset management funds beginning in November 2002, although our balance of these assets was lower at June 30, 2003 than it had been during most of fiscal 2003.

        INTEREST EXPENSE. Interest expense decreased $1.3 million, or 35.0%, to $2.3 million for the year ended June 30, 2003, from $3.6 million for the year ended June 30, 2002. The decrease in interest expense resulted from decreases in all categories of interest expense, and specifically a $972,000 decrease in interest expense on deposits and a $276,000 decrease in interest expense on borrowings.


        Interest expense on deposits decreased $972,000, or 32.6%, to $2.0 million for the year ended June 30, 2003 from $3.0 million for the year ended June 30, 2002. The decrease was due to both a $1.8 million, or 2.7%, decrease in the average balance of deposits and a decrease in the average rate paid on deposits to 3.02% from 4.36%. All deposit categories experienced a decrease in interest rates paid, reflecting the decline in market interest rates during the year ended June 30, 2003. The average balance of certificates of deposit decreased $4.0 million, or 10.9%, to $33.1 million for the year ended June 30, 2003 from $37.1 million for the year ended June 30, 2002. The decrease in the average balance of certificates of deposit reflects management's decision not to bid on public funds to reduce our concentration of deposits from a small number of public entities. We began reducing these deposits in July 2001, and maintained only one of these certificate accounts at the beginning of the 2003 fiscal year.

        Interest expense on borrowings decreased to $310,000 for the year ended June 30, 2003 from $586,000 for the year ended June 30, 2002. The decrease was due primarily to a $3.4 million, or 36.4%, decrease in the average balance of borrowings, as well as a decrease in the average cost of borrowings to 5.26% from 6.32%. Management used excess cash to repay Federal Home Loan Bank of Indianapolis advances.

        NET INTEREST INCOME. Because the decrease in our interest expense was greater than the decrease in our interest income, our net interest income increased $156,000, or 7.1%, to $2.4 million for the year ended June 30, 2003, from $2.2 million for the year ended June 30, 2002. Our interest rate spread increased to 2.84% from 2.38% and our net interest margin increased to 3.04% from 2.67%, while net interest-earning assets remained relatively stable between periods, increasing to $5.1 million for the year ended June 30, 2003 from $5.0 million for the year ended June 30, 2002.

        PROVISION FOR LOAN LOSSES. Management made a provision for loan losses of $6,000 for the year ended June 30, 2003 and a provision of $35,000 for the year ended June 30, 2002. We had net charge-offs of $51,000 and $6,000 during the years ended June 30, 2003 and 2002, respectively. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $314,000, or 0.50% of gross loans outstanding at June 30, 2003, as compared with $359,000, or 0.58% of gross loans outstanding at June 30, 2002. We made a higher provision for loan losses during the year ended June 30, 2002 compared to the provision during the year ended June 30, 2003 because of our participation in a land development loan totaling $876,000 that became non-performing during that fiscal year. We settled our participation interest in that loan with the largest participant during the fiscal year ended June 30, 2003 and recognized a corresponding charge-off. The allowance for loan losses at June 30, 2003 was lower as a percentage of the loan portfolio than the allowance at June 30, 2002 because of a lower amount of non-performing loans in the portfolio as of June 30, 2003 ($238,000) compared to June 30, 2002 ($1.2 million). The level of the allowance is based on estimates, and ultimate losses may vary from the estimates.


        NON-INTEREST INCOME. Non-interest income increased $256,000, or 58.2%, to $696,000 for the year ended June 30, 2003 from $440,000 for the year ended June 30, 2002. The increase in non-interest income was due to a $222,000 increase in gain on the sale of loans to $399,000 for the year ended June 30, 2003 from $177,000 for the year ended June 30, 2002, and a $72,000 increase in gain on the sale of securities to $112,000 for the year ended June 30, 2003 from $40,000 for the year ended June 30, 2002. We sold $23.2 million of loans during the year ended June 30, 2003 compared to $11.2 million of such sales during the year ended June 30, 2002.

        NON-INTEREST EXPENSE. Non-interest expense increased $178,000, or 11.3%, to $1.8 million for the year ended June 30, 2003 from $1.6 million for the year ended June 30, 2002. The increase in non-interest expense was due to a $161,000, or 17.8%, increase in employee compensation and benefits expense to $1.1 million for the year ended June 30, 2003 from $907,000 for the year ended June 30, 2002. The increase resulted primarily from one employee electing to receive retirement benefits prior to normal retirement age under a supplemental retirement benefit plan.


        INCOME TAXES. The provision for income taxes increased to $485,000 for the year ended June 30, 2003, from $376,000 for the year ended June 30, 2002, reflecting effective tax rates of 37.6% and 36.6%, respectively. The income tax provision includes both federal and Indiana state taxes.


IMPACT OF INFLATION AND CHANGING PRICES

        The financial statements and related notes of Dearborn Financial have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

LIQUIDITY AND CAPITAL RESOURCES

        The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.


        Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, borrowings (Federal Home Loan Bank advances), the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments, mortgage loan sales and mortgage-backed securities sales are greatly influenced by market interest rates, economic conditions and competition.

        At December 31, 2003, our portfolio of available-for-sale securities had a fair market value of $5.6 million. Proceeds from the sale of loans in the secondary market totaled $7.8 million, $15.3 million, $21.2 million and $11.3 million for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively.

        We obtain additional sources of funds through Federal Home Loan Bank advances, of which $5.0 million were outstanding at December 31, 2003. At December 31, 2003 we had the ability to borrow an additional $39.0 million under our credit facilities with the Federal Home Loan Bank of Indianapolis.

        Our cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows in our consolidated financial statements beginning on page F-2 of this document. Our primary investing activities are the origination of one- to four-family residential and non-residential real estate and other loans, and the purchase of investment securities and mortgage-backed securities. During the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, our loan originations totaled $23.5 million, $28.3 million, $53.9 million and $32.9 million, respectively. Purchases of securities available for sale totaled $7.5 million, $10.0 million, $35.0 million and $5.0 million for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively. Purchases of securities held to maturity totaled $270,000, $0, $2.0 million and $0 for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively. These activities were funded primarily by principal repayments on loans and securities. Loan origination commitments totaled $2.0 million at December 31, 2003, and consisted of $292,000 of fixed-rate loans and $1.7 million of adjustable-rate loans. Unused lines of credit granted to customers were $5.2 million at December 31, 2003. We anticipate that we will have sufficient funds available to meet current loan commitments and lines of credit.


        Deposit flows are generally affected by the level of market interest rates, the interest rates and other conditions on deposit products offered by our banking competitors, and other factors. The net decrease in total deposits was $447,000, $4.6 million, $4.1 million and $3.8 million for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively. Certificates of deposit that are scheduled to mature in one year or less from December 31, 2003 totaled $28.9 million. Based upon prior experience and our current pricing strategy, management believes that a significant portion of such deposits will remain with us.


        As of December 31, 2003, management was not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2003, we had no material commitments for capital expenditures.


RECENT ACCOUNTING STANDARDS

        In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Statement of Financial Accounting Standards No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. Statement of Financial Accounting Standards No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted Statement of Financial Accounting Standards No. 146 effective January 1, 2003, as required, without material effect on our financial condition or results of operations.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. The provisions of this standard are not expected to have a material impact on our consolidated financial statements.

        In December 2003, the Financial Accounting Standards Board issued Financial Accounting Standards Board Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable Interest Entities." FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46(R) apply to existing entities in the first fiscal year ending after December 15, 2004. We have no variable interest entities. Adoption of FIN 46(R) is not expected to have a material effect on our financial position or results of operations.

        In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," for certain decisions made by the Board as part of the Derivative Implementation Group process. Statement of Financial Accounting Standards No. 149 also requires a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. This statement is effective for contracts entered into or modified after December 31, 2003 and hedging relationships designated after December 31, 2003. Management does not expect that the provisions of Statement of Financial Accounting Standards No. 149 will have a material impact on our financial condition or results of operations.


        Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was issued in May 2003. Under this statement, certain freestanding financial instruments that embody obligations for the issuer and that are now classified in equity, must be classified as liabilities (or as assets in some circumstances). Generally, Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. However, the effective date of the statement's provisions related to the classification and measurement of certain mandatorily redeemable non-controlling interests has been deferred indefinitely by the FASB, pending further FASB action. Adoption of this standard is not expected to have a material impact on our consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"), to provide guidance on the identification of entities controlled through means other than voting rights. FIN No. 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. A public company with a variable interest in an entity created before February 1, 2003 must apply FIN No. 46 in the first interim or annual period ending after December 15, 2003. The adoption of FIN No. 46 is not expected to have a material impact on our consolidated financial statements.

                         BUSINESS OF DEARBORN FINANCIAL
                        AND DEARBORN SAVINGS ASSOCIATION

DEARBORN FINANCIAL CORPORATION

        Dearborn Financial Corporation is a federally chartered corporation that owns all of the outstanding shares of common stock of Dearborn Savings Association. At December 31, 2003, Dearborn Financial had consolidated assets of $78.8 million, deposits of $63.4 million and stockholders' equity of

$9.1 million. As of December 31, 2003, Dearborn Financial had 484,579 shares of common stock issued and outstanding. As of that date, Dearborn Mutual Holding Company owned 250,000 shares of common stock of Dearborn Financial, representing 51.6% of the issued and outstanding shares of common stock. The remaining 234,579 shares are held by the public. Upon completion of the conversion and stock offering, DSA Financial Corporation, a Delaware corporation, will succeed to all of the business and operations of Dearborn Financial Corporation, a federal corporation, and the federal corporation will cease to exist.

DEARBORN SAVINGS ASSOCIATION

        Dearborn Savings Association is a full-service, community-oriented savings association that provides financial services to individuals, families and businesses through its main office and one branch office, both located in Lawrenceburg, Indiana. Originally organized in 1890, Dearborn Savings Association reorganized into the mutual holding company structure in October 1993. Dearborn Savings Association became the wholly-owned subsidiary of Dearborn Financial in April 1999.

        Dearborn Savings Association's business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and non-residential real estate loans, commercial business loans and leases, consumer loans and in investment securities and mortgage-backed securities.

MARKET AREA


        Dearborn Savings Association offers a broad range of financial services to individuals and businesses in our market area. Our primary market for deposits is concentrated in Dearborn County, Indiana, where our full-service banking offices are located. Our primary lending area consists of Dearborn County as well as the contiguous counties in Kentucky and Ohio.


        Dearborn County constitutes a suburban market with a broad employment base that serves as a bedroom community for nearby Cincinnati, Ohio. The economic environment in Dearborn County continues to be favorable and has supported increased commercial and residential activity in recent years.

        The population of Dearborn County increased by approximately 18.7% between 1990 and 2002, while the population of the State of Indiana as a whole increased by 9.7% during the same period.

        The economy of our primary market area is based on a mixture of service, manufacturing and wholesale/retail trade. Employment is provided by a variety of industries and state and local governments. The diversity of the employment base is evidenced by the many different employers in our market area. The major employers in our market area include Argosy Casino, Aurora Casket Company, Dearborn County Hospital and Joseph A. Seagram & Sons, Inc. Dearborn County also has numerous small business employers. As of November 2003, the unemployment rate in Dearborn County was 4.8%, which was slightly higher than the 4.7% unemployment rate for the State of Indiana, but below the 5.6% unemployment rate for the United States as a whole.

LENDING ACTIVITIES

        GENERAL. We originate one- to four-family residential real estate loans, home equity loans and construction loans. In addition, we originate multi-family residential real estate loans, non-residential real estate and land loans and consumer loans. We retain most of the loans we originate, although since

October 2003 we have sold substantially all of the longer-term, fixed-rate one- to four-family residential loans that we have originated, while retaining the servicing rights on these loans.

        As of December 31, 2003, $61.9 million, or 97.1%, of our total loan portfolio consisted of loans secured by real estate. As of that date, $36.4 million, or 57.2% of our total loan portfolio consisted of one- to four-family residential real estate loans, $2.8 million, or 4.5% of our total loan portfolio consisted of multi-family residential real estate loans, $17.3 million, or 27.1% of our total loan portfolio consisted of non-residential real estate and land loans, $5.3 million, or 8.3% of our total loan portfolio consisted of construction loans, and $1.9 million, or 2.9% of our total loan portfolio consisted of consumer and other loans.

        ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. Our primary lending activity is the origination of one- to four-family residential real estate loans. This portfolio totaled $36.4 million, or 57.2% of our total loan portfolio at December 31, 2003. Of this total, $14.1 million, or 38.7%, had fixed rates of interest and $22.3 million, or 61.3%, had adjustable rates of interest. We currently offer conforming and non-conforming fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years. One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines and loan limits, and loans that conform to such guidelines are referred to as "conforming loans." The maximum conforming loan limit as established by Freddie Mac is currently $333,700 for single-family homes, although the majority of the residential mortgage loans we originate have principal balances between $100,000 and $250,000. We also originate loans that exceed the Freddie Mac limits, referred to as "jumbo loans." Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%.


        We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer term fixed-rate, fixed-term residential mortgage loans or from time to time we may elect to sell all or a portion of such loans in the secondary mortgage market to government sponsored entities, such as Freddie Mac, or other purchasers. Sine October 2003 we have sold substantially all of the longer-term, fixed-rate one- to four-family residential loans that we have originated. To generate fee income and reinforce our commitment to customer service, we retain the servicing rights on almost all of the loans we sell. As of December 31, 2003, loans serviced for others totaled $32.3 million.

        We currently offer several types of adjustable-rate residential mortgage loans with rates that are fixed for a period ranging from six months to five years. After the initial term, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year as published weekly by the Federal Reserve Board, subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. Adjustable-rate mortgage loans may pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default.

        We require title insurance on all of our one- to four-family mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. We do not require a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance.

        In addition to traditional one- to four-family residential real estate loans, we offer home equity lines of credit that are secured by the borrower's primary residence. The borrower is permitted to draw on the home equity line of credit during the first seven years after it is originated and may repay the outstanding balance over a term not to exceed ten years from the date the home equity line of credit is originated. Our home equity lines of credit are originated with fixed rates of interest for the first six months, and the interest rates adjust with the prime rate of interest after the initial six-month period. Home equity lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family fixed-rate loans. Home equity lines of credit may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan. We appraise the property securing the loan at the time of the loan application in order to determine the value of the property securing the home equity line of credit. At the time we close a home equity line of credit, we file a mortgage to perfect our security interest in the underlying collateral. At December 31, 2003, the outstanding balances of home equity lines of credit totaled $2.8 million, or 4.3% of our total loan portfolio.


        MULTI-FAMILY RESIDENTIAL REAL ESTATE LENDING. Loans secured by multi-family real estate totaled approximately $2.8 million, or 4.5% of our total loan portfolio, at December 31, 2003. Multi-family residential real estate loans generally are secured by multi-family rental properties, such as walk-up apartments. At December 31, 2003, we had nine multi-family residential real estate loans, the largest of which had a principal balance of $500,000. The majority of our multi-family residential real estate loans have adjustable interest rates.


        In underwriting multi-family residential real estate loans, we consider a number of factors, which include the net operating income projected to be generated by the real estate; the age and condition of the collateral; the financial resources and income level of the borrower; and the borrower's experience in owning or managing similar properties. Multi-family mortgage loans are originated in amounts up to 75% of the appraised value of the property securing the loan. Personal guarantees are usually obtained from multi-family mortgage borrowers.

        Loans secured by multi-family residential real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.


        NON-RESIDENTIAL REAL ESTATE LENDING. We also originate real estate loans secured by first liens on non-residential real estate and land. Our non-residential real estate properties consist of restaurants, office buildings, motels and car washes. We may, from time to time, purchase non-residential real estate loan participations. Almost all of our non-residential real estate loans have initial principal balances less than $1.0 million, although we occasionally originate non-residential real estate loans in excess of that amount up to our loan-to-one borrower limitation of $1.35 million. Loans secured by non-residential real estate totaled $17.3 million, or 27.1% of our total loan portfolio at December 31, 2003. All of our non-residential real estate loans are secured by properties located in our primary lending area.

        Most of our non-residential real estate loans are written as three-year adjustable-rate mortgages that amortize over 15 to 30 years, although we originate non-residential real estate loans that provide for balloon payments. We also originate non-residential real estate loans that amortize over ten years. In the underwriting of non-residential real estate loans, we generally lend up to 75% of the property's appraised value. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed non-residential real estate loan, we analyze the ratio of the property's projected net cash flow to the loan's debt service requirement (generally requiring a ratio of 115%). In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect our security interest in the underlying property.

        Non-residential real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Non-residential real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project, and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

        CONSTRUCTION LOANS. We originate construction loans to local home builders in our market area, generally with whom we have an established relationship, and to individuals who have a contract with a builder for the construction of their residence. These loans totaled $5.3 million, or 8.3% of our total loan portfolio, at December 31, 2003.


        Our construction loans to home builders are repaid on an interest-only basis for the first six months of the term of the loan, with interest calculated on the amount disbursed to the builders based upon a percentage of completion of construction. These loans have a maximum loan-to-value ratio of 80%. Interest rates can be fixed or adjustable during the construction phase of the loan. These loans automatically convert to permanent financing after the initial six-month period. Loans to builders are made on either a pre-sold or speculative (unsold) basis. Construction loans to individuals who intend to occupy the completed dwelling may be converted to permanent financing after the construction phase is completed. These loans are generally originated pursuant to the same policy guidelines regarding loan-to-value ratios and interest rates that are used in connection with loans secured by one- to four-family residential real estate. Prior to making a commitment to fund a construction loan, we require an appraisal of the property from a qualified appraiser approved by us, and all appraisals are reviewed by management.

        Construction lending exposes us to greater credit risk than permanent mortgage financing because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion is inaccurate, the value of the property may be insufficient to assure full repayment. Projects also may be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the repayment of the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due. We have attempted to minimize these risks by, among other things, limiting our construction lending primarily to residential properties and generally requiring personal guarantees from the principals of corporate borrowers.

        CONSUMER LOANS. We originate a variety of consumer and other loans, including new and used automobile loans and loans collateralized by savings accounts. As of December 31, 2003, consumer loans totaled $1.9 million, or 2.9% of the total loan portfolio. At December 31, 2003, the largest group of consumer loans consisted of $800,000 of indirect mobile home loans, located primarily in the State of Kentucky, although we discontinued mobile home lending in January 1997. We receive principal and interest payments for these loans, but a third party handles collection activity.

        As of December 31, 2003, automobile loans totaled $451,000, or 0.7% of our total loan portfolio. We originate automobile loans directly to our customers and have no outstanding agreements with automobile dealerships to generate indirect loans.

        Our procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

        Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly, such as automobiles. In addition, the repayment of consumer loans depends on the borrower's continued financial stability, as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.


        LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.


                                           AT DECEMBER 31,                  AT JUNE 30,
                                                2003                 2003                 2002
                                         -------------------  -------------------  -------------------
                                          AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                         --------  ---------  --------  ---------  --------  ---------
                                                             (DOLLARS IN THOUSANDS)
Residential real estate:
   One- to four-family..............     $ 36,433     57.18%  $ 36,939     60.89%  $ 39,557     63.92%

   Multi-family ....................        2,842      4.46      2,760      4.55      3,910      6.32

   Construction.....................        5,327      8.36      4,330      7.14      4,268      6.90
                                         --------             --------             --------
     Total residential real estate
       loans........................       44,602               44,029               47,735

Nonresidential real estate and land.       17,254     27.08     14,681     24.20     11,851     19.15

Consumer and other loans............        1,860      2.92      1,955      3.22      2,296      3.71
                                         --------             --------             --------

Total loans.........................     $ 63,716    100.00%  $ 60,665    100.00%  $ 61,882    100.00%
                                                     ======               ======               ======
Other items:
Deferred loan origination costs.....           13                   21                   --
Deferred loan origination fees......           --                   --                  (31)
Undisbused portion of loans in
   process..........................       (2,907)              (1,798)              (1,315)
Mortgage servicing rights...........          241                  222                  162
Allowance for loan losses...........         (324)                (314)                (359)
                                         --------             --------             --------

Total loans, net....................     $ 60,498             $ 58,574             $ 60,177
                                         ========             ========             ========

        LOAN PORTFOLIO MATURITIES AND YIELDS. The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2003. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

                                            MULTI-FAMILY                     NONRESIDENTIAL REAL   CONSUMER AND
                     ONE- TO FOUR-FAMILY    RESIDENTIAL      CONSTRUCTION       ESTATE AND LAND        OTHER             TOTAL
                     ------------------- ----------------- ----------------- ------------------- ----------------- -----------------
                                WEIGHTED          WEIGHTED          WEIGHTED            WEIGHTED          WEIGHTED          WEIGHTED
                                AVERAGE           AVERAGE           AVERAGE             AVERAGE           AVERAGE           AVERAGE
                      AMOUNT      RATE    AMOUNT   RATE     AMOUNT    RATE    AMOUNT      RATE    AMOUNT    RATE    AMOUNT    RATE
                     --------   -------- -------- -------- -------- -------- --------   -------- -------- -------- -------- --------
                                                                  (DOLLARS IN THOUSANDS)
Due During the  Years
Ending June 30,
---------------

2004..............   $  1,272     6.14%  $     49   7.44%  $    498  6.35%   $    892     7.77%  $    256   8.12%  $  2,967   6.86%
2005 to 2006......      2,840     6.15        110   7.42      1,095  6.36       2,008     7.79        576   8.15      6,629   6.88
2007 to 2008......      3,214     6.17        128   7.44        653  6.01       2,345     7.81        676   8.19      7,016   6.92
2009 to 2013......      9,069     6.13        416   7.46        969  5.22       4,208     7.26        447   9.30     15,109   6.52
2014 to 2023......     12,914     6.13      1,479   7.49      1,115  5.22       5,228     6.53         --     --     20,736   6.28
2024 and beyond...      7,630     6.37        578   7.39         --    --          --       --         --     --      8,208   6.44

         Total....   $ 36,939     6.19%  $  2,760   7.46%  $  4,330  5.76%   $ 14,681     7.19%  $  1,955   8.43%  $ 60,665   6.53%


        The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at June 30, 2003 that are contractually due after June 30, 2004.

                                                 DUE AFTER JUNE 30, 2004
                                         ---------------------------------------
                                            FIXED       ADJUSTABLE      TOTAL
                                         -----------   ------------  -----------
                                                      (IN THOUSANDS)


One- to four-family....................  $    21,182   $     14,485  $    35,667
Multi-family residential...............          580          2,131        2,711
Construction...........................        1,136          2,696        3,832
Nonresidential real estate and land....        4,295          9,494       13,789
Consumer and other loans...............        1,273            426        1,699

         Total loans...................  $    28,466   $     29,232  $    57,698

        LOAN ORIGINATIONS, PURCHASES, SALES AND SERVICING. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. This includes competing banks, savings banks, credit unions, mortgage banking companies and life insurance companies that may also actively compete for local non-residential real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, real estate broker referrals and walk-in customers.


        Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan originations, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Freddie Mac seller/servicer guidelines, and closed on standard Freddie Mac documents. If such loans are sold, the sales are conducted using standard Freddie Mac purchase contracts and master commitments as applicable. All one- to four-family mortgage loans that we have sold to Freddie Mac have been sold on a non-recourse basis, whereby foreclosure losses are generally the responsibility of the purchaser and not Dearborn Savings Association. We have not sold any participation loans to Freddie Mac, as the loans in which we have participated have exceeded the conforming loan limit as established by Freddie Mac for their purchase of loans from financial institutions.


        We are a qualified loan servicer for Freddie Mac. Our policy has been to retain the servicing rights for all conforming loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans as consideration for our servicing activities.

        LOAN APPROVAL AUTHORITY AND UNDERWRITING. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers. Loans of up to $250,000 to any borrower and the borrower's related interests may be approved by the loan committee, consisting of directors and senior management. All loans in excess of $250,000 must be approved by the Board of Directors.

        We require appraisals of real property securing loans. Appraisals are performed by independent appraisers, who are approved by the Board of Directors annually. We require fire and extended coverage insurance in amounts adequate to protect our principal balance. Where appropriate, flood insurance is also required. Private mortgage insurance is required for all residential mortgage loans with loan-to-value ratios greater than 80%.

        LOAN ORIGINATION FEES AND COSTS. In addition to interest earned on loans, we also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. We defer loan origination fees and costs, and amortize such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $13,000 at December 31, 2003.

        To the extent that originated loans are sold with servicing retained, we capitalize a mortgage servicing asset at the time of the sale in accordance with applicable accounting standards (Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"). The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of servicing fee income. The unamortized amount is fully charged to income when loans are prepaid. Originated mortgage servicing rights with an amortized cost of $241,000 are included in other assets at December 31, 2003. See also Note A-3 of the Notes to Consolidated Financial Statements.

        LOANS TO ONE BORROWER. At December 31, 2003, our five largest aggregate loan amounts to any one borrower and certain related interests of the borrower (including any unused lines of credit) consisted of secured and unsecured financing of $1.3 million, $1.0 million, $1.0 million, $996,000 and $881,000. As of December 31, 2003, all of these loans were performing in accordance with their terms. See "Supervision and Regulation--Federal Banking Regulation--Loans to One Borrower" for a discussion of applicable regulatory limitations.

DELINQUENT LOANS, OTHER REAL ESTATE OWNED AND CLASSIFIED ASSETS


        COLLECTION PROCEDURES. A computer-generated late notice is sent by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that was assessed. When loans become 30 days past due, we send additional delinquency notices and we attempt to make personal contact with the borrower by letter or telephone to establish acceptable repayment schedules. The Board of Directors is advised of all loans delinquent 60 days or more. The Board will consider the borrower's willingness to comply with the loan terms, our actions to date, and the value of the loan collateral in determining what actions, if any, are to be taken. Generally, when a mortgage loan is 90 days delinquent and no acceptable resolution has been reached, we will refer the matter to counsel and management will begin foreclosure proceedings unless management is engaged in active payment resolution with the borrower.

        LOANS PAST DUE AND NON-PERFORMING ASSETS. Loans are reviewed on a regular basis, and are generally placed on non-accrual status when either principal or interest is 90 days or more past due and when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. In addition, loans may be placed on non-accrual status prior to being 90 days or more past due when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At December 31, 2003, we had non-accrual loans of $241,000. There was no specific allowance for losses on these loans at December 31, 2003.


        Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

        The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                    LOANS DELINQUENT FOR
                                   ---------------------------------------------------
                                          60-89 DAYS               90 DAYS AND OVER                 TOTAL
                                   ------------------------    ------------------------    ------------------------
                                     NUMBER        AMOUNT        NUMBER        AMOUNT        NUMBER        AMOUNT
                                   ----------    ----------    ----------    ----------    ----------    ----------
                                                                (DOLLARS IN THOUSANDS)
At December 31, 2003
--------------------
   One- to four-family........              8    $      302             6    $      531            14    $      833
   Multi-family residential...             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Nonresidential real
     estate and land.......                --            --            --            --            --            --
   Consumer and other.........              9           247             2            12            11           259
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             17    $      549             8    $      543            25    $    1,092
                                   ==========    ==========    ==========    ==========    ==========    ==========

At June 30, 2003
----------------
   One- to four-family........              6    $      485             3    $      220             9    $      705
   Multi-family residential...             --            --            --            --            --            --
   Construction...............             --            --            --            --            --            --
   Nonresidential real
     estate and land.......                --            --            --            --            --            --
   Consumer and other.........              7           256             3            18            10           274
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             13    $      741             6    $      238            19    $      979
                                   ==========    ==========    ==========    ==========    ==========    ==========

At June 30, 2002
----------------
   One- to four-family........              5    $      400             3    $      213             8    $      613
   Multi-family residential...             --            --            --            --            --            --
   Construction...............             --            --             1           127             1           127
   Nonresidential real
     estate and land.......                --            --             1           876             1           876
   Consumer and other.........              5            50             1            12             6            62
                                   ----------    ----------    ----------    ----------    ----------    ----------
     Total....................             10    $      450             6    $    1,228            16    $    1,678
                                   ==========    ==========    ==========    ==========    ==========    ==========

        NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                    AT JUNE 30,
                                             AT DECEMBER     -------------------------
                                               31, 2003         2003           2002
                                             -----------     ----------     ----------
                                                       (DOLLARS IN THOUSANDS)
        Non-accrual loans:
           One- to four-family.............    $     229      $      99      $      50
           Multi-family residential........           --             --             --
           Construction....................           --             --            127
           Non-residential real estate
             and land......................           --             --            876
           Consumer and other..............           12             18             12
                                               ---------      ---------      ---------

             Total non- accrual loans......    $     241      $     117          1,065
                                               ---------      ---------      ---------

        Loans 90 days or more delinquent
           and still accruing:

           One- to four-family.............    $     302      $     121      $     163
           Multi-family residential........           --             --             --
           Construction....................           --             --             --
           Non-residential real estate
             and land......................           --             --             --
           Consumer and other..............           --             --             --
                                               ---------      ---------      ---------
             Total loans 90 days or more
               delinquent and still
                accruing...................    $     302      $     121      $     163
                                               ---------      ---------      ---------

             Total non-performing loans....    $     543      $     238      $   1,228
                                               ---------      ---------      ---------

        Real estate owned:
           One- to four-family.............    $      62      $     138      $      --
           Multi-family residential........           --             --             --
           Construction....................           --             41             --
           Non-residential real estate
             and land......................           --             --             --
           Consumer and other..............           --             --             --
                                               ---------      ---------      ---------
             Total real estate owned.......           62            179             --
                                               ---------      ---------      ---------

        Total non-performing assets........    $     605      $     417      $   1,228
                                               =========      =========      =========

        Ratios:
           Non-performing loans to total
             loans.........................         0.84%          0.38%          1.98%
           Non-performing assets to tota
             assets........................         0.77           0.52           1.42

        For the six months ended December 31, 2003 and the year ended June 30, 2003, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $6,000 and $5,000, respectively.

        CLASSIFICATION OF ASSETS. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2003, we had $491,000 of assets designated as special mention. This classified assets total includes $62,000 of real estate acquired through foreclosure and $237,000 of nonperforming loans. There was no specific allowance for losses maintained for these nonperforming loans at December 31, 2003.


        When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as deemed prudent by management. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets at December 31, 2003, classified assets consisted of substandard assets of $297,000, doubtful assets of $2,000 and no assets classified as loss.


        ALLOWANCE FOR LOAN LOSSES. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and other criticized or classified loans (if any) as well as allowances determined for each major loan category. Loans secured by multi-family residential real estate and loans secured by non-residential real estate and land are evaluated individually for impairment. Other smaller-balance, homogeneous loan types, including loans secured by one-to four-family residential real estate and consumer installment loans, are evaluated for impairment on a collective basis. After we establish a provision for loans that are known to be non-performing, criticized or classified, we calculate percentage loss factors to apply to the remaining categories within the loan portfolio to estimate probable losses inherent in these categories of the portfolio. When the loan portfolio increases, therefore, the percentage calculation results in a higher dollar amount of estimated probable losses than would be the case without the increase, and when the loan portfolio decreases, the percentage calculation results in a lower dollar amount of estimated probable losses than would be the case without the decrease. These percentage loss factors are determined by management based on our historical loss experience for the applicable loan category, which may be adjusted to reflect our evaluation of levels of, and trends in, delinquent and non-accrual loans, trends in volume and terms of loans, and local economic trends and conditions.

        We consider non-residential real estate and land loans and construction loans to be riskier than one-to four-family residential mortgage loans. Non-residential real estate loans and land loans have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Construction loans have greater credit risk than permanent mortgage financing because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion is inaccurate, the value of the property may be insufficient to assure full repayment. Projects also may be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the repayment of the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due.

        We intend to increase our originations of non-residential real estate and land loans, and we intend to retain these loans in our portfolio. Because these loans entail significant additional credit risks compared to one- to four-family residential mortgage loans, an increase in our origination (and retention in our portfolio) of these types of loans would, in the absence of other offsetting factors, require us to make additional provisions for loan losses.


        The carrying value of loans is periodically evaluated and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                                     AT OR FOR THE
                                                    SIX MONTHS ENDED        AT OR FOR THE YEARS
                                                      DECEMBER 31,             ENDED JUNE 30,
                                                 ---------------------     ---------------------
                                                   2003         2002         2003         2002
                                                 --------     --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
        Balance at beginning of period......     $    314     $    359     $    359     $    330
                                                 --------     --------     --------     --------

        Charge-offs:
           One- to four-family..............           --           --           --           --
           Multi-family residential.........           --           --           --           --
           Construction.....................           --           36           36           --
           Nonresidential real estate and land         --           --           --           --
           Consumer and other loans.........            3           --           18            9
                                                 --------     --------     --------     --------
             Total charge-offs..............            3           36           54            9

        Recoveries:
           One- to four-family..............           --           --           --            1
           Multi-family residential.........           --           --           --           --
           Construction.....................           --           --           --           --
           Nonresidential real estate and land         --           --           --           --
           Consumer and other loans.........            1            3            3            2
                                                 --------     --------     --------     --------
             Total recoveries...............            1            3            3            3

        Net (charge-offs) recoveries........           (2)         (33)         (51)          (6)
        Provision for loan losses...........           12            6            6           35
                                                 --------     --------     --------     --------

        Balance at end of year..............     $    324     $    332     $    314     $    359
                                                 ========     ========     ========     ========

        Ratios:
        Net charge-offs to average loans
           outstanding (annualized)......            0.01%        0.11%        0.09%        0.01%
        Allowance for loan losses to
           non-performing loans at end
           of period.....................           59.67        63.72       131.93        29.23
        Allowance for loan losses to
           total loans at end of period..            0.50         0.61         0.50         0.58

        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                        AT JUNE 30,
                                                        ----------------------------------------------------------------------------
                         AT DECEMBER 31, 2003                         2003                                   2002
                 -------------------------------------  -------------------------------------  -------------------------------------
                                           PERCENT OF                             PERCENT OF                             PERCENT OF
                 ALLOWANCE     LOAN      LOANS IN EACH  ALLOWANCE     LOAN      LOANS IN EACH  ALLOWANCE     LOAN      LOANS IN EACH
                 FOR LOAN   BALANCES BY   CATEGORY TO   FOR LOAN   BALANCES BY   CATEGORY TO   FOR LOAN   BALANCES BY   CATEGORY TO
                  LOSSES     CATEGORY     TOTAL LOANS    LOSSES     CATEGORY     TOTAL LOANS    LOSSES     CATEGORY     TOTAL LOANS
                 ---------  -----------  -------------  ---------  -----------  -------------  ---------  -----------  -------------
                                                              (DOLLARS IN THOUSANDS)

One- to
  four-family... $      86  $    36,433        57.18%   $      90  $    36,939        60.89%   $      93  $    39,557        63.92%
Multi-family
  residential...        10        2,842         4.46           10        2,760         4.55           12        3,910         6.32
Construction....        12        5,327         8.36           11        4,330         7.14           21        4,268         6.90
Nonresidential
  real estate
  and land......       158       17,254        27.08          142       14,681        24.20          187       11,851        19.15
Consumer and
  other.........        58        1,860         2.92           61        1,955         3.22           46        2,296         3.71

   Total........ $     324  $    63,716       100.00%   $     314  $    60,665       100.00%   $     359  $    62,015       100.00%


SECURITIES ACTIVITIES

        Our securities investment policy is established by our Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. Our asset/liability committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. Our chief executive officer, acting with our chief financial officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer and chief executive officer have the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by our asset/liability committee at least quarterly.

        Our current investment policy generally permits securities investments in debt securities issued by the U.S. Government and U.S. Agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Indianapolis (federal agency securities) and, to a lesser extent, other equity securities. Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies.

        SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

        GOVERNMENT SECURITIES. At December 31, 2003, we held U.S. Government agency obligations classified as available-for-sale, with a fair market value of $2.0 million. While these securities generally provide lower yields than other investments such as mortgage-backed securities, our current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection. At December 31, 2003, we also held U.S. Government agency obligations classified as held-to-maturity, with a fair market value of $1.9 million.

        MORTGAGE-BACKED SECURITIES. We invest in mortgage-backed securities in order to generate positive interest rate spreads with minimal administrative expense; lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and increase liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae and Freddie Mac. At December 31, 2003, we held mortgage-backed securities classified as available for sale with a fair market value of $2.1 million. All of such mortgage-backed securities were CMOs. We held no "pass-through" mortgage-backed securities at December 31, 2003.

        Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as Dearborn Savings Association, and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at the time of purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification, that would cause amortization or accretion adjustments.


        At December 31, 2003, all of our mortgage-backed securities portfolio was invested in CMOs backed by Fannie Mae and Freddie Mac. CMOs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime interest rate caps, prepayment risk, and interest rates.

        AVAILABLE FOR SALE PORTFOLIO. The following table sets forth the composition of our available for sale portfolio at the dates indicated.

                                                                               AT JUNE 30,
                                                              -----------------------------------------------
                                      AT DECEMBER 31, 2003             2003                     2002
                                     ----------------------   ----------------------   ----------------------
                                      AMORTIZED                AMORTIZED                AMORTIZED
                                        COST     FAIR VALUE      COST     FAIR VALUE      COST     FAIR VALUE
                                     ----------  ----------   ----------  ----------   ----------  ----------
                                                                 (IN THOUSANDS)
INVESTMENT SECURITIES:
   U.S. Government agency
     securities..................     $  2,000    $  1,997     $  2,000    $  2,033     $  4,463    $  4,539
   Asset management funds.....           1,501       1,502        3,000       3,000           --          --
                                      --------    --------     --------    --------     --------    --------
   Total investment securities
     available for sale..........        3,501       3,499        5,000       5,033        4,463       4,539
                                      --------    --------     --------    --------     --------    --------

MORTGAGE-BACKED SECURITIES:
   Pass-through securities:
     Fannie Mae...............              --          --           --          --        2,033       2,055
     Freddie Mac..............              --          --           --          --          856         865
   CMOs:
     Fannie Mae...............           1,595       1,569        1,243       1,240        2,773       2,790
     Freddie Mac..............             517         518        1,946       1,929          793         803
                                      --------    --------     --------    --------     --------    --------

   Total mortgage-backed
     securities available for
     sale........................        2,112       2,087        3,189       3,169        6,455       6,513
                                      --------    --------     --------    --------     --------    --------

   Total securities available
     for sale....................     $  5,613    $  5,586     $  8,189    $  8,202     $ 10,918    $ 11,052
                                      ========    ========     ========    ========     ========    ========

        HELD TO MATURITY PORTFOLIO. The following table sets forth the composition of our held to maturity portfolio at the dates indicated.

                                                                               AT JUNE 30,
                                                              -----------------------------------------------
                                      AT DECEMBER 31, 2003             2003                     2002
                                     ----------------------   ----------------------   ----------------------
                                      Amortized                Amortized                Amortized
                                        Cost     Fair Value      Cost     Fair Value      Cost     Fair Value
                                     ----------  ----------   ----------  ----------   ----------  ----------
                                                              (In thousands)
Investment Securities:
   U. S. Government agency
     securities...............        $  2,000    $  1,927     $  2,000    $  1,990     $  2,018    $  2,028
   Trust preferred securities.             470         471          468         453          464         452

   Municipal obligations......             424         424          152         152          161         161
                                      --------    --------     --------    --------     --------    --------

   Total investment
     securities held to
     maturity.................        $  2,894    $  2,822     $  2,620    $  2,595     $  2,643    $  2,641
                                      ========    ========     ========    ========     ========    ========

        PORTFOLIO MATURITIES AND YIELDS. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at December 31, 2003 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                            MORE THAN ONE YEAR  MORE THAN FIVE YEARS
                       ONE YEAR OR LESS     THROUGH FIVE YEARS   THROUGH TEN YEARS   MORE THAN TEN YEARS      TOTAL SECURITIES
                      -------------------  -------------------  -------------------  -------------------  --------------------------
                                 WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED                    WEIGHTED
                      AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED  AVERAGE   AMORTIZED  FAIR   AVERAGE
                         COST      YIELD      COST      YIELD      COST      YIELD      COST      YIELD      COST    VALUE   YIELD
                      ---------  --------  ---------  --------  ---------  --------  ---------  --------  --------- ------- --------
                                                               (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE:
MORTGAGE-BACKED
  SECURITIES:
CMOs:
  Fannie Mae.........        58    3.16%         254    3.16%         364    3.16%         919    3.16%       1,595   1,569   3.16%
  Freddie Mac........       177    3.47          340    3.47           --      --           --      --          517     518   3.47
    Total............ $     235    3.39%   $     594    3.34%   $     364    3.16%   $     919    3.16%   $   2,112  $2,087   3.24%

INVESTMENT SECURITIES
U.S. Government
  agency securities.. $      --      --%   $   1,000    2.50%   $      --      --%   $   1,000    4.25%   $   2,000  $1,997   3.38%
Asset management
  funds..............     1,501    2.28                   --           --      --                   --        1,501   1,502   2.28
    Total............ $   1,501    2.28%   $   1,000    2.50    $      --      --%   $   1,000    4.25%   $   3,501  $3,499   2.91%

   Total debt
     securities
     available for
     sale............ $   1,736            $   1,594            $     364            $   1,919            $   5,613  $5,586

HELD TO MATURITY:

INVESTMENT SECURITIES
U. S. Government
  agency securities.. $      --      --%   $      --      --%   $      --      --%   $   2,000    3.50%   $   2,000  $1,927   3.50%
Trust preferred
  securities.........        --      --           --      --           --      --          470    1.72          470     471   1.72

Municipal
  obligation.........         9    4.90           43    5.23           68    5.71          304    4.00          424     424   4.41

   Total securities
     held to
     maturity........ $       9            $      43            $      68            $   2,774            $   2,894  $2,822

SOURCES OF FUNDS

        GENERAL. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

        DEPOSITS. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of passbook savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses.

        Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our customer service and competitive pricing to attract and retain these deposits. While we accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, we do not actively solicit such deposits as they are more difficult to retain than core deposits.

        The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

                                 AT DECEMBER 31,                                    AT JUNE 30,
                         ------------------------------   ---------------------------------------------------------------
                                      2003                             2003                             2002
                         ------------------------------   ------------------------------   ------------------------------
                                               WEIGHTED                         WEIGHTED                         WEIGHTED
                                               AVERAGE                          AVERAGE                          AVERAGE
                          BALANCE    PERCENT     RATE      BALANCE    PERCENT     RATE      BALANCE    PERCENT     RATE
                         ---------  ---------  --------   ---------  ---------  --------   ---------  ---------  --------
                                                              (DOLLARS IN THOUSANDS)
DEPOSIT TYPE:
Passbook accounts...     $  19,187     30.29%    1.41%    $  18,980     29.75%    1.65%    $  23,079     33.99%    2.89%
Money market deposits        4,594      7.25     1.21         4,468      7.00     1.32         9,473     13.95     4.52
NOW deposits........         3,898      6.15     0.53         4,880      7.65     0.87         4,673      6.88     2.89
   Total transaction
     accounts.......        27,679     43.69     1.25        28,328     44.40     1.46        37,225     54.82     3.30

   Certificates of
   deposit..........        35,680     56.31     2.87        35,478     55.60     3.10        30,683     45.18     4.23

   Total deposits...     $  63,359    100.00%    2.16%    $  63,806    100.00%    2.37%    $  67,908    100.00%    3.72%

        The following table sets forth, by interest rate ranges, information concerning certificates of deposit at the dates indicated.

                                                    AT DECEMBER 31, 2003
                       ------------------------------------------------------------------------------
                                                      PERIOD TO MATURITY
                       ------------------------------------------------------------------------------
                        LESS THAN     ONE TO TWO     TWO TO      MORE THAN                 PERCENT OF
                        ONE YEAR        YEARS     THREE YEARS   THREE YEARS     TOTAL         TOTAL
                       -----------   -----------  -----------   -----------  -----------   ----------
                                                   (DOLLARS IN THOUSANDS)
INTEREST RATE RANGE:
   2.00% and below...  $     7,122   $       233  $        --   $        --  $     7,355       20.61%
   2.01% to 3.00%....       12,462         3,681          953            --       17,096       47.92%
   3.01% to 4.00%....        5,553           635          550            20        6,758       18.94%
   4.01% to 5.00%....          528           199           85           161          973        2.73%
   5.01% to 6.00%....        2,708            13            8           284        3,013        8.44%
   6.01% and above...          485            --           --            --          485        1.36%
                       -----------   -----------  -----------   -----------  -----------  ----------
   Total.............  $    28,858   $     4,761  $     1,596   $       465  $    35,680      100.00%
                       ===========   ===========  ===========   ===========  ===========  ==========


                                                      AT JUNE 30, 2003
                       ------------------------------------------------------------------------------
                                                      PERIOD TO MATURITY
                       ------------------------------------------------------------------------------
                        LESS THAN     ONE TO TWO     TWO TO      MORE THAN                 PERCENT OF
                        ONE YEAR        YEARS     THREE YEARS   THREE YEARS     TOTAL         TOTAL
                       -----------   -----------  -----------   -----------  -----------   ----------
                                                   (DOLLARS IN THOUSANDS)
Interest Rate Range:
   2.00% and below...  $     3,647   $       229  $        --   $        --  $     3,876       10.93%
   2.01% to 3.00%....       11,621         4,282          666            --       16,569       46.70
   3.01% to 4.00%....        4,844         3,318          636           349        9,147       25.78
   4.01% to 5.00%....        1,138           390          182           244        1,954        5.51
   5.01% to 6.00%....        2,816            62           13           286        3,177        8.95
   6.01% and above...          520           235           --            --          755        2.13
                       -----------   -----------  -----------   -----------  -----------  ----------

   Total.............  $    24,586   $     8,516  $     1,497   $       879  $    35,478      100.00%
                       ===========   ===========  ===========   ===========  ===========  ==========

        As of December 31, 2003 and June 30, 2003, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $11.8 million and $11.7 million, respectively, the majority of which were retail deposits. The following table sets forth the maturity of those certificates as of December 31, 2003.

                                                       AT
                                                DECEMBER 31, 2003
                                                -----------------
                                                 (IN THOUSANDS)

        Three months or less................       $    5,448
        Over three months through six months            1,151
        Over six months through one year....            3,581
        Over one year to three years........            1,366
        Over three years....................              213
                                                   ----------

        Total...............................       $   11,759
                                                   ==========

        BORROWINGS. Our borrowings consist solely of advances from the Federal Home Loan Bank of Indianapolis. At December 31, 2003, we had access to additional Federal Home Loan Bank advances of up to $39.0 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

                                             AT OR FOR THE SIX MONTHS         AT OR FOR THE YEARS ENDED
                                                 ENDED DECEMBER 31,                   JUNE 30,
                                          ------------------------------    -----------------------------
                                               2003             2002            2003             2002
                                          ------------      ------------    ------------     ------------
                                                               (DOLLARS IN THOUSANDS)
Balance at end of period                  $      5,000      $      4,000    $      6,000     $      9,000
Average balance during period             $      5,576      $      5,953    $      5,888     $      9,265
Maximum outstanding at any month end      $      7,000      $      9,000    $      9,000     $      9,500
Weighted average interest rate at end
   of period                                      4.05%             5.44%           4.35%            6.20%
Average interest rate during period               4.30%             6.08%           5.26%            6.32%

COMPETITION


        We face significant competition in both originating loans and attracting deposits. The Cincinnati, Ohio metropolitan area and Dearborn County, Indiana, the county in which our offices is located, have a high concentration of financial institutions, many of which are significantly larger institutions with greater financial resources than we have, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions.

We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. We have emphasized personalized banking and the advantage of local decision-making in our banking business. We do not rely on any individual, group, or entity for a material portion of our deposits.


        As of December 31, 2003, Dearborn Savings Association had deposits of $63.9 million in Dearborn County. These deposits represented 8.4% of all bank and thrift deposits in Dearborn County as of that date, making Dearborn Savings Association the fifth largest financial institution out of nine financial institutions in terms of deposits in the county.


EMPLOYEES

        As of December 31, 2003, we had 16 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

PROPERTIES

        As of December 31, 2003, Dearborn Savings Association owned its main office and its branch office. At December 31, 2003, the net book value of our properties was $416,200. The following is a list of our locations:

MAIN OFFICE                                BRANCH OFFICE
-----------                                -------------

118 Walnut Street                          141 Ridge Avenue
Lawrenceburg, Indiana 47025                Lawrenceburg, Indiana 47025
(812) 537-0940                             (812) 537-0940

Legal Proceedings


        We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which management believes are immaterial to our financial condition and results of operations.



                           SUPERVISION AND REGULATION

GENERAL


        As a federally chartered savings association, Dearborn Savings Association is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which we may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Dearborn Savings Association also is a member of, and owns stock in, the Federal Home Loan Bank of Indianapolis, which is one of the twelve regional banks in the Federal Home Loan Bank System. Dearborn Savings Association also is regulated to a lesser extent by the Board of

Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Dearborn Savings Association and prepares reports for consideration by our board of directors on any operating deficiencies. Dearborn Savings Association's relationship with our depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of our loan documents.

        There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on our business, financial condition or operations.


FEDERAL BANKING REGULATION


        BUSINESS ACTIVITIES. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Dearborn Savings Association may invest in mortgage loans secured by residential and non-residential real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. Dearborn Savings Association also may establish subsidiaries that may engage in activities not otherwise permissible for Dearborn Savings Association directly, including real estate investment, securities brokerage and insurance agency.

        CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.


        The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        At December 31, 2003, Dearborn Savings Association's capital exceeded all applicable requirements.

        LOANS TO ONE BORROWER. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of

December 31, 2003, Dearborn Savings Association was in compliance with the loans-to-one-borrower limitations.

        Qualified Thrift Lender Test. As a federal savings association, Dearborn Savings Association is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Dearborn Savings Association must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.

        "Qualified thrift investments" include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Dearborn Savings Association also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

        A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At December 31, 2003, Dearborn Savings Association maintained approximately 72.3% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

        CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution's capital account. A savings association must file an application for approval of a capital distribution if:

        o the total capital distributions for the applicable calendar year exceed the sum of the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years;

        o the savings association would not be at least adequately capitalized following the distribution;

        o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

        o the savings association is not eligible for expedited treatment of its filings.

        Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

        The Office of Thrift Supervision may disapprove a notice or application if:

        o the savings association would be undercapitalized following the distribution;

        o the proposed capital distribution raises safety and soundness concerns; or

        o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

        LIQUIDITY. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

        COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Dearborn Savings Association received an "outstanding" Community Reinvestment Act rating in its most recent federal examination.

        TRANSACTIONS WITH RELATED PARTIES. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. DSA Financial Corporation and its non-savings institution subsidiaries will be affiliates of Dearborn Savings Association. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Dearborn Savings Association's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Dearborn Savings Association's capital. In addition, extensions of credit in excess of certain limits must be approved by Dearborn Savings Association's board of directors.


        ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over federal savings associations and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an association. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the association, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.


        STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

        PROMPT CORRECTIVE ACTION REGULATIONS. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association's capital:

        o well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

        o adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

        o undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

        o significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

        o       critically undercapitalized (less than 2% tangible capital).


        Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings association that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.


        At December 31, 2003, Dearborn Savings Association met the criteria for being considered "well-capitalized."


        INSURANCE OF DEPOSIT ACCOUNTS. Deposit accounts in Dearborn Savings Association are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Dearborn Savings Association's deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .0212% of insured deposits to fund interest payments on federal agency bonds maturing in 2017 that were issued to recapitalize the predecessor to the Savings Association Insurance Fund.

        PROHIBITIONS AGAINST TYING ARRANGEMENTS. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the savings association or its affiliates or not obtain services of a competitor of the savings association.


        FEDERAL HOME LOAN BANK SYSTEM. Dearborn Savings Association is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of Indianapolis, Dearborn Savings Association is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of December 31, 2003, Dearborn Savings Association was in compliance with this requirement.

FEDERAL RESERVE SYSTEM

        Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2003, Dearborn Savings Association was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

        The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Title III of the USA PATRIOT Act amended the Bank Secrecy Act to encourage information sharing among bank regulatory agencies and law enforcement bodies. Moreover, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, savings associations, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

        Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

        o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

        o Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened. On July 23, 2002, the Office of Thrift Supervision and the other federal bank regulators jointly issued proposed rules to implement Section 326. The proposed rules require financial institutions to establish a program specifying procedures for obtaining identifying information from customers seeking to open new accounts. This identifying information would be essentially the same information currently obtained by most financial institutions for individual customers.

        o Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

        o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

        o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

HOLDING COMPANY REGULATION

        Upon completion of the conversion, DSA Financial Corporation will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over DSA Financial Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Dearborn Savings Association.

        Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings association was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999, to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Dearborn Financial Corporation will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.


        Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

SARBANES-OXLEY ACT OF 2002

        The Sarbanes-Oxley Act of 2002 (the "Act") provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. The Act established an accounting oversight board that enforces auditing, quality control and independence standards, and is funded by fees from all publicly traded companies. The Act also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for audit partner rotation after a period of time. The Act also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company's securities within two business days of the change.

        The Act also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is an "audit committee financial expert" (as defined by Securities and Exchange Commission regulations) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

        Although we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

FEDERAL SECURITIES LAWS

        DSA Financial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion. Upon completion of the conversion, shares of DSA Financial Corporation common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. DSA Financial Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

        The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of DSA Financial Corporation may be resold without registration. Shares purchased by an affiliate of DSA Financial Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If DSA Financial meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of DSA Financial Corporation that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of DSA Financial Corporation, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, DSA Financial may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION

FEDERAL TAXATION

        GENERAL. DSA Financial and Dearborn Savings Association are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to DSA Financial and Dearborn Savings Association.

        METHOD OF ACCOUNTING. For federal income tax purposes, Dearborn Savings Association currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

        BAD DEBT RESERVES. Prior to the Small Business Protection Act of 1996, Dearborn Savings Association was permitted to establish a reserve for bad debts for tax purposes and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at Dearborn Savings Association's taxable income. As a result of the Small Business Protection Act, Dearborn Savings Association must use the specific charge off method in computing its bad debt deduction for tax purposes.

        TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if Dearborn Savings Association failed to meet certain thrift asset and definitional tests. The Small Business Protection Act of 1996 eliminated these thrift-related recapture rules. However, under current law, pre-1988 reserves remain subject to tax recapture should Dearborn Savings Association make certain distributions from its tax bad debt reserve or cease to maintain a bank charter. At December 31, 2003, Dearborn Savings Association's total federal pre-1988 reserve was approximately $1.2 million. This reserve reflects the cumulative effects of federal tax deductions by Dearborn Savings Association for which no federal income tax provision has been made.


        MINIMUM TAX. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The alternative minimum tax is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Dearborn Savings Association has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.


        NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 2003, Dearborn Savings Association had no net operating loss carryforwards for federal income tax purposes.

        CORPORATE DIVIDENDS. We may exclude from our income 100% of dividends received from Dearborn Savings Association as a member of the same affiliated group of corporations.

        Dearborn Financial's federal income tax returns have not been audited by the Internal Revenue Service in the last five fiscal years.

STATE AND LOCAL TAXATION


        Dearborn Savings Association is subject to Indiana's Financial Institutions Tax, which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of the Financial Institutions Tax, is based upon taxable income as defined by Section 63 of the Internal Revenue Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.


        As a Delaware business corporation, DSA Financial will be required to file annual returns and pay annual fees and an annual franchise tax to the State of Delaware.

                           MANAGEMENT OF DSA FINANCIAL


        DSA Financial Corporation's Board of Directors has six members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors of DSA Financial Corporation are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify.

        The table below sets forth certain information, as of December 31, 2003, regarding current members of our Board of Directors and executive officers who are not directors, including the terms of office of board members.


                                  POSITION(S) HELD WITH
            NAME              DEARBORN FINANCIAL CORPORATION      AGE       DIRECTOR SINCE(1)    CURRENT TERM EXPIRES
--------------------------   --------------------------------   -------    ------------------   ----------------------
                                                       DIRECTORS

Robert P. Sonntag             Chairman of the Board               69               1971                  2004
Edward L. Fischer             President, Chief Executive          51               2002                  2005
                                 Officer and Director
Ronald J. Denney              Director                            55               1976                  2006
David P. Lorey                Director                            47               1992                  2004
Richard Meador, III           Director                            68               1983                  2005
Dr. Dennis Richter            Director                            55               1986                  2006

                                        EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Thomas J. Sicking             Vice President                      63               N/A                   N/A
Steven R. Doll                Vice President and Chief            51               N/A                   N/A
                                 Financial Officer
Delmar C. Schiferl            Vice President/Director of          42               N/A                   N/A
                                 Lending

--------------------------------------------
(1)     Includes service with Dearborn Savings Association in mutual form.

        The business experience for the past five years for each of our directors and executive officers is as follows:

        ROBERT P. SONNTAG has served as the Chairman of the Board of Directors of Dearborn Savings Association since 1992 and Dearborn Financial Corporation since its formation in 1999. Mr. Sonntag has served as the President of Sonntag Accountancy Corporation since 1967.

        EDWARD L. FISCHER has served as President of Dearborn Savings Association since 1996 and Dearborn Financial Corporation since its formation in 1999. Mr. Fischer joined Dearborn Savings Association in 1993 as Chief Financial Officer and Treasurer.

        RONALD J. DENNEY is the funeral director at Fitch Dinney Funeral Home, Inc., located in Lawrenceburg, Indiana, a position he has held since 1973.

        DAVID P. LOREY is a private land owner and developer.

        RICHARD MEADOR, III is retired. Prior to 1992, Mr. Meador owned Meador's Fitness Center, located in Lawrenceburg, Indiana since 1974.

        DR. DENNIS RICHTER has been self employed as an optometrist in Lawrenceburg, Indiana since 1974.

        THOMAS J. SICKING has served as Vice President of Dearborn Savings Association since January 1997 and Vice President of Dearborn Financial since its formation in 1999.

        STEVEN R. DOLL was hired by Dearborn Savings Association in March 2002. Mr. Doll served as accounting manager of Sharefax Credit Union, located in Batavia, Ohio from March 2001 until March 2002, and was Chief Financial Officer of Ameriana Bank of Ohio, located in Cincinnati, Ohio, from 1993 until December 2001.

        DELMAR C. SCHIFERL was hired by Dearborn Savings Association in March 2002, and serves as Vice President/Director of Lending. Prior to joining Dearborn Savings Association, Mr. Schiferl worked at Advantage Bank from February 1996 until March 2002.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


        Regular meetings of the Board of Directors are generally held quarterly, and special meetings are held as needed. There were ten meetings of the Board of Directors of Dearborn Financial during fiscal 2003. The Board of Directors has established various committees including Executive, Audit, Compensation and Nominating Committees.


        The Executive Committee is authorized to act with the same authority as the Board of Directors of Dearborn Financial between meetings of the Board. Messrs. Sonntag, Fischer, Meador and Lorey serve as members of this committee. The Executive Committee did not meet during fiscal 2003.

        The Audit Committee reviews the records and affairs of Dearborn Financial to determine its financial condition, review with management and the independent auditors the systems of internal control, and monitor adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. Messrs. Sonntag, Richter and Lorey serve as members of this committee. The Board of Directors of Dearborn Financial has determined that Director Sonntag qualifies as an "audit committee financial expert" and is serving as such for the Audit Committee. The Audit Committee met twice during fiscal 2003.

        The Compensation Committee reviews existing compensation, investigate new and different forms of compensation and make recommendations with respect thereto to the Board of Directors. Currently the entire Board serves as this committee. The Compensation Committee did not meet during fiscal 2003.

        The full Board of Directors acts as the Nominating Committee. The Nominating Committee nominates individuals for election as directors. The Nominating Committee met once during fiscal 2003.

DIRECTORS' COMPENSATION

        DIRECTORS' FEES. Directors of Dearborn Financial are not compensated for service on Dearborn Financial's Board of Directors or Committees of Dearborn Financial's Board of Directors. Each non-employee director of Dearborn Savings Association receives $12,100 per year, in addition to the amount deferred as described below, for service on the Board of Directors. In addition, Mr. Sonntag receives an additional $2,000 as Chairman of the Board of Dearborn Savings Association, Messrs. Meador and Denney receive $5,000 per year as members of Dearborn Savings Association's Loan Committee, and Messrs. Lorey, Richter and Sonntag receive $3,000 per year as members of Dearborn Savings Association's Asset and Liability and Strategic Planning Committee and $600 per year as members of Dearborn Savings Association's Audit Committee.


        DIRECTOR DEFERRED COMPENSATION AGREEMENTS. Dearborn Savings Association entered into Director Deferred Compensation Agreements with Messrs. Denney, Meador, Richter and Sonntag in January 1992 and with Mr. Lorey in August 1992 ("Director Agreements"). Pursuant to the Director Agreements, the Directors of Dearborn Savings Association defer receipt of monthly Board fees of $142 ($250 for Messrs. Lorey and Denney) for a period of up to 156 months. The Director Agreements provide that at each director's normal retirement following his 70th birthday, Dearborn Savings Association will begin paying a monthly deferred compensation benefit of $2,269, $4,221, $659, $1,465 and $595, respectively, for Messrs. Denney, Lorey, Meador, Richter and Sonntag. In the event a director defers fees for a period of less than the full deferral period, he shall be entitled to receive, upon reaching his normal retirement age, a deferred compensation benefit determined by multiplying the amounts listed above by a fraction, the numerator of which is equal to the total amount of Board fees that were actually deferred and the denominator of which is the total amount of Board fees that would have been deferred during the entire deferral period if all deferrals had been made. Such benefits shall be payable for 15 years, or at the election of each director or his beneficiary, in a lump sum. In the event of death or disability prior to termination of service, a death benefit of the full amount payable if fees were deferred for the entire deferral period shall be payable to the director's beneficiaries for 15 years.


        Dearborn Savings Association has funded its obligations under the Director Agreements by purchasing single premium life insurance policies. The directors and their beneficiaries have no rights to the insurance policies acquired by Dearborn Savings Association and have only the rights of unsecured general creditors of Dearborn Savings Association. The cash surrender value of these policies is an asset of Dearborn Savings Association that was valued at approximately $522,000 as of June 30, 2003. Each year Dearborn Savings Association will record an expense which is calculated ratably over the remaining anticipated years of service of the directors. This expense was approximately $27,000 during the year ended June 30, 2003.

        RECOGNITION AND RETENTION PLAN. During the fiscal year ended June 30, 2002, Dearborn Financial adopted, and Dearborn Financial's stockholders approved, the Dearborn Financial Corporation 2002 Recognition and Retention Plan (the "Recognition and Retention Plan"). Pursuant to the Recognition and Retention Plan, 1,250 shares of Dearborn Financial Corporation common stock were awarded to each of our non-employee directors, Messrs. Denney, Lorey, Meador, Richter and Sonntag, and 3,400 shares were awarded to President and Chief Executive Officer and Director Fischer. Grants vest over five years, commencing February 26, 2004.

        DIRECTORS' EMERITUS PLAN. Dearborn Savings Association maintains a directors' emeritus plan to compensate former members of the Board of Directors who have attained age 65, have a minimum of ten years of service as directors, and perform emeritus services for Dearborn Savings Association. A director emeritus may not compete with Dearborn Savings Association. A director emeritus is entitled to receive fees equal to 50% of the board fees paid to existing directors, and is also entitled to receive health benefits. The directors' emeritus plan does not provide a death benefit.


EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following table sets forth for the three years ended June 30, 2003, certain information as to the total remuneration paid by Dearborn Financial Corporation to its Chief Executive Officer. No other officer received total annual compensation in excess of $100,000 during the fiscal year ended June 30, 2003 (together, "Named Executive Officers").

                                                                                     LONG-TERM COMPENSATION
                                                                          --------------------------------------------
                          ANNUAL COMPENSATION                                     AWARDS                PAYOUTS
                          --------------------------------------------    ---------------------  ---------------------
                            YEAR                          OTHER ANNUAL    RESTRICTED  OPTIONS/              ALL OTHER
 NAME AND PRINCIPAL        ENDED                          COMPENSATION      STOCK        SARS     LTIP    COMPENSATION
      POSITION              6/30      SALARY     BONUS         (1)        AWARDS (2)     (#)     PAYOUTS       (3)
------------------------  --------  ---------  ---------  ------------    ----------  ---------  -------  ------------
Edward L. Fischer,          2003    $  85,490  $  15,000     $10,785       $  87,380       --    $    --  $   4,935
President, Chief            2002       82,200     10,000       9,663              --       --         --      4,174
Executive Officer and       2001       78,650     10,000       8,216              --       --         --         --
Director

----------------------------
(1) Includes employer payments for auto insurance, health insurance and annul dues at a golf club.
(2) Represents the fair market value of shares granted pursuant to the Dearborn Financial Corporation 2003 Recognition and Retention Plan. Dividends are paid on the restricted stock and participants can vote the restricted stock to the extent shares have vested or are available for issuance. At June 30, 2003 3,400 shares of unvested restricted stock awards were held by Mr. Fischer.
(3)     Includes employer contributions to the Simplified Employee Pension Plan.

SIMPLIFIED EMPLOYEE PENSION PLAN

        Dearborn Savings Association established a Simplified Employee Pension Plan ("SEP Plan") on December 29, 1985. Employees are eligible to participate in the SEP Plan after attaining the age of 21 and having worked for Dearborn Savings Association for one year. Pursuant to the SEP Plan, each year Dearborn Savings Association may make a discretionary contribution to the SEP Plan that will be allocated to each participant in the same proportion as such participant's compensation bears to all participants' compensation in such year. Dearborn Savings Association's contribution to the SEP Plan is held in participants' individual retirement accounts and is fully vested upon contribution to each participant's IRA. In addition, participants may make additional contributions to the SEP Plan accounts subject to the limitations generally applicable to individual retirement accounts. During the calendar year ended December 31, 2003, a 5.0% contribution was made by Dearborn Savings Association, and no contributions were made directly by participants.

        Participants may rollover funds from their SEP Plan accounts into other IRAs, subject to certain restrictions, or may withdraw Dearborn Savings Association's contributions from their SEP Plan accounts. Withdrawn amounts are includable in income and may be subject to a penalty tax if a participant has not attained the age of 59 1/2.

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENTS

        Dearborn Savings Association entered into an Executive Supplemental Retirement Income Agreement with Mr. Fischer in May 1996 (the "Supplemental Agreement"). The Supplemental Agreement is intended to provide supplemental retirement benefits beyond those provided by Dearborn

Savings Association's SEP Plan. The Supplemental Agreement provides that at Mr. Fischer's normal retirement following his 62nd birthday, Dearborn Savings Association shall commence paying supplemental retirement income benefits of $70,136 per year. Such benefits shall be payable for 20 years. The benefits provided under the Supplemental Agreements vest at the rate of 20% per year beginning on the second year and each year thereafter, based on the individual's hire date. If, prior to Mr. Fischer's normal retirement date, he voluntarily terminates or is terminated without cause by Dearborn Savings Association, Dearborn Savings Association shall pay his vested accrued benefits. If, however, termination follows a merger, conversion or other material change in Dearborn Savings Association's structure or business activities, Mr. Fischer shall be entitled to his full supplemental retirement income benefits. Should Mr. Fischer be terminated for cause, his benefits under the Supplemental Agreements shall be forfeited.

        Dearborn Savings Association has funded its obligations under the Supplemental Agreement by purchasing a single premium life insurance policy. Mr. Fischer and his beneficiaries have no rights to the insurance policies acquired by Dearborn Savings Association and have only the rights of unsecured general creditors of Dearborn Savings Association. Each year Dearborn Savings Association records an expense that is calculated ratably over the remaining anticipated years of Mr. Fischer's service. This net expense was approximately $25,000 during the fiscal year ended June 30, 2003.


EMPLOYMENT AGREEMENTS

        Dearborn Savings Association plans to enter into similar employment agreements with each of ________________________. DSA Financial Corporation will be a signatory to each of the agreements for the sole purpose of guaranteeing payments thereunder. Each of these agreements will have an initial term of three years, and shall automatically renew on each day so that the remaining term shall be thirty-six (36) full calendar months, subject to termination on notice as provided in the agreements. Under the agreements, the initial base salaries for ________________________ are expected to be __________________, respectively, subject to normal adjustments to reflect annual salary increases for the 2004 calendar year. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

        Certain events resulting in the executive's termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, (ii) a significant change in the nature or scope of the executive's authority, (iii) the liquidation or dissolution of Dearborn Savings Association or DSA Financial Corporation that would affect the status of the executive, or (iv) a breach of the employment agreement by the applicable corporation, then the executive would be entitled to a severance payment under the agreement. With respect to _________________________ the severance payment would be equal to three times the sum of the executive's base salary and the highest rate of bonus awarded to the executive during the prior three years, payable, at the executive's election, either in a lump sum or in bi-weekly installments during the remaining term of the agreement. In the event of a change in control (as defined in the plan) followed by the involuntary termination or voluntary resignation of the executive from Dearborn Savings Association, the executive would be entitled to the payment of a sum equal to three times base salary and the highest rate of bonus awarded to the executive during the prior three years, payable, at his election, in a lump sum or bi-weekly during the remaining term of the agreement.

In addition, the executive would be entitled, at the Association's expense, to the continuation of substantially comparable life, medical, dental and disability coverage for a period of thirty-six (36) months from the date of termination. In the event payments to the executive include an "excess parachute payment" as defined in the Internal Revenue Code, payments under the employment agreements with Dearborn Savings Association would be reduced in order to avoid this result.

        Upon termination of the executive's employment other than in connection with a change in control, the executive agrees not to compete with Dearborn Savings Association for a period of one year following termination of employment within twenty-five (25) miles of any existing branch of Dearborn Savings Association, or within twenty-five (25) miles of any office in which Dearborn Savings Association has filed an application for regulatory approval to establish an office. Should the executive become disabled, he would be entitled to the payment of 100% of his base salary for one year following such termination provided that any amount paid the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Dearborn Savings Association, the executive's estate will be paid the executive's base salary for one year and the executive's family will be entitled to continuation of medical, dental and other insurance benefits normally provided for an executive's family for one year.

CHANGE IN CONTROL AGREEMENTS

        Dearborn Savings Association, F.A. intends to enter into severance agreements with ______________________ other officers of Dearborn Savings Association, which would provide certain benefits in the event of a change in control of Dearborn Savings Association or DSA Financial Corporation. Each of the severance agreements provides for a term of thirty-six (36) months. Commencing on each anniversary date, the Board of Directors may extend any change in control agreement for an additional year. The change in control agreements enable Dearborn Savings Association to offer to designated officers certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and Dearborn Savings Association may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

        Following a change in control of DSA Financial Corporation or Dearborn Savings Association, F.A., an officer is entitled to a payment under the change in control agreement if the officer's employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event that an officer who is a party to a change in control agreement is entitled to receive payments pursuant to the change in control agreement, he will receive a cash payment equal to three times the sum of (i) base salary, and (ii) highest rate of bonus awarded to the executive during the prior three years, subject to applicable withholding taxes. If the executive has been employed by Dearborn Savings Association for less than one
(1) year, the severance pay shall be a sum equal to thirty-six (36) times the highest monthly salary, and three (3) times the highest rate of bonus awarded to the executive. In addition to the severance payment, each covered officer shall receive continued life, health and dental coverage for a period of 36 months from the date of termination. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are limited so that they will not constitute an excess parachute payment under
Section 280G of the Internal Revenue Code.

TRANSACTIONS WITH CERTAIN RELATED PERSONS


        Federal law and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to regulations, Dearborn Savings Association has extended loans to Directors Denney and Richter, Vice President Schiferl and Vice President and Chief Financial Officer Doll. Set forth below is certain information as to these loans.


                                         Original   Highest Balance
                                           Loan       During 2003       Balance on      Interest Rate
 Name of Individual    Date Originated    Amount      Fiscal Year      June 30, 2003   on June 30, 2003
--------------------   ---------------  ----------  ---------------    -------------   ----------------
Ronald J. Denney        December 2001   $ 393,700      $  390,005        $  359,708          4.25%

Dr. Dennis G. Richter  September 1992   $  80,000      $   69,474        $   67,611          5.00%


Steven R. Doll           August 2002    $  65,000      $   65,000        $   62,673          4.25%


Delmar C. Schiferl        July 2002     $ 108,000      $  108,000        $  106,855          5.00%

        Other than as described above, all loans, the principal balances of which exceeded $60,000 at any time during the fiscal year ended June 30, 2003, made by Dearborn Savings Association to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

BENEFITS TO BE CONSIDERED FOLLOWING COMPLETION OF THE CONVERSION


        STOCK OPTION PLAN. We intend to request stockholder approval of a stock option plan no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock option plan, if implemented within one year of the conversion, would reserve an amount equal to 10% of the shares of common stock sold in the offering for issuance upon exercise of stock options. If the stock option plan is implemented more than one year after the conversion, the number of shares reserved under the plan may exceed 10% of the shares sold in the stock offering. 10% of the shares of common stock issued in the offering would amount to 61,404 shares, 72,240 shares, 83,076 shares and 95,537 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 4.9% of their ownership interest in DSA Financial Corporation at the midpoint of the offering range.

        The exercise price of the options granted under the new stock option plan will be equal to the fair market value of DSA Financial Corporation common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.


        The stock option plan would be administered by a committee of non-employee members of DSA Financial's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to DSA Financial. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

        STOCK RECOGNITION AND RETENTION PLAN. We intend to request stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve an amount equal to 4% of the shares of common stock sold in the offering, or 24,561 shares, 28,896 shares, 33,230 shares and 38,214 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If the stock recognition and retention plan is implemented more than one year after the completion of the conversion, the number of shares reserved under the plan may exceed 4% of the shares sold in the offering. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 1.9% in their ownership interest in DSA Financial at the midpoint of the offering range.


        Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability, or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), unvested shares would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.


        The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for DSA Financial Corporation.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of December 31, 2003. The business address of each director and executive officer is 118 Walnut Street, Lawrenceburg, Indiana 47025.

                                                           Number of Shares of Common          Percent of All Common
Name of Beneficial Owner                                  Stock Beneficially Owned (1)           Stock Outstanding
------------------------------------------------------   ------------------------------       -----------------------
Robert P. Sonntag                                                    10,650(2)                          2.2%
Edward L. Fischer                                                    13,077(3)                          2.7
Ronald J. Denney                                                     11,550(4)                          2.4
David P. Lorey                                                       14,249(5)                          2.9
Richard Meador, III                                                   1,390(2)                          *
Dr. Dennis Richter                                                   15,878(6)                          3.3
Thomas J. Sicking                                                     4,616(7)                          *

Steven R. Doll                                                        1,005(8)                          *
Delmar C. Schiferl                                                    1,005(8)                          *


All directors and executive officers as a group
(9 persons)                                                          73,420                           15.1%

Dearborn Mutual Holding Company
118 Walnut Street, Lawrenceburg, Indiana 47025                      250,000                           51.6%

Dearborn Mutual Holding Company and all directors
and executive officers as a group                                   323,420                           66.7%
                                                                ===========                       ========

---------------------------
*       Less than 1%.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(2)      Includes 1,250 shares held by the Recognition and Retention Plan.
(3) Includes 3,503 shares held by the employee stock ownership plan and 3,400 shares held by the Recognition and Retention Plan.
(4) Includes 1,250 shares held by the Recognition and Retention Plan and 800 shares held by a retirement plan of which Mr. Denney is the trustee with voting power.
(5) Includes 1,250 shares held by the Recognition and Retention Plan and 600 shares held by Mr. Lorey's daughter.
(6) Includes 1,250 shares held by the Recognition and Retention Plan, 11,777 shares held by a family limited partnership and 314 shares held by Dr. Richter's wife in an individual retirement account.
(7) Includes 1,716 shares held by the employee stock ownership plan and 1,500 shares held by the Recognition and Retention Plan.
(8) Includes 5 shares held by the employee stock ownership plan and 1,000 shares held by the Recognition and Retention Plan

                SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

        The table below sets forth, for each of Dearborn Financial's directors and executive officers and for all of the directors and executive officers as a group, the following information:


        (i) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Dearborn Financial common stock as of December 31, 2003;

        (ii) the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

        (iii) the total amount of Dearborn Financial common stock to be held upon consummation of the conversion.

        In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases." Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

                                                     PROPOSED PURCHASES OF
                                                   STOCK IN THE OFFERING (1)       TOTAL COMMON STOCK TO BE HELD
                                                  --------------------------       -----------------------------
                                 NUMBER OF                                                        PERCENTAGE OF
                              EXCHANGE SHARES      NUMBER OF                        NUMBER OF        TOTAL
 NAME OF BENEFICIAL OWNER      TO BE HELD (2)       SHARES          AMOUNT           SHARES      OUTSTANDING (3)
---------------------------  -----------------    -----------    -----------       -----------   ---------------
Robert P. Sonntag                     30,767               --    $        --           30,767          2.2%
Edward L. Fischer                     37,779           20,000        200,000           57,779          4.1
Ronald J. Denney                      33,367           10,000        100,000           43,367          3.1
David P. Lorey                        41,165           20,000        200,000           61,165          4.4
Richard Meador, III                    4,015            1,000         10,000            5,015          *
Dr. Dennis Richter                    45,871               --             --           45,871          3.3
     Total                           192,964           51,000        510,000          243,964         17.4%

Thomas J. Sicking                     13,335           10,000        100,000           23,335          1.7
Steven R. Doll                         2,903              400          4,000            3,303          *
Delmar C. Schiferl                     2,903            1,000         10,000            3,903          *
     Total                            19,141           11,400        114,000           30,541          2.2%
     Total for Directors
      and Executive
      Officers                       212,105           62,400    $   624,000          265,505         19.0%

------------------
*       Less than 1%.
(1)     Includes proposed subscriptions, if any, by associates.
(2)     Based on information presented in "Beneficial Ownership of Common
        Stock."

                                 THE CONVERSION


        The Boards of Directors of Dearborn Financial Corporation and Dearborn Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Dearborn Mutual Holding Company (depositors of Dearborn Savings Association) and the stockholders of Dearborn Financial. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.


GENERAL


        The respective Boards of Directors of Dearborn Mutual Holding Company and Dearborn Financial adopted the plan of conversion and reorganization on December 30, 2003. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Dearborn Mutual Holding Company, the mutual holding company parent of Dearborn Financial, will be merged into Dearborn Savings Association, and Dearborn Mutual Holding Company will no longer exist. Dearborn Financial Corporation, which owns 100% of Dearborn Savings Association, will be succeeded by a new Delaware corporation named DSA Financial Corporation. As part of the conversion, the ownership interest of Dearborn Mutual Holding Company, will be offered for sale in the stock offering. When the conversion is completed, all of the capital stock of Dearborn Savings Association will be owned by DSA Financial Corporation, our newly formed Delaware holding company, and all of the common stock of DSA Financial Corporation will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this Prospectus.

        Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Dearborn Financial common stock owned by persons other than Dearborn Mutual Holding Company will be converted automatically into the right to receive new shares of DSA Financial Corporation common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Dearborn Financial for new shares, the public stockholders of Dearborn Financial common stock will own the same aggregate percentage of shares of common stock of DSA Financial Corporation, a Delaware corporation, that they owned immediately prior to the conversion, excluding any shares they purchased in the offering.

        DSA Financial Corporation intends to retain between $2.3 million and $3.7 million of the net proceeds of the offering and to contribute the balance of the net proceeds to Dearborn Savings Association. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

        The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the stock offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

        (i)     Natural persons residing in the Indiana county of Dearborn; and

        (ii)    Dearborn Financial's public stockholders as of May 7, 2004.


        We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

        We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of DSA Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

        The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Dearborn Savings Association and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Dearborn Mutual Holding Company's application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Where You Can Find Additional Information."

REASONS FOR THE CONVERSION

        The primary reasons for the conversion and related stock offering are:

        o to facilitate growth through de novo branching and acquisitions as opportunities arise;

        o to support internal growth through lending in communities we serve;

        o to enhance existing products and services and support the development of new products and services;

        o       to improve our overall competitive position; and

        o to improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies.


        As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure and our relatively small asset size limit our ability to offer shares of our common stock as consideration for a merger or acquisition since Dearborn Mutual Holding Company is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not have any agreement or understanding as to any specific acquisition.


APPROVALS REQUIRED

        The affirmative vote of a majority of the total eligible votes of the members of Dearborn Mutual Holding Company at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Dearborn Mutual Holding Company will also be approving the merger of Dearborn Mutual Holding Company into Dearborn Savings Association. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Dearborn Financial and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Dearborn Financial held by the public stockholders of Dearborn Financial are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

SHARE EXCHANGE RATIO


        Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Dearborn Financial common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of new shares of DSA Financial Corporation common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Dearborn Financial common stock will own the same percentage of new common stock in DSA Financial Corporation after the conversion as they held in Dearborn Financial immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio is not dependent on the market value of Dearborn Financial common stock. The exchange ratio is calculated based on the percentage of Dearborn Financial common stock held by the public, the independent valuation of DSA Financial Corporation prepared by Keller & Company and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 2.455 exchange shares for each publicly held share of Dearborn Financial at the minimum of the offering range to 3.820 exchange shares for each publicly held share of Dearborn Financial at the adjusted maximum of the offering range.


        If you are currently a stockholder of Dearborn Financial, your existing shares will be canceled and exchanged for new shares of DSA Financial Corporation, a Delaware corporation. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.


        The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many shares of DSA Financial Corporation a hypothetical owner of Dearborn Financial common stock would receive in the exchange, adjusted for the number of shares sold in the offering.


                                                      NEW SHARES TO BE
                                                  EXCHANGED FOR EXISTING     TOTAL SHARES OF                NEW SHARES TO
                           NEW SHARES TO BE         SHARES OF DEARBORN       COMMON STOCK TO                 BE RECEIVED
                       ISSUED IN THIS OFFERING            FINANCIAL            BE ISSUED IN                    FOR 100
                       -----------------------    -----------------------    CONVERSION AND    EXCHANGE        EXISTING
                         AMOUNT      PERCENT        AMOUNT      PERCENT          OFFERING       RATIO          SHARES
                       ----------  -----------    ----------  -----------    ---------------   --------     -------------
Minimum..............    614,040      51.6%         575,960      48.4%       1,190,000          2.455            245
Midpoint.............    722,400      51.6          677,600      48.4        1,400,000          2.889            288
 Maximum.............    830,760      51.6          779,240      48.4        1,610,000          3.322            332
 15% above Maximum...    955,374      51.6          896,126      48.4        1,851,500          3.820            382

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

        CONTINUITY. While the conversion is being accomplished, the normal business of Dearborn Savings Association of accepting deposits and making loans will continue without interruption. Dearborn Savings Association will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Dearborn Savings Association will continue to offer existing services to depositors, borrowers and other customers. The directors serving Dearborn Financial at the time of the conversion will be the directors of DSA Financial after the conversion.

        EFFECT ON DEPOSIT ACCOUNTS. Pursuant to the plan of conversion and reorganization, each depositor of Dearborn Savings Association at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

        EFFECT ON LOANS. No loan outstanding from Dearborn Savings Association will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.


        EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of Dearborn Savings Association of Dearborn Savings Association are members of, and have voting rights in, Dearborn Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Dearborn Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Dearborn Savings Association will be vested in DSA Financial as the sole stockholder of Dearborn Savings Association. The stockholders of DSA Financial will possess exclusive voting rights with respect to DSA Financial common stock.

        TAX EFFECTS. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Dearborn Mutual Holding Company, Dearborn Financial, the public stockholders of Dearborn Financial, members of Dearborn Mutual Holding Company, eligible account holders, supplemental eligible account holders, or Dearborn Savings Association. See "--Material Income Tax Consequences."


        EFFECT ON LIQUIDATION RIGHTS. Each depositor in Dearborn Savings Association has both a deposit account in Dearborn Savings Association and a pro rata ownership interest in the net worth of Dearborn Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Dearborn Mutual Holding Company and Dearborn Savings Association. Any depositor who opens a deposit account obtains a pro rata ownership interest in Dearborn Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Dearborn Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

        Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Dearborn Mutual Holding Company and Dearborn Savings Association are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Dearborn Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

        In the unlikely event that Dearborn Savings Association were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of October 31, 2002 and March 31, 2004 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to DSA Financial as the holder of Dearborn Savings Association's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

        The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Dearborn Savings Association and Dearborn Financial have retained Keller & Company to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Keller & Company will receive a fee of $28,200 (including $200 for expenses). This amount does not include a fee of $10,200 (including $200 for expenses) to be paid to Keller & Company for assistance in the preparation of a business plan. Dearborn Savings Association and Dearborn Financial have agreed to indemnify Keller & Company and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

        The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by Keller & Company to account for differences between Dearborn Financial and the peer group. Keller & Company placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

        The independent valuation was prepared by Keller & Company in reliance upon the information contained in this prospectus, including the consolidated financial statements of Dearborn Financial. Keller & Company also considered the following factors, among others:

        o the present results and financial condition of Dearborn Financial and the projected results and financial condition of DSA Financial;

        o the economic and demographic conditions in Dearborn Financial's existing market area;

        o certain historical, financial and other information relating to Dearborn Financial;

        o a comparative evaluation of the operating and financial characteristics of Dearborn Financial with those of other similarly situated publicly traded savings institutions located in the State of Indiana, and other states in the Midwest United States;

        o the aggregate size of the offering of the shares of common stock;

        o the impact of the conversion and offering on Dearborn Financial's stockholders' equity and earnings potential;

        o       the proposed dividend policy of DSA Financial; and

        o the trading market for securities of comparable institutions and general conditions in the market for such securities.


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


        Included in Keller & Company's independent valuation were certain assumptions as to the pro forma earnings of DSA Financial Corporation after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

        The independent valuation states that as of February 27, 2004, the estimated pro forma market value, or valuation range, of DSA Financial Corporation ranged from a minimum of $11.9 million to a maximum of $16.1 million, with a midpoint of $14.0 million. The Board of Directors of DSA Financial decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Dearborn Financial common stock owned by Dearborn Mutual Holding Company. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Dearborn Financial common stock owned by Dearborn Mutual Holding Company and the $10.00 price per share, the minimum of the offering range will be 614,040 shares, the midpoint of the offering range will be 722,400 shares and the maximum of the offering range will be 830,760 shares.


        The Board of Directors of DSA Financial reviewed the independent valuation and, in particular, considered the following:

        o Dearborn Financial's financial condition and results of operations;

        o comparison of financial performance ratios of Dearborn Financial to those of other financial institutions of similar size;

        o market conditions generally and in particular for financial institutions; and

        o the historical trading price of the publicly held shares of Dearborn Financial common stock.

        All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by Keller & Company in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Dearborn Financial or Dearborn Savings Association or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of DSA Financial to less than $11.9 million or more than $18.5 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to DSA Financial's registration statement.

        THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING OUR SHARES OF COMMON STOCK. KELLER & COMPANY DID NOT INDEPENDENTLY VERIFY OUR CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION THAT WE PROVIDED TO THEM, NOR DID KELLER & COMPANY INDEPENDENTLY VALUE OUR ASSETS OR LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS DEARBORN SAVINGS ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF DEARBORN SAVINGS


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

ASSOCIATION. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH MAY CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING OUR COMMON STOCK IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL THEIR SHARES AT PRICES AT OR ABOVE THE $10.00 PRICE PER SHARE.

        Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $18.5 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 955,374 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

        If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $18.5 million and a corresponding increase in the offering range to more than 955,374 shares, or a decrease in the minimum of the valuation range to less than $11.9 million and a corresponding decrease in the offering range to fewer than 614,040 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Dearborn Savings Association's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to subscribers as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

        An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and DSA Financial's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and DSA Financial's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Data."

        Copies of the independent valuation appraisal report of Keller & Company and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Dearborn Savings Association and as specified under "Where You Can Find Additional Information."

EXCHANGE OF STOCK CERTIFICATES

        The conversion of existing outstanding shares of Dearborn Financial common stock into the right to receive new shares of DSA Financial common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Dearborn Financial who holds stock certificates. The transmittal forms are


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

expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of Dearborn Financial common stock for new shares of DSA Financial common stock. We expect that stock certificates evidencing new shares of DSA Financial common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.


        No fractional shares of DSA Financial common stock will be issued to any public stockholder of DSA Financial when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Dearborn Financial stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares.


        You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

        After the conversion stockholders will not receive new shares of DSA Financial common stock and will not be paid dividends on the new shares of DSA Financial common stock until existing certificates representing shares of Dearborn Financial common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Dearborn Financial common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of DSA Financial common stock into which those shares have been converted by virtue of the conversion.

        If a certificate for Dearborn Financial common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder's expense.

        All new shares of DSA Financial common stock that we issue in exchange for existing shares of Dearborn Financial common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

        In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under "--Limitations on Common Stock Purchases."


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

        PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Dearborn Savings Association depositor with aggregate deposit account balances of $50.00 or more (a "Qualifying Deposit") on October 31, 2002 (an "Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 10,000 shares of our common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

        To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on October 31, 2002. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Dearborn Financial or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding October 31, 2002.

        PRIORITY 2: TAX-QUALIFIED PLANS. Our tax-qualified employee plans, including our employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the offering.

        PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Dearborn Savings Association depositor with a Qualifying Deposit on March 31, 2004 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 10,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

        To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31, 2004. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

        PRIORITY 4: OTHER MEMBERS. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Dearborn Savings Association on the


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voting record date of April 30, 2004 who is not an Eligible Account Holder or
Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 10,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

        EXPIRATION DATE. The Subscription Offering will expire at 12:00 noon, Lawrenceburg, Indiana time, on June 14, 2004, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

        We will not execute orders until at least the minimum number of shares of common stock have been issued. If at least 614,040 shares have not been issued within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Dearborn Savings Association's passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Dearborn Savings Association's passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond June 24, 2006, which is two years after the special meeting of members of Dearborn Mutual Holding Company to vote on the conversion.


COMMUNITY OFFERING


        To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

        (i)     Natural persons residing in the Indiana county of Dearborn;

        (ii)    Dearborn Financial's public stockholders as of May 7, 2004; and

        (iii)   Other members of the general public.


        Subscribers in the community offering may purchase up to 10,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. THE OPPORTUNITY TO PURCHASE SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING.


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


        If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Indiana county of Dearborn, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Indiana county of Dearborn whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in the Indiana county of Dearborn. In addition, orders received for shares of common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. If oversubscription occurs due to the orders of public stockholders of Dearborn Financial as of May 7, 2004, the allocation procedures described above will apply to the stock orders of such persons.


        The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the Indiana county of Dearborn, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.


        EXPIRATION DATE. The community offering may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Dearborn Financial may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond July 29, 2004. If 614,040 shares have not been issued by July 29, 2004, all funds delivered to us will be returned promptly to the purchasers with interest at Dearborn Savings Association's passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These extensions may not go beyond June 24, 2006, which is two years after the special meeting of members of Dearborn Mutual Holding Company to vote on the conversion.


SYNDICATED COMMUNITY OFFERING

        If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of our shares of common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 10,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

        Since all shares of common stock are being offered on a best-efforts basis, broker-dealers offering shares in the syndicated community offering must conform with certain Securities and Exchange Commission rules. To comply with these rules in a practical and efficient manner, Keefe, Bruyette & Woods expects it will utilize procedures that permit prospective investors in the syndicated community offering to transmit their funds to Keefe, Bruyette & Woods, which will deposit the funds it receives prior to the closing date in a non-interest bearing bank account with an independent bank. Pursuant to the agreement with the independent bank, such funds will be released to us on the closing or returned, without interest, to prospective purchasers if the conversion is terminated. Because Keefe, Bruyette & Woods will be selling to its existing customers, standard sales confirmation procedures will be employed instead of subscription procedures. If other broker-dealers are involved, such broker-dealers must comply with the same Securities and Exchange Commission rules.

        If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining unsold after the subscription, community and syndicated community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

LIMITATIONS ON COMMON STOCK PURCHASES

        The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:


        (i) No person may purchase fewer than 25 shares of common stock or more than 10,000 shares;

        (ii) Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%.

        (iii) Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 20,000 shares in all categories of the offering combined;

        (iv) Current stockholders of Dearborn Financial are subject to an ownership limitation. As previously described, current stockholders of Dearborn Financial will receive new shares of DSA Financial common stock in exchange for their existing shares of Dearborn Financial common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Dearborn Financial common stock, may not exceed 5% of the shares of common stock of DSA Financial to be issued and outstanding at the completion of the conversion; and

        (v) The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Dearborn Savings Association and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 34% of the shares issued in the conversion.

        Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Dearborn Mutual Holding Company, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.


        In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:


        (i) to fill the employee stock ownership plan's subscription for up to 8% of the total number of shares of common stock issued in the offering;

        (ii) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

        (iii) to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Indiana county of Dearborn, and then to Dearborn Financial's public stockholders as of May 7, 2004.


        The term "associate" of a person means:


        (i) any corporation or organization, other than Dearborn Financial, Dearborn Savings Association or a majority-owned subsidiary of Dearborn Savings Association, of which the person is a senior officer, partner or 10% beneficial stockholder;

        (ii) any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

        (iii) any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Dearborn Financial or Dearborn Savings Association.


        The term "acting in concert" means:


        (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

        (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.


        A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.


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

        Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Dearborn Financial or Dearborn Savings Association and except as described below. Any purchases made by any associate of Dearborn Financial or Dearborn Savings Association for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see "--Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of DSA Financial."

PLAN OF DISTRIBUTION; SELLING AGENT COMPENSATION

        To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods will assist us in the offering by:


        (i) acting as our financial advisor for the conversion, providing administration services and managing the Stock Information Center;

        (ii) targeting our sales efforts, including assisting in the preparation of marketing materials;

        (iii)   soliciting orders for common stock; and

        (iv)    assisting in soliciting proxies of our members.


        For these services, Keefe, Bruyette & Woods will receive a management fee of $25,000 and a success fee equal to 1.5% of the dollar amount of shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods with respect to shares purchased by officers, directors and employees or their immediate families, or shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Keefe, Bruyette & Woods sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee not to exceed 5.5% of the dollar amount of total shares sold in the syndicated community offering, from which fee Keefe, Bruyette & Woods will pay other selected dealers. Keefe, Bruyette & Woods also will be reimbursed for allocable expenses in an amount not to exceed $7,500, and for attorneys' fees in an amount not to exceed $35,000.

        We will indemnify Keefe, Bruyette & Woods against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

        Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Dearborn Savings Association may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales


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activity will be conducted in a segregated or separately identifiable area of
Dearborn Savings Association's Administrative Offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

PROCEDURE FOR PURCHASING SHARES


        EXPIRATION DATE. The offering will expire at 12:00 noon, Lawrenceburg, Indiana time, on June 14, 2004, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond July 29, 2004 would require the Office of Thrift Supervision's approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at Dearborn Savings Association's passbook savings rate and all deposit account withdrawal authorizations would be canceled. Potential purchasers would be given the right to place new orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at Dearborn Savings Association's passbook savings rate and all deposit account withdrawal authorizations will be canceled. Purchasers will be given an opportunity to place a new stock orders.

        To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Dearborn Savings Association and will earn interest at our passbook savings rate from the date of receipt.


        We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at Dearborn Savings Association's passbook savings rate from the date of receipt.

        We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.


        USE OF ORDER FORMS. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 12:00 noon Lawrenceburg, Indiana time, on June 14, 2004. We are not required to



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accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Order forms may not be delivered to Dearborn Savings Association's branch office. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

        By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Dearborn Savings Association or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        PAYMENT FOR SHARES. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:


        (i) personal check, bank check or money order, made payable to DSA Financial Corporation; or

        (ii) authorization of withdrawal from Dearborn Savings Association deposit accounts designated on the stock order form.

        Appropriate means for designating withdrawals from deposit accounts at Dearborn Savings Association are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Dearborn Savings Association and/or another depository institution and will earn interest at Dearborn Savings Association's passbook savings rate from the date payment is received until the offering is completed or terminated.


        You may not remit Dearborn Savings Association line of credit checks, and we will not accept third-party checks payable to you and endorsed over to DSA Financial Corporation. Additionally, you may not designate a direct withdrawal from Dearborn Savings Association accounts with check-writing privileges. Please provide a check instead, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if


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we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

        If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Dearborn Savings Association's individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Dearborn Savings Association individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

        We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

        If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or DSA Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

        Regulations prohibit Dearborn Savings Association from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

        DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the offering and Dearborn Savings Association checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. UNTIL CERTIFICATES FOR THE SHARES OF COMMON STOCK ARE AVAILABLE AND DELIVERED TO PURCHASERS, PURCHASERS MAY NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY ORDERED, EVEN THOUGH THE COMMON STOCK WILL HAVE BEGUN TRADING.

        OTHER RESTRICTIONS. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an


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opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.


RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

        OFFICE OF THRIFT SUPERVISION REGULATIONS PROHIBIT ANY PERSON WITH SUBSCRIPTION RIGHTS, INCLUDING THE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS, FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION AND REORGANIZATION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. THESE RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS OR HER ACCOUNT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE PRIOR TO COMPLETION OF THE OFFERING.

        WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS, AND WE WILL NOT HONOR ORDERS THAT WE BELIEVE INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS.

STOCK INFORMATION CENTER


        If you have any questions regarding the offering, please call our Stock Information Center, toll free, at 1-(_____) ____-_______, from 9:30 a.m. to 4:00 p.m., Lawrenceburg, Indiana time, Monday through Friday. The Stock Information Center is located at Dearborn Savings Association's branch office, located 141 Ridge Avenue, Lawrenceburg, Indiana. The Stock Information Center will be closed weekends and bank holidays.


LIQUIDATION RIGHTS

        In the unlikely event of a complete liquidation of Dearborn Financial prior to the conversion, all claims of creditors of Dearborn Financial, including those of depositors of Dearborn Savings Association (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Dearborn Financial remaining, these assets would be distributed to stockholders, including Dearborn Mutual Holding Company. In the unlikely event that Dearborn Mutual Holding Company and Dearborn Financial liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Dearborn Mutual Holding Company remaining, members of Dearborn Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Dearborn Savings Association immediately prior to liquidation. In the unlikely event that Dearborn Savings Association were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to DSA Financial as the holder of Dearborn Savings Association capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or


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transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

        The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:


        (i) Dearborn Mutual Holding Company's ownership interest in the retained earnings of Dearborn Financial as of the date of its latest balance sheet contained in this prospectus; or

        (ii) the retained earnings of Dearborn Savings Association as of the date of the latest financial statements set forth in the prospectus used by Dearborn Savings Association when it reorganized into Dearborn Mutual Holding Company on October 22, 1993.


        The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Dearborn Savings Association after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Dearborn Savings Association after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Dearborn Savings Association, would be entitled, on a complete liquidation of Dearborn Savings Association after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of DSA Financial. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Dearborn Savings Association on October 31, 2002, or March 31, 2004. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on October 31, 2002, or March 31, 2004 bears to the balance of all deposit accounts in Dearborn Savings Association on such dates.

        If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on October 31, 2002 or March 31, 2004 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to DSA Financial as the sole stockholder of Dearborn Savings Association.

MATERIAL INCOME TAX CONSEQUENCES

        Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Dearborn Mutual Holding Company, Dearborn Financial, Dearborn Savings Association, Eligible Account Holders, Supplemental Eligible Account Holders, other members of Dearborn Mutual Holding Company and stockholders of Dearborn Financial. Unlike private letter rulings, opinions of


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

counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Dearborn Financial or Dearborn Savings Association would prevail in a judicial proceeding.

        Dearborn Mutual Holding Company and Dearborn Financial have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

        1. The conversion of Dearborn Financial to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of Dearborn Financial with and into Dearborn Savings Association qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

        2. Neither Dearborn Financial, Dearborn Savings Association, nor the stockholders of Dearborn Financial will recognize any gain or loss upon the transfer of assets of Dearborn Financial to Dearborn Savings Association in exchange for shares of common stock of Dearborn Savings Association, which will be constructively received by DSA Financial's stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

        3. The basis of the assets of Dearborn Financial and the holding period of such assets to be received by Dearborn Savings Association will be the same as the basis and holding period in such assets in the hands of Dearborn Financial immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

        4. The conversion of Dearborn Mutual Holding Company, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of Dearborn Mutual Holding Company with and into Dearborn Savings Association qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

        5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in Dearborn Mutual Holding Company for interests in a liquidation account established in Dearborn Savings Association will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

        6. None of Dearborn Mutual Holding Company, Dearborn Financial, Dearborn Savings Association, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Dearborn Mutual Holding Company to Dearborn Savings Association in exchange for an interest in a liquidation account established in Dearborn Savings Association for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Dearborn Savings Association.

        7. Current stockholders of Dearborn Financial will not recognize any gain or loss upon their constructive exchange of Dearborn Financial common stock for shares of Dearborn Savings Association which will in turn be exchanged for new shares of DSA Financial common stock.


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        8.      Each stockholder's aggregate basis in new shares of DSA
                Financial common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Dearborn Financial common stock surrendered in exchange therefor.

        9. Each stockholder's holding period in his or her DSA Financial common stock received in the exchange will include the period during which Dearborn Financial common stock surrendered was held, provided that the Dearborn Financial common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

        10. Cash received by any current stockholder of Dearborn Financial in lieu of a fractional share interest in new shares of DSA Financial common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new DSA Financial common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.


        11. Assuming that nontransferable subscription rights have no economic value, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of DSA Financial common stock, provided that the amount to be paid for DSA Financial common stock is equal to the fair market value of Dearborn Financial common stock.


        12. The basis of the shares of DSA Financial common stock purchased in the offering will be the purchase price. The holding period of the DSA Financial common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

        13. No gain or loss will be recognized by DSA Financial on the receipt of money in exchange for DSA Financial common stock sold in the offering.


        In the view of Keller & Company (who is acting as independent appraiser of the value of DSA Financial common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any economic value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. The Internal Revenue Service has not in the past, opined that nontransferable subscription rights have value. Moreover, the Internal Revenue Service has taken a "no ruling" position on the issue of whether nontransferable subscription rights have value. If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to their value, and DSA Financial could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

        Unlike private letter rulings, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Dearborn Mutual Holding Company and/or the members of Dearborn Mutual Holding Company, Dearborn Financial, the public stockholders of Dearborn Financial, and/or the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Dearborn Financial or Dearborn Savings Association would prevail in a judicial or administrative proceeding.


        The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to DSA Financial's registration statement. Advice regarding the Indiana state income tax consequences consistent with the federal tax opinion has been issued by Grant Thorton LLP, tax advisors to Dearborn Mutual Holding Company and Dearborn Financial.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF OUR SHARES AFTER CONVERSION

        All shares of common stock purchased in the offering by a director or an executive officer of Dearborn Savings Association generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of DSA Financial also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

        Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

        Office of Thrift Supervision regulations prohibit DSA Financial from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

         COMPARISON OF STOCKHOLDERS' RIGHTS FOR EXISTING STOCKHOLDERS OF
                         DEARBORN FINANCIAL CORPORATION

        GENERAL. As a result of the conversion, existing stockholders of Dearborn Financial Corporation, a federal corporation, will become stockholders of DSA Financial Corporation, a Delaware corporation. There are differences in the rights of stockholders of Dearborn Financial and stockholders of DSA Financial caused by differences between federal and Delaware law and regulations and differences in Dearborn Financial's federal stock charter and bylaws and DSA Financial's Delaware certificate of incorporation and bylaws.


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

        This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of DSA Financial Corporation and the Delaware General Corporation Law. See "Where You Can Find Additional Information" for procedures for obtaining a copy of DSA Financial's certificate of incorporation and bylaws.

        AUTHORIZED CAPITAL STOCK. Dearborn Financial Corporation's authorized capital stock currently consists of 2,000,000 shares of common stock, par value $0.10 per share, and 8,000,000 shares of preferred stock. After the conversion, DSA Financial Corporation's authorized capital stock will consist of 5,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, however, consistent with its fiduciary duty, to deter future attempts to gain control of DSA Financial. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

        ISSUANCE OF CAPITAL STOCK. Pursuant to applicable laws and regulations, Dearborn Mutual Holding Company is required to own not less than a majority of the outstanding Dearborn Financial common stock. Dearborn Mutual Holding Company will no longer exist following consummation of the conversion.

        DSA Financial's Delaware certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Dearborn Financial's federal stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock-related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by DSA Financial Corporation without stockholder approval and shares of DSA Financial Corporation capital stock may be issued directly to directors or officers without stockholder approval. Although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

        VOTING RIGHTS. Neither Dearborn Financial's federal stock charter or bylaws nor DSA Financial's Delaware certificate of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see "--Limitations on Voting Rights of Greater-than-10% Stockholders" below.

        PAYMENT OF DIVIDENDS. The ability of Dearborn Financial to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to savings associations such as Dearborn Savings Association. See "Supervision and Regulation--Federal Banking Regulation--Capital Distributions." Although DSA Financial is not subject to these restrictions


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as a Delaware corporation, such restrictions will indirectly affect DSA
Financial because dividends from Dearborn Savings Association will be the primary source of funds of DSA Financial for the payment of dividends to stockholders of DSA Financial.

        Certain restrictions generally imposed on Delaware corporations may also have an impact on DSA Financial's ability to pay dividends. Delaware law generally provides that DSA Financial is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if no such excess exists, equal to its net profits for the current year and/or the immediately preceding fiscal year.

        BOARD OF DIRECTORS. Dearborn Financial's federal stock charter and bylaws and DSA Financial's Delaware certificate of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.


        Under Dearborn Financial's federal bylaws, any vacancies on the Board of Directors of Dearborn Financial may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of Dearborn Financial, a federal corporation, to fill vacancies may only serve until the next annual meeting of stockholders. Under DSA Financial's Delaware certificate of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.


        Under Dearborn Financial's federal bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. DSA Financial's Delaware certificate of incorporation provides that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of DSA Financial.

        LIMITATIONS ON LIABILITY. The federal stock charter and bylaws of Dearborn Financial do not limit the personal liability of directors.

        DSA Financial's Delaware certificate of incorporation provides that directors will not be personally liable for monetary damages to DSA Financial for certain actions as directors, except for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their positions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit DSA Financial.

        INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Dearborn Financial's federal stock charter and bylaws do not contain any provision relating to indemnification of directors and officers of Dearborn Financial. Under current Office of Thrift Supervision regulations, however, Dearborn Financial shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of


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Dearborn Financial or its stockholders. Dearborn Financial also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Dearborn Financial is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

        The officers, directors, agents and employees of DSA Financial are indemnified with respect to certain actions pursuant to DSA Financial's Delaware certificate of incorporation. Delaware law allows DSA Financial to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of DSA Financial. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

        SPECIAL MEETINGS OF STOCKHOLDERS. Dearborn Financial's federal bylaws provide that special meetings of Dearborn Financial's stockholders may be called by the Chairman, the President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Dearborn Financial entitled to vote at the meeting. DSA Financial's Delaware bylaws provide that special meetings of the stockholders of DSA Financial may be called only by a majority vote of the total authorized directors.

        STOCKHOLDER NOMINATIONS AND PROPOSALS. Dearborn Financial's federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Dearborn Financial at least five days before the date of any such meeting.

        DSA Financial's Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to DSA Financial 90 days prior to the anniversary date of the mailing of proxy materials by DSA Financial in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, stockholders must submit such written notice no later than the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of DSA Financial and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

        STOCKHOLDER ACTION WITHOUT A MEETING. The federal bylaws of Dearborn Financial provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding


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shares entitled to vote. DSA Financial's Delaware certificate of incorporation expressly prohibits the authority of stockholders to act without a meeting.

        STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS. A federal regulation, which is applicable to Dearborn Financial, provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Delaware law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.


        LIMITATIONS ON VOTING RIGHTS OF GREATER-THAN-10% STOCKHOLDERS. DSA Financial's Delaware certificate of incorporation provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Dearborn Financial's federal charter has no similar provision.

        MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. A federal regulation applicable to Dearborn Financial generally requires the approval of two-thirds of the Board of Directors of Dearborn Financial and the holders of two-thirds of the outstanding stock of Dearborn Financial entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Dearborn Financial's assets. Such regulation permits Dearborn Financial to merge with another corporation without obtaining the approval of its stockholders if:

        (i)     it does not involve an interim savings institution;

        (ii)    Dearborn Financial's federal stock charter is not changed;

        (iii) each share of Dearborn Financial's stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Dearborn Financial after such effective date; and

        (iv)    either:


                (a) no shares of voting stock of Dearborn Financial and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

                (b) the authorized but unissued shares or the treasury shares of voting stock of Dearborn Financial to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Dearborn Financial outstanding immediately prior to the effective date of the transaction.

        DSA Financial's Delaware certificate of incorporation requires the approval of the holders of at least 80% of DSA Financial's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except where:

        (i) the proposed transaction has been approved by two-thirds of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

        (ii)    certain "fair price" provisions are complied with.


                The term "Interested Stockholder" includes any person or entity, other than DSA Financial or its subsidiary, which owns beneficially or controls, directly or indirectly,


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                10% or more of the outstanding shares of voting stock of DSA
                Financial. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include, among other things,any merger or consolidation of DSA Financial or transfer, or other disposition of 25% or more of the assets of DSA Financial with an Interested Stockholder;

        Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of DSA Financial and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of DSA Financial. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.


        DSA's Delaware certificate of incorporation provides that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by DSA Financial.

        DISSENTERS' RIGHTS OF APPRAISAL. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements.

        Under Delaware law, stockholders of DSA Financial generally will have dissenters' appraisal rights in connection with a plan of merger or consolidation to which DSA Financial is a party.

        AMENDMENT OF GOVERNING INSTRUMENTS. No amendment of Dearborn Financial's federal stock charter may be made unless it is first proposed by the Board of Directors of Dearborn Financial, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. DSA Financial's Delaware certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of DSA Financial common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of DSA Financial.


        The federal bylaws of Dearborn Financial may be amended by a majority vote of the full Board of Directors of Dearborn Financial or by a majority vote of the votes cast by the stockholders of Dearborn Financial at any legal meeting. DSA Financial's Delaware bylaws may only be amended by a majority vote of the Board of Directors of DSA Financial or by the holders of at least 80% of the outstanding common stock of DSA Financial.



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        RESIDENCY REQUIREMENT FOR DIRECTORS. DSA Financial's Delaware bylaws provide that only persons who reside or work in a county in which Dearborn Savings Association maintains an office or in a county contiguous to a county in which Dearborn Savings Association maintains an office will be qualified to be appointed or elected to the Board of Directors of DSA Financial. Dearborn Financial's federal bylaws have no similar provision.


        PURPOSE AND ANTI-TAKEOVER EFFECTS OF DSA FINANCIAL'S DELAWARE CERTIFICATE OF INCORPORATION AND BYLAWS. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of DSA Financial and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of DSA Financial and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of DSA Financial and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors of DSA Financial and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of DSA Financial and that is in the best interests of all stockholders.


        Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of DSA Financial for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of DSA Financial's assets.

        Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

        Despite our belief as to the benefits to stockholders of these provisions of DSA Financial's Delaware certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

        Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our certificate of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.


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

        The cumulative effect of the restrictions on acquisition of DSA Financial contained in the Delaware certificate of incorporation and bylaws of DSA Financial and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of DSA Financial may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

                  RESTRICTIONS ON ACQUISITION OF DSA FINANCIAL


        Although the Board of Directors of Dearborn Financial is not aware of any effort that might be made to obtain control of DSA Financial Corporation after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of DSA Financial's certificate of incorporation to protect the interests of DSA Financial and its stockholders from takeovers which the Board of Directors of DSA Financial might conclude are not in the best interests of Dearborn Savings Association, DSA Financial or DSA Financial's stockholders.


        The following discussion is a general summary of the material provisions of DSA Financial's certificate of incorporation and bylaws, Dearborn Savings Association's charter and bylaws and certain other regulatory provisions that may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in DSA Financial's certificate of incorporation and bylaws and Dearborn Savings Association's stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Dearborn Mutual Holding Company's application for conversion with the Office of Thrift Supervision and DSA Financial's registration statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

DSA FINANCIAL'S CERTIFICATE OF INCORPORATION AND BYLAWS

        DSA Financial's Delaware certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of DSA Financial more difficult.

        The following description is a summary of the provisions of the certificate of incorporation and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

        DIRECTORS. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of DSA Financial's board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.


        RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized director. Stockholders are not authorized to call a special meeting of stockholders.



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        PROHIBITION OF CUMULATIVE VOTING. The certificate of incorporation prohibits cumulative voting for the election of directors.


        LIMITATION OF VOTING RIGHTS. The certificate of incorporation provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

        RESTRICTIONS ON REMOVING DIRECTORS FROM OFFICE. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "--Limitation of Voting Rights.")

        AUTHORIZED BUT UNISSUED SHARES. After the conversion, DSA Financial will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock of Dearborn Financial Following the Conversion." The certificate of incorporation authorizes 1,000,000 shares of serial preferred stock. DSA Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of DSA Financial that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of DSA Financial. The Board of Directors has no present plan or understanding to issue any preferred stock.

        AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the certificate of incorporation must be approved by DSA Financial's Board of Directors and also by a majority of the outstanding shares of DSA Financial's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

        (i) The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

        (ii)    The inability of stockholders to act by written consent;

        (iii) The inability of stockholders to call special meetings of stockholders;

        (iv) The division of the Board of Directors into three staggered classes;

        (v) The ability of the Board of Directors to fill vacancies on the board;

        (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

        (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

        (viii) The ability of the Board of Directors to amend and repeal the bylaws; and


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        (ix)    The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire DSA Financial.

        The bylaws may be amended by the affirmative vote of a majority of the directors of DSA Financial or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

CONVERSION REGULATIONS


        Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.


CHANGE OF CONTROL REGULATIONS

        Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

        Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a

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savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

        The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:


        (i) the acquisition would result in a monopoly or substantially lessen competition;

        (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

        (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.


                  DESCRIPTION OF CAPITAL STOCK OF DSA FINANCIAL
                            FOLLOWING THE CONVERSION

GENERAL

        At the effective date, DSA Financial will be authorized to issue 5,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. DSA Financial currently expects to issue in the offering up to 830,760 shares of common stock, subject to adjustment, and up to 779,240 shares, subject to adjustment, in exchange for the publicly held shares of Dearborn Financial. DSA Financial will not issue shares of preferred stock in the conversion. Each share of DSA Financial common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

        The shares of common stock of DSA Financial will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

COMMON STOCK

        DIVIDENDS. DSA Financial may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by DSA Financial is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of DSA Financial will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of DSA Financial out of funds legally available therefor. If DSA Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

        VOTING RIGHTS. Upon consummation of the conversion, the holders of common stock of DSA Financial will have exclusive voting rights in DSA Financial. They will elect DSA Financial's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of DSA Financial's common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If DSA Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

        As a federal stock savings association, corporate powers and control of Dearborn Savings Association are vested in its Board of Directors, who elect the officers of Dearborn Savings Association and who fill any vacancies on the Board of Directors. Voting rights of Dearborn Savings Association are vested exclusively in the owners of the shares of capital stock of Dearborn Savings Association, which will be DSA Financial, and voted at the direction of DSA Financial's Board of Directors. Consequently, the holders of the common stock of DSA Financial will not have direct control of Dearborn Savings Association.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Dearborn Savings Association, DSA Financial, as the holder of 100% of Dearborn Savings Association's capital stock, would be entitled to receive all assets of Dearborn Savings Association available for distribution, after payment or provision for payment of all debts and liabilities of Dearborn Savings Association, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of DSA Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of DSA Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of the common stock of DSA Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

PREFERRED STOCK


        None of the shares of DSA Financial's authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                                 TRANSFER AGENT

        The transfer agent and registrar for DSA Financial's common stock is
____________________________________.

                                     EXPERTS

        The consolidated financial statements of Dearborn Financial Corporation as of June 30, 2003 and 2002, and for each of the years in the two-year period ended June 30, 2003, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

        Keller & Company has consented to the publication herein of the summary of its report to Dearborn Financial setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

        Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to DSA Financial Corporation, Dearborn Mutual Holding Company and Dearborn Savings Association, will issue to DSA Financial its opinion regarding the legality of the common stock, the federal income tax consequences of the conversion and the establishment of the charitable foundation. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Barnes & Thornburg LLP, Indianapolis, Indiana.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


        DSA Financial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Dearborn Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.


        Dearborn Mutual Holding Company has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.


        IN CONNECTION WITH THE OFFERING, DSA FINANCIAL CORPORATION WILL REGISTER ITS COMMON STOCK UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 AND, UPON SUCH REGISTRATION, DSA FINANCIAL CORPORATION AND THE HOLDERS OF ITS COMMON STOCK WILL BECOME SUBJECT TO THE PROXY SOLICITATION RULES, REPORTING REQUIREMENTS AND RESTRICTIONS ON COMMON STOCK PURCHASES AND SALES BY DIRECTORS, OFFICERS AND GREATER THAN 10% STOCKHOLDERS, THE ANNUAL AND PERIODIC REPORTING AND CERTAIN OTHER REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934. UNDER THE PLAN OF CONVERSION

AND REORGANIZATION, DSA FINANCIAL CORPORATION HAS UNDERTAKEN THAT IT WILL NOT TERMINATE SUCH REGISTRATION FOR A PERIOD OF AT LEAST THREE YEARS FOLLOWING THE STOCK OFFERING.

                         DEARBORN FINANCIAL CORPORATION

                              FINANCIAL STATEMENTS

           Six months ended December 31, 2003 and 2002 (unaudited) and years ended June 30, 2003 and 2002




                                    CONTENTS

                                                                          Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         F-2


FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
    (as of December 31, 2003 (unaudited) and June 30, 2003 and 2002)       F-3

  CONSOLIDATED STATEMENTS OF EARNINGS
    (for the six months ended December 31, 2003 and 2002 (unaudited)
    and the years ended June 30, 2003 and 2002)                            F-4

  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
    (for the six months ended December 31, 2003 and 2002 (unaudited)
    and the years ended June 30, 2003 and 2002)                            F-5

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    (for the six months ended December 31, 2003 and 2002 (unaudited)
    and the years ended June 30, 2003 and 2002)                            F-6

  CONSOLIDATED STATEMENTS OF CASH FLOWS
    (for the six months ended December 31, 2003 and 2002 (unaudited)
    and the years ended June 30, 2003 and 2002)                            F-7

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                               F-9


All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Dearborn Financial Corporation

We have audited the accompanying consolidated statements of financial condition of Dearborn Financial Corporation as of June 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dearborn Financial Corporation as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP


Cincinnati, Ohio
August 8, 2003 (except for Note J, as to which the date is December 30, 2003)


                                              DEARBORN FINANCIAL CORPORATION

                                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                 December 31, 2003 (unaudited) and June 30, 2003 and 2002
                                             (In thousands, except share data)


                                                                            DECEMBER 31,                   JUNE 30,
         ASSETS                                                                     2003              2003           2002
                                                                             (Unaudited)

Cash and due from banks                                                         $  1,129          $  2,042       $  1,497
Interest-bearing deposits in other financial institutions                          2,990             1,680          6,880
                                                                                  ------            ------         ------
         Cash and cash equivalents                                                 4,119             3,722          8,377

Certificates of deposit in other financial institutions                              196               293            283
Investment securities held to maturity - at cost, approximate market value of $2,822, $2,595 and $2,641 at December 31, 2003 (unaudited),

  June 30, 2003 and 2002, respectively                                             2,894             2,620          2,643
Investment securities designated as available for sale - at market                 3,499             5,033          4,539
Mortgage-backed securities designated as available for sale - at market            2,087             3,169          6,513
Loans receivable - net                                                            60,498            58,574         60,177
Loans held for sale - at lower of cost or market                                   1,290             2,320            133
Real estate acquired through foreclosure                                              62               179             -
Office premises and equipment - at depreciated cost                                  567               579            667
Stock in Federal Home Loan Bank - at cost                                          1,079             1,039          1,026
Accrued interest receivable on loans                                                 276               313            372
Accrued interest receivable on investments                                            27                57             88
Cash surrender value of life insurance                                             1,734             1,694          1,609
Prepaid expenses and other assets                                                    376               347            270
Prepaid federal income taxes                                                           5                -              -
Deferred federal income taxes                                                        111                56             -
                                                                                  ------            ------         ------


         Total assets                                                            $78,820           $79,995        $86,697
                                                                                  ======            ======         ======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                         $63,359           $63,806        $67,908
Borrowings from the Federal Home Loan Bank                                         5,000             6,000          9,000
Accounts payable on mortgage loans serviced for others                               130               108            151
Accrued interest payable                                                              10                17             31
Advances by borrowers for taxes and insurance                                        308               200            103
Other liabilities                                                                    922               960            943
Accrued federal income taxes                                                          -                 29             46
Deferred federal income taxes                                                         -                 -              57
                                                                                  ------            ------         ------
         Total liabilities                                                        69,729            71,120         78,239

Commitments and contingencies                                                         -                 -              -

Stockholders' equity
  Preferred stock - 2,000,000 shares authorized; no shares issued                     -                 -              -
  Common stock - 8,000,000 shares of $.10 par value authorized;
    484,579, 484,579 and 468,279 shares issued and outstanding as of
    December 31, 2003 (unaudited), June 30, 2003 and 2002, respectively               49                49             47
  Additional paid-in capital                                                       2,224             2,224          1,899
  Retained earnings, restricted                                                    7,118             6,876          6,424
  Accumulated comprehensive income (loss), unrealized gains (losses) on
     securities designated as available for sale, net of related tax effects         (18)                8             88
  Shares acquired by stock benefit plan                                             (282)             (282)            -
                                                                                  ------            ------         ------
         Total stockholders' equity                                                9,091             8,875          8,458
                                                                                  ------            ------         ------

         Total liabilities and stockholders' equity                              $78,820           $79,995        $86,697
                                                                                  ======            ======         ======


                             The accompanying notes are an integral part of these statements.

                                                            F-3


                                              DEARBORN FINANCIAL CORPORATION

                                            CONSOLIDATED STATEMENTS OF EARNINGS

                                  Six months ended December 31, 2003 and 2002 (unaudited)
                                          and years ended June 30, 2003 and 2002
                                             (In thousands, except share data)


                                                                            SIX MONTHS ENDED               YEAR ENDED
                                                                              DECEMBER 31,                  JUNE 30,
                                                                            2003         2002           2003         2002
                                                                               (Unaudited)
Interest income
  Loans                                                                   $1,943       $2,060         $3,985       $4,842
  Mortgage-backed securities                                                   8           26             36          254
  Investment securities                                                      114          252            530          466
  Interest-bearing deposits and other                                         42           94            125          206
                                                                           -----        -----          -----        -----
         Total interest income                                             2,107        2,432          4,676        5,768

Interest expense
  Deposits                                                                   715        1,184          2,007        2,979
  Borrowings                                                                 120          181            310          586
                                                                           -----        -----          -----        -----
         Total interest expense                                              835        1,365          2,317        3,565
                                                                           -----        -----          -----        -----

         Net interest income                                               1,272        1,067          2,359        2,203

Provision for losses on loans                                                 12            6              6           35
                                                                           -----        -----          -----        -----

         Net interest income after provision
           for losses on loans                                             1,260        1,061          2,353        2,168

Non-interest income
  Gain on sale of loans                                                      155          282            399          177
  Gain (loss) on sale of investment and mortgage-backed securities           (13)          63            112           40
  Gain (loss) on sale of real estate acquired through foreclosure              2           -             (13)          -
  Cash surrender value of life insurance                                      41           40             84           86
  Other operating                                                             81           60            114          137
                                                                           -----        -----          -----        -----
         Total non-interest income                                           266          445            696          440

Non-interest expense
  Employee compensation and benefits                                         529          511          1,068          907
  Occupancy and equipment                                                     80           83            174          170
  Federal deposit insurance premiums                                           5            6             11           13
  Data processing                                                             42           42             84           77
  Other operating                                                            205          230            423          415
                                                                           -----        -----          -----        -----
         Total non-interest expense                                          861          872          1,760        1,582
                                                                          ------       ------          -----        -----

         Earnings before income taxes                                        665          634          1,289        1,026

Income taxes
  Current                                                                    300          247            557          402
  Deferred                                                                   (41)         (17)           (72)         (26)
                                                                           -----        -----          -----        -----
         Total income taxes                                                  259          230            485          376
                                                                           -----        -----          -----        -----

         NET EARNINGS                                                     $  406       $  404         $  804       $  650
                                                                           =====        =====          =====        =====

         EARNINGS PER SHARE
           Basic                                                            $.84         $.86          $1.72        $1.39
                                                                             ===          ===           ====         ====

           Diluted                                                          $.84         $.86          $1.72        $1.39
                                                                             ===          ===           ====         ====


                             The accompanying notes are an integral part of these statements.

                                                            F-4


                                              DEARBORN FINANCIAL CORPORATION

                                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                  Six months ended December 31, 2003 and 2002 (unaudited)
                                          and years ended June 30, 2003 and 2002
                                                      (In thousands)


                                                                            DECEMBER 31,                       JUNE 30,
                                                                         2003           2002              2003           2002
                                                                             (Unaudited)

Net earnings                                                             $406           $404              $804           $650

Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) on securities during the period, net of taxes (benefits) of $(18), $28, $(3) and $77 for the six months ended December 31, 2003 and 2002 (unaudited)
    and the years ended June 30, 2003 and 2002, respectively              (35)            55                (6)           149

Reclassification adjustment for realized (gains) losses included in earnings, net of taxes (benefits) of $(4) $21, $38 and $14 for the six months ended December 31, 2003 and 2002 (unaudited)
  and the years ended June 30, 2003 and 2002, respectively                  9            (42)              (74)           (26)
                                                                        -----          -----             -----          -----

Comprehensive income                                                     $380           $417              $724           $773
                                                                          ===            ===               ===            ===

Accumulated comprehensive income (loss)                                  $(18)          $101              $  8           $ 88
                                                                          ===            ===              ====            ===


                             The accompanying notes are an integral part of these statements.

                                                            F-5


                                                   DEARBORN FINANCIAL CORPORATION

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  For the six months ended December 31, 2003 (unaudited) and the years ended June 30, 2003 and 2002
                                                  (In thousands, except share data)


                                                                                           UNREALIZED
                                                                                       GAINS (LOSSES)        SHARES
                                                                                        ON SECURITIES      ACQUIRED
                                                            ADDITIONAL                     DESIGNATED      BY STOCK
                                                  COMMON       PAID-IN     RETAINED      AS AVAILABLE       BENEFIT
                                                   STOCK       CAPITAL     EARNINGS          FOR SALE          PLAN         TOTAL

Balance at July 1, 2001                            $  47        $1,879       $6,079             $ (35)         $ -         $7,970

Net earnings for the year ended June 30, 2002         -             -           650                -             -            650
Dividends of $1.40 per common share                   -             -          (305)               -             -           (305)
Unrealized gains on securities designated as
  available for sale, net of related tax effects      -             -            -                123            -            123
Exercise of stock options                             -             20           -                 -             -             20
                                                    ----         -----        -----              ----           ---         -----

Balance at June 30, 2002                              47         1,899        6,424                88            -          8,458

Net earnings for the year ended June 30, 2003         -             -           804                -             -            804
Shares acquired by stock benefit plan                  2           280           -                 -           (282)           -
Dividends of $1.55 per common share                   -             -          (352)               -                         (352)
Unrealized losses on securities designated as
  available for sale, net of related tax effects      -             -            -                (80)           -            (80)
Exercise of stock options                             -             13           -                 -             -             13
Amortization expense of stock benefit plan            -             32           -                 -             -             32
                                                    ----         -----        -----              ----           ---         -----

Balance at June 30, 2003                              49         2,224        6,876                 8          (282)        8,875

Net earnings for the six months ended
  December 31, 2003                                   -             -           406                -             -            406
Dividends of $ .70 per common share                   -             -          (164)               -             -           (164)
Unrealized losses on securities designated as
  available for sale, net of related tax effects      -             -            -                (26)           -            (26)
                                                    ----         -----        -----              ----           ---         -----

Balance at December 31, 2003 (unaudited)           $  49        $2,224       $7,118             $ (18)        $(282)       $9,091
                                                    ====         =====        =====              ====          ====         =====


                             The accompanying notes are an integral part of these statements.

                                                            F-6


                                               DEARBORN FINANCIAL CORPORATION

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Six months ended December 31, 2003 and 2002 (unaudited)
                                           and years ended June 30, 2003 and 2002
                                                       (In thousands)


                                                                            SIX MONTHS ENDED               YEAR ENDED
                                                                              DECEMBER 31,                  JUNE 30,
                                                                            2003         2002           2003         2002
                                                                               (Unaudited)
Cash flows from operating activities:
  Net earnings for the period                                          $     406     $    404      $     804    $     650
  Adjustments to reconcile net earnings to net
  cash provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                        22          (17)           (15)          (8)
    Amortization of deferred loan origination fees                           (18)          (5)           (26)         (25)
    Depreciation and amortization                                             47           54            106          105
    (Gain) loss on sale of real estate acquired through foreclosure           (2)          -              13           -
    (Gain) loss on sale of investment and mortgage-backed securities
      designated as available for sale                                        13          (63)          (112)         (40)
    Origination of loans for sale in the secondary market                 (6,657)     (15,219)       (23,189)     (11,208)
    Proceeds from sale of loans in the secondary market                    7,781       15,255         21,241       11,270
    Gain on sale of loans                                                    (94)        (169)          (239)         (72)
    Federal Home Loan Bank stock dividends                                   (40)          -             (13)          -
    Provision for losses on loans                                             12            6              6           35
    Amortization of mortgage servicing rights                                 42           38            100           34
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable on loans                                    37           48             59           54
      Accrued interest receivable on investments                              30           12             31           93
      Prepaid expenses and other assets                                      (10)         (13)           (17)         (10)
      Accounts payable on mortgage loans serviced for others                  22          136            (43)          76
      Accrued interest payable                                                (7)         (15)           (14)        (110)
      Other liabilities                                                      (38)         217             49          102
      Federal income taxes
        Current                                                              (34)         (34)           (17)         (10)
        Deferred                                                             (41)         (17)           (72)         (26)
                                                                          ------       ------         ------       ------
         Net cash provided by (used in) operating activities               1,471          618         (1,348)         910

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity          (270)          -          (2,000)          -
  Purchase of investment securities designated as available for sale      (7,500)     (10,003)       (35,003)      (4,979)
  Proceeds from sale of investment securities designated as available
    for sale                                                               8,986        1,029         12,053        1,009
  Proceeds from maturity and principal repayments of investment
    securities                                                                -         4,000         24,509        6,408
  Proceeds from sale of mortgage-backed securities designated as
    available for sale                                                        -         2,539          3,581        4,095
  Purchase of mortgage-backed securities designated as available for
    sale                                                                    (999)          -          (1,286)      (6,403)
  Principal repayments on mortgage-backed securities                       2,046          519          1,015        1,362
  Principal repayments on loans                                           14,819       19,803         31,815       26,621
  Loan disbursements                                                     (16,850)     (13,046)       (30,680)     (21,664)
  Purchase of office premises and equipment                                  (41)         (10)           (18)         (50)
  Proceeds from sale of equipment                                              7           -              -            -
  (Increase) decrease in certificates of deposit in other financial
    institutions                                                             100          (99)            -            85
  Increase in cash surrender value of life insurance                         (40)         (40)           (85)         (86)
  Proceeds from sale of real estate acquired through foreclosure             181           -             136           -
  Capital improvements to real estate acquired through foreclosure           (10)          (8)            -            -
                                                                          ------       ------         ------       ------
         Net cash provided by investing activities                           429        4,684          4,037        6,398
                                                                          ------       ------         ------       ------

         Net cash provided by operating and investing activities
           (balance carried forward)                                       1,900        5,302          2,689        7,308
                                                                          ------       ------         ------       ------


                             The accompanying notes are an integral part of these statements.

                                                            F-7


                                               DEARBORN FINANCIAL CORPORATION

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                  Six months ended December 31, 2003 and 2002 (unaudited)
                                           and years ended June 30, 2003 and 2002
                                                       (In thousands)


                                                                            SIX MONTHS ENDED               YEAR ENDED
                                                                              DECEMBER 31,                  JUNE 30,
                                                                            2003         2002           2003         2002
                                                                               (Unaudited)
         Net cash provided by operating and investing activities
           (balance brought forward)                                        $1,900     $5,302         $2,689       $7,308

Cash flows provided by (used in) financing activities:
  Net decrease in deposit accounts                                            (447)    (4,574)        (4,102)      (3,812)
  Repayment of Federal Home Loan Bank borrowings                            (2,800)    (5,000)        (6,300)        (500)
  Proceeds from Federal Home Loan Bank borrowings                            1,800         -           3,300           -
  Advances by borrowers for taxes and insurance                                108         26             97          (18)
  Proceeds from exercise of stock options                                       -          -              13           20
  Dividends on common stock                                                   (164)      (153)          (352)        (305)
                                                                             -----      -----          -----        -----
         Net cash used in financing activities                              (1,503)    (9,701)        (7,344)      (4,615)
                                                                             -----      -----          -----        -----

Net increase (decrease) in cash and cash equivalents                           397     (4,399)        (4,655)       2,693

Cash and cash equivalents at beginning of period                             3,722      8,377          8,377        5,684
                                                                             -----      -----          -----        -----

Cash and cash equivalents at end of period                                  $4,119     $3,978         $3,722       $8,377
                                                                             =====      =====          =====        =====


Supplemental disclosure of cash flow information: Cash paid during the period for:
    Income taxes                                                            $  349     $  302         $  586       $  439
                                                                             =====      =====          =====        =====

    Interest on deposits and borrowings                                     $  842     $1,380         $2,331       $3,675
                                                                             =====      =====          =====        =====

Supplemental disclosure of noncash investing activities:
  Unrealized gains (losses) on securities designated as available
    for sale, net of related tax effects                                    $  (35)    $   55         $   (6)      $  149
                                                                             =====      =====          =====        =====

  Recognition of mortgage servicing rights in accordance with
    SFAS No. 140                                                            $   61     $  113         $  160       $  105
                                                                             =====      =====          =====        =====

  Recognition of impairment on mortgage servicing rights                    $   -      $   -          $   -        $   16
                                                                             =====      =====          =====        =====

  Transfer of investment securities designated as available for
    sale to a held to maturity classification                               $   -      $   -          $   -        $2,000
                                                                             =====      =====          =====        =====

  Transfer of mortgage-backed securities designated as held to
    maturity to the available for sale classification                       $   -      $   -          $   -        $5,216
                                                                             =====      =====          =====        =====

  Transfers from loans to real estate acquired through foreclosure          $   51     $  591         $  778       $   -
                                                                             =====      =====          =====        =====

  Loans originated upon sale of real estate acquired through
    foreclosure                                                             $   -      $   -          $  450       $   -
                                                                             =====      =====          =====        =====


                              The accompanying notes are an integral part of these statements.

                                                            F-8

                         DEARBORN FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Dearborn Financial Corporation ("Dearborn Financial" or the "Corporation") is a stock holding company whose activities are primarily limited to holding the stock of its wholly-owned subsidiary, Dearborn Savings Association, F.A. ("Dearborn" or the "Association"). The Corporation and the Association are organized using a two-tier mutual holding company structure.

     Dearborn conducts a general banking business in southeastern Indiana, which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer, and nonresidential purposes. Dearborn's profitability is significantly dependent on its net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Dearborn can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

     The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U. S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

     The accompanying financial statements and related footnote data as of December 31, 2003 and for the six months ended December 31, 2003 and 2002, are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for the six months ended December 31, 2003 and 2002, are not necessarily indicative of the results that may be expected for the full year.

     The following is a summary of significant accounting policies which have been consistently applied in the preparation of the accompanying financial statements.

     1.   PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Corporation and the Association. All intercompany transactions and balances have been eliminated.

     2.   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES


     Dearborn accounts for investments and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if Dearborn has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders' equity. During fiscal 2002, management elected to transfer $2.0 million of U.S. Government agency securities from an available for sale classification to the held to maturity classification. The securities were transferred at fair value, and the resulting premium was amortized over the remaining term to

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


     2.   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (continued)

     the call date of the securities. Such securities were called during fiscal 2003. During fiscal 2002, management elected to transfer all mortgage-backed securities from held to maturity to an available for sale classification. Unrealized gains and losses have been recognized as a separate component of shareholders' equity. As a result of this transfer from the held to maturity classification, management will not be permitted to use the held to maturity classification for mortgage-backed securities for at least a two-year period following the transfer. Management has determined to carry all mortgage-backed securities in an available for sale classification for the foreseeable future.

     Realized gains and losses on sales of securities are recognized using the specific identification method.


     3.   LOANS RECEIVABLE

     Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees, the allowance for loan losses and premiums and discounts on loans purchased and sold. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

     Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

     Loans held for sale are carried at the lower of cost or market determined in the aggregate. In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans. Loans held for sale were carried at cost at December 31, 2003 and June 30, 2003 and 2002.

     Dearborn generally retains the servicing on loans sold and accounts for mortgage servicing rights in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that Dearborn recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.


     SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. Dearborn has engaged an independent third-party to appraise its mortgage servicing rights on an annual basis. The mortgage servicing rights recorded by the Association, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis including estimates of prepayments, to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     3.   LOANS RECEIVABLE (continued)


     The Association recorded amortization related to mortgage servicing rights totaling approximately $42,000, $38,000, $100,000 and $34,000 for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively. Additionally, the Association recorded impairment charges related to mortgage servicing rights totaling $16,000 for the fiscal year ended June 30, 2002. There were no impairment charges recorded for the six months ended December 31, 2003 and 2002, or the fiscal year ended June 30, 2003. At December 31, 2003 and June 30, 2003 and 2002, the carrying value of the Association's mortgage servicing rights, which approximated fair value, totaled $241,000, $222,000 and $162,000, respectively.

     The Association was servicing mortgage loans that had been sold to the Federal Home Loan Mortgage Corporation and other investors totaling $32.3 million, $34.0 million, $33.8 million and $25.0 million at December 31, 2003 and 2002, and June 30, 2003 and 2002, respectively.


     4.   LOAN ORIGINATION FEES


     Dearborn accounts for loan origination fees and costs in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of certain direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on Dearborn's experience with similar commitments, are deferred and amortized over the contractual life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.


     5.   ALLOWANCE FOR LOAN LOSSES

     It is Dearborn's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in Dearborn's primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Dearborn records a charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

     Dearborn accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     5.   ALLOWANCE FOR LOAN LOSSES (continued)


     A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, Dearborn considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. These loan categories are evaluated collectively by applying loss factors to the respective pools of loans, derived primarily from Dearborn's loss history, as adjusted based upon management's evaluation of the local economic environment. With respect to Dearborn's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value of the collateral. Fair value of the collateral is determined by updated appraisals.


     It is Dearborn's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

     The Association's impaired loan information is as follows:

                                                                          DECEMBER 31,               JUNE 30,
                                                                             2003               2003         2002
                                                                          (Unaudited)
                                                                                       (In thousands)
    Impaired loans with related allowance                                     $ -                $ -         $840
    Impaired loans with no related allowance                                    -                  -           -
                                                                              ---                ---          ---

              Total impaired loans                                            $ -                $ -         $840
                                                                              ===                ===          ===


                                                                           FOR THE SIX                      FOR THE
                                                                           MONTHS ENDED                    YEAR ENDED
                                                                           DECEMBER 31,                     JUNE 30,
                                                                        2003         2002              2003          2002
                                                                           (Unaudited)
                                                                                         (In thousands)
    Allowance on impaired loans
      Beginning balance                                                  $ -        $  36             $  36         $ -
      Provision                                                            -           -                 -            35
      Transfer from general reserve                                        -           -                 -             1
      Charge-offs                                                          -          (36)              (36)          -
                                                                          ---        ----              ----          ---
      Ending balance                                                     $ -        $  -              $  -          $ 36
                                                                          ===        ====              ====          ===

    Average balance of impaired loans                                    $ -        $  -              $  -          $780
    Interest income recognized on impaired loans                         $ -        $  -              $  -          $ 40

     The allowance for impaired loans was included in the Association's overall allowance for credit losses.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


     6.   REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the property's fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs related to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.


     7.   OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and declining-balance methods over the useful lives of the assets, estimated to be twenty-five to forty years for buildings, five to ten years for furniture and equipment, and five years for automobiles. An accelerated method is used for tax reporting purposes.

     8.   INCOME TAXES

     Dearborn Financial accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

     Dearborn Financial's temporary differences between pretax financial income and taxable income result primarily from the preparation of the federal income tax return on the cash basis of accounting, while the financial statements are prepared on the accrual basis of accounting and from different methods of accounting for deferred loan origination fees and costs, certain components of retirement and stock benefit plan expense, general loan loss allowances, tax bad debt reserves and mortgage servicing rights. Additional temporary differences result from depreciation expense computed using accelerated methods for federal income tax purposes.


     9.   ACCOUNTS PAYABLE ON LOANS SERVICED FOR OTHERS

     Accounts payable on loans serviced for others represents unremitted principal and interest payments collected on loans that have been sold and which are serviced for the Federal Home Loan Mortgage Corporation.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     10.  RETIREMENT PLANS AND STOCK OPTION PLAN


     In addition to providing employees with access to a Simplified Employee Pension Plan, Dearborn Financial has a supplemental retirement plan which provides retirement benefits to certain key officers and directors. Dearborn Financial's obligations under the plan have been funded via the purchase of key man life insurance policies, of which the Corporation is the beneficiary. Expense under the plan totaled approximately $33,000, $43,000, $122,000 and $73,000 for the six months ended December 31, 2003 and 2002 and the fiscal years ended June 30, 2003 and 2002, respectively.

     Dearborn has an Employee Stock Ownership Plan ("ESOP"), which provides retirement benefits for substantially all employees who have completed one year of service and have attained the age of 21. There was no provision for expense under the ESOP for the six months ended December 31, 2003 and 2002 or the fiscal years ended June 30, 2003 and 2002, as all assets held in the ESOP had been previously allocated to its participants.

     Additionally, during fiscal 2003 the Corporation's shareholders approved a Recognition and Retention Plan (RRP). The RRP contains 15,000 shares of Dearborn Financial common stock issued from previously authorized shares. Common stock granted under the RRP vests ratably over a five-year period. Dearborn Financial recognized expense related to the RRP of $28,000 and $19,000 for the six months ended December 31, 2003 and the fiscal year ended June 30, 2003, respectively.


     Dearborn Financial had a Stock Option Plan that provided for the issuance and grant of 20,000 shares of common stock at fair value at the date of grant. Dearborn Financial accounted for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which provides for a fair value-based method for valuing stock-based compensation that entities may use, measuring compensation cost based on the fair value of the award on the grant date. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." APB Opinion No. 25 generally does not require recognition of expense for stock options, provided that options are granted with an exercise price equal to fair value of the shares on the date of grant. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation applied APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Such disclosures have not been provided as no stock options were granted during the six months ended December 31, 2003 and 2002 or in the fiscal years ended June 30, 2003 and 2002 and stock options previously granted were fully vested prior to those periods.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     10.  RETIREMENT PLANS AND STOCK OPTION PLAN (continued)

     A summary of the status of the Corporation's Plan as of December 31, 2003 and June 30, 2003 and 2002, and changes during the periods ending on those dates is presented below:

                                                DECEMBER 31,                            JUNE 30,
                                                    2003                    2003                    2002
                                                         WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                          AVERAGE                 AVERAGE                 AVERAGE
                                                         EXERCISE                EXERCISE                EXERCISE
                                               SHARES      PRICE       SHARES      PRICE       SHARES      PRICE

    Outstanding at beginning of period             -      $   -         1,300     $ 10.00        3,034     $10.93
    Granted                                        -          -            -            -            -          -
    Exercised                                      -          -        (1,300)      10.00       (1,734)     11.63
    Forfeited                                      -          -            -            -            -          -
                                                   --      -------      -----      ---------     -----      -----

    Outstanding at end of period                   -      $   -            -      $     -        1,300     $10.00
                                                   ==      =======      =====      =========     =====      =====

    Options exercisable at period-end              -      $   -            -      $     -        1,300     $10.00
                                                   ==      =======      =====      =========     =====      =====

     11.  CASH AND CASH EQUIVALENTS


     For purposes of reporting cash flows, cash and cash equivalents includes cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days.


     12.  EARNINGS PER SHARE


     Basic earnings per share is computed based upon the weighted-average common shares outstanding during the period. Weighted-average common shares outstanding totaled 484,579, 468,279, 468,671 and 467,557 for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002, respectively.


     Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under Dearborn Financial's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 484,579, 468,844, 468,671 and 468,238 for the six months ended December 31, 2003 and 2002 and the fiscal years ended June 30, 2003 and 2002, respectively. Incremental shares related to the assumed exercise of stock options included in the computation of diluted earnings per share totaled 565 for the six months ended December 31, 2002 and 681 for the fiscal year ended June 30, 2002. The calculation of diluted earnings per share does not include any effect on net earnings for the effects of the stock option plan.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


     13.  FAIR VALUE OF FINANCIAL INSTRUMENTS


     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

     The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

     The following methods and assumptions were used by Dearborn Financial in estimating its fair value disclosures for financial instruments at December 31, 2003 and June 30, 2003 and 2002:

          CASH AND CASH EQUIVALENTS: The carrying amounts presented in the statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

          CERTIFICATES OF DEPOSIT IN OTHER FINANCIAL INSTITUTIONS: The carrying amounts presented in the statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

          INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

          LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

          FEDERAL HOME LOAN BANK STOCK: The carrying amounts presented in the statements of financial condition are deemed to approximate fair value.


          DEPOSITS: The fair value of NOW accounts, money market deposits and advances by borrowers for taxes and insurance is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.


          BORROWINGS FROM THE FEDERAL HOME LOAN BANK: The fair value of these borrowings is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


     13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)


          COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2003 and June 30, 2003 and 2002, the difference between the fair value of loan commitments and the notional value of such commitments was not material.

     Based on the foregoing methods and assumptions, the carrying value and fair value of Dearborn Financial's financial instruments are as follows:

                                                          DECEMBER 31,                          JUNE 30,
                                                              2003                     2003                     2002
                                                      CARRYING       FAIR     CARRYING       FAIR     CARRYING       FAIR
                                                         VALUE      VALUE        VALUE      VALUE        VALUE      VALUE
                                                            (Unaudited)
                                                                                (In thousands)
    Financial assets
      Cash and cash equivalents                       $  4,119   $  4,119       $3,722   $  3,722     $  8,377   $  8,377
      Certificates of deposit in other financial
        institutions                                       196      196          293        293          283        283
      Investment securities                              6,393      6,321        7,653      7,628        7,182      7,180
      Mortgage-backed securities                         2,087      2,087        3,169      3,169        6,513      6,513
      Loans receivable                                  62,029     62,587       61,116     63,014       60,472     63,504
      Stock in Federal Home Loan Bank                    1,079      1,079        1,039      1,039        1,026      1,026
                                                        ------     ------       ------     ------       ------     ------

                                                       $75,903    $76,389      $76,992    $78,865      $83,853    $86,883
                                                        ======     ======       ======     ======       ======     ======

    Financial liabilities
      Deposits                                         $63,359    $63,542      $63,806    $63,753      $67,908    $67,919
      Borrowings from the Federal Home Loan Bank         5,000      5,164        6,000      6,365        9,000      9,032
      Advances by borrowers for taxes and insurance        308        308          200        200          103        103
                                                        ------     ------       ------     ------       ------     ------

                                                       $68,667    $69,014      $70,006    $70,318      $77,011    $77,054
                                                        ======     ======       ======     ======       ======     ======


     14.  ADVERTISING


     Advertising costs are expensed when incurred. The Corporation's advertising expense for the six months ended December 31, 2003 and 2002, and the fiscal years ended June 30, 2003 and 2002 totaled $16,000, $22,000, $38,000 and
     $42,000, respectively.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


     15.  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 2003 financial statement presentation.

     16.  EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS


     In June 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, as required, without material effect on the Corporation's financial condition or results of operations.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The expanded annual disclosure requirements and the transition provisions are effective for fiscal years ending after December 15, 2002. Management adopted SFAS No. 148 effective June 30, 2003, as required, without material effect on the Corporation's financial position or results of operations.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial letters of credit which require the Corporation to make payment if the customer's financial condition deteriorates, as defined in the agreements. FIN 45 requires the Corporation to record an initial liability, generally equal to the fees received for these letters of credit when guaranteeing obligations. FIN 45 applies prospectively to letters of credit the Corporation issues or modifies subsequent to December 31, 2002. Management adopted FIN 45 effective January 1, 2003, as required, without material effect on the Corporation's financial position or results of operations.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


     16.  EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS (continued)

     In December 2003, the FASB issued FASB Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable Interest Entities." FIN 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements of FIN 46(R) apply to existing entities in the first fiscal year ending after December 15, 2004. The Corporation has no variable interest entities. Adoption of FIN 46(R) is not expected to have a material effect on the Corporation's financial position or results of operations.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements. SFAS No. 149 also requires a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. Commitments to sell loans in the secondary market are entered into on a loan-by-loan basis only at the time a loan application is received by Dearborn. Resulting fair values of commitments to originate loans for sale and commitments to sell these loans generally offset one another and therefore, have not been recognized due to materiality. Commitments to sell loans do not represent forward contracts at December 31, 2003 and June 30, 2003.


     The guidance in Statement 149 is effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date. Management adopted SFAS No. 149 effective July 1, 2003, as required, without material effect on the Corporation's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

     SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Corporation). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, as required, without material effect on the Corporation's financial position or results of operations.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Amortized cost and estimated fair values of investment securities are summarized as follows:

                                                           DECEMBER 31,                            JUNE 30,
                                                               2003                    2003                   2002
                                                                ESTIMATED               ESTIMATED               ESTIMATED
                                                     AMORTIZED       FAIR    AMORTIZED       FAIR    AMORTIZED       FAIR
                                                          COST      VALUE         COST      VALUE         COST      VALUE
                                                           (Unaudited)
                                                                                (In thousands)
    HELD TO MATURITY
      U. S. Government agency obligations               $2,000     $1,927       $2,000     $1,990       $2,018     $2,028
      Trust preferred securities                           470        471          468        453          464        452
      Municipal obligations                                424        424          152        152          161        161
                                                         -----      -----        -----      -----        -----      -----
         Total investment securities held to maturity    2,894      2,822        2,620      2,595        2,643      2,641

    AVAILABLE FOR SALE
      U.S. Government agency obligations                 2,000      1,997        2,000      2,033        4,463      4,539
      Asset management fund                              1,501      1,502        3,000      3,000           -          -
                                                         -----      -----        -----      -----        -----      -----
         Total investment securities available for sale  3,501      3,499        5,000      5,033        4,463      4,539
                                                         -----      -----        -----      -----        -----      -----

         Total investment securities                    $6,395     $6,321       $7,620     $7,628       $7,106     $7,180
                                                         =====      =====        =====      =====        =====      =====

     At December 31, 2003, the amortized cost of Dearborn's investment securities held to maturity exceeded the estimated fair value by $72,000, consisting of gross unrealized losses of $73,000 and gross unrealized gains of $1,000. At June 30, 2003, the amortized cost of Dearborn's investment securities held to maturity exceeded the estimated fair value by $25,000, consisting solely of gross unrealized losses. At June 30, 2002, the amortized cost of Dearborn's investment securities held to maturity exceeded the estimated fair value by $2,000, consisting of gross unrealized losses of $12,000 and gross unrealized gains of $10,000.

     The carrying value and estimated fair value of investment securities, excluding the asset management fund, by term to maturity are shown below.


                                                          DECEMBER 31, 2003                         JUNE 30, 2003
                                                                         ESTIMATED                              ESTIMATED
                                                     AMORTIZED                FAIR          AMORTIZED                FAIR
                                                          COST               VALUE               COST               VALUE
                                                             (Unaudited)
                                                                               (In thousands)
    HELD TO MATURITY
      Due in five years or more                         $2,894              $2,822             $2,620              $2,595

    AVAILABLE FOR SALE
      Due in one to five years                           1,000                 990              2,000               2,033
      Due in five years or more                          1,000               1,007                 -                   -
                                                         -----               -----              -----               -----
         Total available for sale securities             2,000               1,997              2,000               2,033
                                                         -----               -----              -----               -----

                                                        $4,894              $4,819             $4,620              $4,628
                                                         =====               =====              =====               =====

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

     Proceeds from sales of investment securities totaled $9.0 million during the six month period ended December 31, 2003, resulting in gross realized gains of $20,000 and gross realized losses of $33,000. Proceeds from sales of investment securities totaled $1.0 million, $12.1 million and $1.0 million during the six month period ended December 31, 2002, and the fiscal years ended June 30, 2003 and 2002, respectively, resulting in gross realized gains of $29,000, $53,000 and $9,000 for those respective periods.

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of mortgage-backed securities are shown below:

                                                                             DECEMBER 31, 2003
                                                                           GROSS            GROSS      ESTIMATED
                                                     AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                          COST             GAINS           LOSSES          VALUE
                                                                               (Unaudited)
                                                                              (In thousands)
    AVAILABLE FOR SALE:
      Federal Home Loan Mortgage
        Corporation participation certificates          $  517            $    1            $  -          $  518
      Federal National Mortgage
        Association participation certificates           1,595                 1               27          1,569
                                                         -----             -----             ----          -----

         Total mortgage-backed securities
           available for sale                           $2,112            $    2            $  27         $2,087
                                                         =====             =====             ====          =====

                                                                              JUNE 30, 2003
                                                                           GROSS            GROSS      ESTIMATED
                                                     AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                          COST             GAINS           LOSSES          VALUE
                                                                              (In thousands)
    AVAILABLE FOR SALE:
      Federal Home Loan Mortgage
        Corporation participation certificates          $1,946            $    4            $  21         $1,929
      Federal National Mortgage
        Association participation certificates           1,243                -                 3          1,240
                                                         -----             -----             ----          -----

         Total mortgage-backed securities
           available for sale                           $3,189            $    4            $  24         $3,169
                                                         =====             =====             ====          =====

                                                                              JUNE 30, 2002
                                                                           GROSS            GROSS      ESTIMATED
                                                     AMORTIZED        UNREALIZED       UNREALIZED           FAIR
                                                          COST             GAINS           LOSSES          VALUE
                                                                              (In thousands)
    AVAILABLE FOR SALE:
      Federal Home Loan Mortgage
        Corporation participation certificates          $1,649            $   18              $-          $1,667
      Federal National Mortgage
        Association participation certificates           4,806                45                5          4,846
                                                         -----             -----             ----          -----

         Total mortgage-backed securities
           available for sale                           $6,455            $   63           $    5         $6,513
                                                         =====             =====             ====          =====

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE B - INVESTMENT AND MORTGAGE-BACKED SECURITIES (continued)

     The amortized cost of mortgage-backed securities designated as available for sale, by contractual terms to maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                   DECEMBER 31,                   JUNE 30,
                                       2003                2003             2002
                                   (Unaudited)
                                                 (In thousands)

    Due within five years            $  829              $  371           $1,513
    Due in five to ten years            364                 503            1,016
    Due in ten to twenty years          919               1,039            3,440
    Due after twenty years               -                1,276              486
                                      -----               -----            -----

                                     $2,112              $3,189           $6,455
                                      =====               =====            =====


     Proceeds from sales of mortgage-backed securities totaled $2.5 million, $3.6 million and $4.1 million during the six months ended December 31, 2002 and the fiscal years ended June 30, 2003 and 2002, respectively, resulting in gross realized gains of $34,000, $59,000 and $31,000 for those respective years. The Corporation had no sales of mortgage-backed securities during the six months ended December 31, 2003.


     The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2003:

                                             LESS THAN 12 MONTHS
         DESCRIPTION OF           NUMBER OF           FAIR           UNREALIZED
         SECURITIES              INVESTMENTS          VALUE            LOSSES
                                           (Dollars in thousands)

    U.S. Government
      agency obligations               2              $2,917             $ 83
    Mortgage-backed
      securities                       3               1,376               27
                                       -               -----              ---

    Total temporarily
      impaired securities              5              $4,293             $110
                                       =               =====              ===

     Management has the intent and ability to hold these securities for the foreseeable future and the decline in fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio is as follows:

                                                  DECEMBER 31,                  JUNE 30,
                                                      2003                 2003             2002
                                                  (Unaudited)
                                                                    (In thousands)
    Residential real estate
      One- to four-family                           $36,433             $36,939          $39,557
      Multi-family                                    2,842               2,760            3,910
      Construction                                    5,327               4,330            4,268
    Nonresidential real estate and land              17,254              14,681           11,851
    Mobile home loans                                   806                 904            1,186
    Loans secured by deposit accounts                   119                 149              161
    Other                                               935                 902              949
                                                     ------              ------           ------
                                                     63,716              60,665           61,882
    Net items to loans receivable:
      Undisbursed portion of loans in process        (2,907)             (1,798)          (1,315)
      Deferred loan origination (fees) costs             13                  21              (31)
      Allowance for loan losses                        (324)               (314)            (359)
                                                     ------              ------           ------

                                                    $60,498             $58,574          $60,177
                                                     ======              ======           ======


     As depicted above, Dearborn's lending efforts have historically focused on one- to four-family and multi-family residential real estate loans, which comprise approximately $41.7 million, or 69%, of the total loan portfolio at December 31, 2003, $42.2 million, or 72%, of the total loan portfolio at June 30, 2003, and $46.4 million, or 77%, of the total loan portfolio at June 30, 2002. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided Dearborn with adequate collateral coverage in the event of default. Nevertheless, Dearborn, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of southeastern Indiana, thereby impairing collateral values. However, management is of the belief that residential real estate values in Dearborn's primary lending area are presently stable.


     In the normal course of business, Dearborn has made loans to its officers, directors and their related business interests. In the opinion of management, such loans are consistent with sound lending practices and are within applicable regulatory lending limitations. The aggregate dollar amount of loans outstanding to officers, directors and their related business interests totaled $1.5 million, $1.4 million and $1.0 million at December 31, 2003 and June 30, 2003 and 2002, respectively. During the six months ended December 31, 2003, loans originated to directors, officers and their related interests amounted to $163,000 and repayments from such parties totaled approximately $37,000. During the fiscal year ended June 30, 2003, loans originated to directors, officers and their related interests amounted to $533,000 and repayments from such parties totaled approximately $188,000.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE C - LOANS RECEIVABLE (continued)

     The activity in the allowance for loan losses is summarized as follows:

                                      SIX MONTHS ENDED            YEAR ENDED
                                         DECEMBER 31,               JUNE 30,
                                        2003      2002          2003       2002
                                         (Unaudited)
                                                    (In thousands)


    Beginning balance                   $314      $359          $359       $330
    Provision for losses on loans         12         6             6         35
    Charge-offs of loans                  (3)      (36)          (54)        (9)
    Recoveries                             1         3             3          3
                                         ---       ---           ---        ---


    Ending balance                      $324      $332          $314       $359
                                         ===       ===           ===        ===

     At December 31, 2003 and June 30, 2003, Dearborn's allowance for loan losses consisted solely of a general allowance, which is includible as a component of regulatory risk-based capital.

     Nonperforming loans totaled $543,000, $521,000, $238,000 and $1.2 million at December 31, 2003 and 2002, and June 30, 2003 and 2002, respectively. Interest income that would have been recognized had such nonperforming loans been performing in accordance with their contractual terms totaled $6,000 and $10,000 for the six month periods ended December 31, 2003 and 2002, respectively, and $5,000 and $3,000 for the fiscal years ended June 30, 2003 and 2002, respectively. The Association did not recognize any interest income on non-performing loans during the six month periods ended December 31, 2003 and 2002, and the fiscal years ended June 30, 2003 and 2002.


NOTE D - OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment are summarized as follows:

                                                       DECEMBER 31,                JUNE 30,
                                                           2003               2003           2002
                                                       (Unaudited)
                                                                      (In thousands)
    Land                                                 $   192           $   192        $   191
    Buildings and improvements                               797               797            795
    Furniture and equipment                                  418               409            464
    Automobiles                                               59                48             48
                                                          ------            ------         ------
                                                           1,466             1,446          1,498
      Less accumulated depreciation and amortization         899               867            831
                                                          ------            ------         ------

                                                         $   567           $   579        $   667
                                                          ======            ======         ======

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE E - DEPOSITS

     Deposits consist of the following major classifications:

                                                      DECEMBER 31,                             JUNE 30,
                                                          2003                      2003                      2002
    DEPOSIT TYPE                                    AMOUNT        %           AMOUNT        %           AMOUNT         %
                                                       (Unaudited)
                                                                              (Dollars in thousands)
    Passbook accounts
      December 31, 2003 - 1.41%                    $19,187      30.3%
      June 30, 2003 - 1.65%                                                  $18,980      29.8%
      June 30, 2002 - 2.89%                                                                            $23,079        34.0%
    Money market accounts
      December 31, 2003 - 1.21%                      4,594        7.2
      June 30, 2003 - 1.32%                                                    4,468        7.0
      June 30, 2002 - 4.52%                                                                              9,473        13.9
    NOW accounts
      December 31, 2003 - 0.53%                      3,898        6.2
      June 30, 2003 - 0.87%                                                    4,880        7.6
      June 30, 2002 - 2.89%                                                                              4,673         6.9
                                                    ------      -----         ------      -----         ------       -----

         Total transaction accounts                 27,679       43.7         28,328       44.4         37,225        54.8

    Certificates of deposit
      Less than 4.00%                               31,209       49.3         28,750       45.0         13,433        19.8
      4.00 - 6.00%                                   3,986        6.3          5,214        8.2         15,015        22.1
      6.01 - 8.00%                                     485        0.7          1,514        2.4          2,235         3.3
                                                    ------      -----         ------      -----         ------       -----

         Total certificates of deposit              35,680       56.3         35,478       55.6         30,683        45.2
                                                    ------      -----         ------      -----         ------       -----

         Total deposits                            $63,359      100.0%       $63,806      100.0%       $67,908       100.0%
                                                    ======      =====         ======      =====         ======       =====


     The Association had certificate of deposit accounts with balances greater than $100,000 totaling $10.8 million, $10.5 million and $7.2 million at December 31, 2003 and June 30, 2003 and 2002, respectively. Deposit account balances in excess of $100,000 are not federally insured. At December 31, 2003 and June 30, 2003, the Association had no brokered deposits. At June 30, 2002, the Association had brokered deposits totaling $99,000.


     Interest expense on deposits is summarized as follows:

                                   SIX MONTH PERIOD ENDED        YEAR ENDED
                                        DECEMBER 31,              JUNE 30,
                                     2003         2002        2003         2002
                                        (Unaudited)
                                                  (In thousands)

    Passbook accounts                $136      $   320     $   484      $   610
    NOW and money market accounts      42          242         290          481
    Certificates of deposit           537          622       1,233        1,888
                                      ---       ------       -----        -----

                                     $715       $1,184      $2,007       $2,979
                                      ===        =====       =====        =====

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE E - DEPOSITS (continued)

     Maturities of outstanding certificates of deposit are summarized as follows:

                                AT DECEMBER 31,               AT JUNE 30,
                                     2003                 2003             2002
                                 (Unaudited)
                                                   (In thousands)

    Less than one year             $28,858             $24,586          $23,325
    One year to three years          6,357              10,013            7,019
    More than three years              465                 879              339
                                    ------              ------           ------

                                   $35,680             $35,478          $30,683
                                    ======              ======           ======


NOTE F - BORROWINGS FROM THE FEDERAL HOME LOAN BANK


     Advances from the Federal Home Loan Bank, collateralized at December 31, 2003 and June 30, 2003 and 2002, by pledges of certain residential mortgage loans totaling $8.0 million, $9.6 million and $14.4 million, respectively, and Dearborn's investment in Federal Home Loan Bank stock are summarized as follows:



    INTEREST            MATURING IN           DECEMBER 31,                 JUNE 30,
    RATE RANGE      FISCAL YEAR ENDING            2003                 2003           2002
                                               (Unaudited)
                                                           (Dollars in thousands)
    6.80%                  2003                  $   -               $   -          $5,000
    5.80%                  2004                      -                1,000          1,000
    2.15%                  2005                   2,000               2,000             -
    5.99%                  2010                   1,000               1,000          1,000
    4.50% - 5.48%          2011                   2,000               2,000          2,000
                                                  -----               -----          -----

                                                 $5,000              $6,000         $9,000
                                                  =====               =====          =====

    Weighted-average interest rate                 4.05%               4.35%          6.20%
                                                   ====                ====           ====


     In addition to the advances, Dearborn has a $300,000 line of credit with the Federal Home Loan Bank. At December 31, 2003 and June 30, 2003 and 2002, Dearborn did not have a balance outstanding on the line of credit.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE G - INCOME TAXES

     The provision for income taxes on earnings differs from that computed at the statutory federal corporate rate for the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003 and 2002 as follows:

                                                               FOR THE SIX                   FOR THE
                                                               MONTHS ENDED                 YEAR ENDED
                                                               DECEMBER 31,                  JUNE 30,
                                                             2003         2002           2003         2002
                                                               (Unaudited)
                                                                            (In thousands)
    Federal income taxes computed

      at the 34% statutory rate                              $204         $200           $402         $320
    Increase (decrease) in taxes resulting from:

      Tax-exempt interest                                      (1)          (1)            (3)          (3)
      Increase in cash surrender value of life insurance      (14)         (14)           (29)         (29)
      Provision for state income taxes                         64           45            108           85
      Other                                                     6           -               7            3
                                                              ---          ---            ---          ---

    Income tax provision per consolidated
      financial statements                                   $259         $230           $485         $376
                                                              ===          ===            ===          ===

    Effective tax rate                                       38.9%        36.3%          37.6%        36.6%
                                                             ====         ====           ====         ====

     The composition of Dearborn Financial's net deferred tax asset (liability) is as follows:

                                                            DECEMBER 31,               JUNE 30,
                                                                2003              2003           2002
                                                            (Unaudited)
                                                                            (In thousands)
    TAXES (PAYABLE) REFUNDABLE ON TEMPORARY
    DIFFERENCES AT STATUTORY RATE:
      Deferred tax assets:
        Deferred compensation                                   $247              $226           $172
        General loan loss allowance                              110                95            110
        Stock benefit plan                                        16                 6             -
        Unrealized losses on securities designated as
          available for sale                                       9                -              -
                                                                 ---               ---            ---
                  Deferred tax assets                            382               327            282

      Deferred tax liabilities:
        Accrual versus cash basis of accounting                 (113)             (108)          (131)
        Book/tax depreciation differences                        (23)              (24)           (26)
        Percentage of earnings bad debt deduction                 (9)              (13)           (22)
        Capitalized mortgage servicing rights                    (82)              (75)           (55)
        Deferred loan origination costs                          (42)              (45)           (56)
        Unrealized gains on securities designated as
          available for sale                                      -                 (5)           (46)
        Other                                                     (2)               (1)            (3)
                                                                 ---               ---            ---
                  Deferred tax liabilities                      (271)             (271)          (339)
                                                                 ---               ---            ---

                  Net deferred tax asset (liability)            $111              $ 56           $(57)
                                                                 ===               ===            ===

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE G - INCOME TAXES (continued)

     Prior to 1997, Dearborn was allowed a special bad debt deduction based on a percentage of earnings generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. This percentage of earnings bad debt deduction had accumulated to approximately $1.2 million as of both December 31, 2003 and June 30, 2003. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $390,000 at both December 31, 2003 and June 30, 2003. Dearborn is required to recapture as taxable income approximately $160,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Dearborn has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve in taxable income over a six-year period in fiscal 1999.


NOTE H - LOAN COMMITMENTS

     Dearborn is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of Dearborn's involvement in such financial instruments.

     Dearborn's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Dearborn uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.


     At December 31, 2003, Dearborn had outstanding commitments to originate $292,000 of fixed-rate loans at interest rates ranging from 5.50% to 6.25%, and $1.7 million of adjustable-rate residential and nonresidential loans. At June 30, 2003, Dearborn had outstanding commitments of approximately $1.6 million to originate fixed-rate residential loans at interest rates ranging from 3.875% to 6.00%, and $900,000 of adjustable-rate residential loans. At December 31, 2003 and June 30, 2003, Dearborn was also obligated under unused lines of credit totaling $5.2 million and $4.0 million, respectively. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2003 and June 30, 2003, such loans were underwritten in accordance with normal underwriting policies, and all commitments will be funded via cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings. Additionally, Dearborn had commitments of $600,000 and $1.6 million to sell loans in the secondary market as of December 31, 2003 and June 30, 2003, respectively. Commitments to sell loans in the secondary market are entered into on a loan-by-loan basis only at the time a loan application is received by Dearborn. Resulting fair values of commitments to originate loans for sale and commitments to sell these loans generally offset one another and therefore, have not been recognized due to materiality. Commitments to sell loans do not represent forward contracts at December 31, 2003 and June 30, 2003.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE I - REGULATORY CAPITAL

     Dearborn is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Dearborn must meet specific capital guidelines that involve quantitative measures of Dearborn's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Dearborn's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, Dearborn multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.


     During fiscal 2003, the Association was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. Additionally, management is not aware of any recent event that would cause this classification to change. To be categorized as "well-capitalized" the Association must maintain minimum capital ratios as set forth in the following tables.


     As of December 31, 2003 and June 30, 2003 and 2002, management believes that Dearborn met all capital adequacy requirements to which it was subject.

                                                               AS OF DECEMBER 31, 2003
                                                                     (UNAUDITED)
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------           -----------------          -----------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)
    Tangible capital                     $9,083    11.5%          >$1,182     >1.5%           >$3,941      >  5.0%
                                                                  -           -               -            -
    Core capital                         $9,083    11.5%          >$3,153     >4.0%           >$4,729      >  6.0%
                                                                  -           -               -            -
    Risk-based capital                   $9,407    20.0%          >$3,769     >8.0%           >$4,712      >10.0%
                                                                  -           -               -            -

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE I - REGULATORY CAPITAL (continued)

                                                                AS OF JUNE 30, 2003
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------           -----------------          -----------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)
    Tangible capital                     $8,811    11.0%          >$1,206     >1.5%           >$4,019      >  5.0%
                                                                  -           -               -            -
    Core capital                         $8,811    11.0%          >$3,215     >4.0%           >$4,823      >  6.0%
                                                                  -           -               -            -
    Risk-based capital                   $9,125    19.6%          >$3,718     >8.0%           >$4,647      >10.0%
                                                                  -           -               -            -

                                                                AS OF JUNE 30, 2002
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------           -----------------          -----------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                     $8,276      9.6%         >$1,298     >1.5%           >$4,326      >  5.0%
                                                                  -           -               -            -
    Core capital                         $8,276      9.6%         >$3,461     >4.0%           >$5,192      >  6.0%
                                                                  -           -               -            -
    Risk-based capital                   $8,599    18.7%          >$3,689     >8.0%           >$4,611      >10.0%
                                                                  -           -               -            -

    RECONCILIATION OF GAAP TO REGULATORY CAPITAL

                                                         DECEMBER 31,                          JUNE 30,
                                                             2003                      2003                2002
                                                         (Unaudited)
                                                                              (In thousands)

    GAAP capital                                            $9,089                     $8,841             $8,331
    Reconciling items:
      Unrealized (gain) loss on securities
        available for sale                                      18                         (8)               (39)
      Disallowed mortgage servicing rights                     (24)                       (22)               (16)
    Tangible and core capital                                9,083                      8,811              8,276
    General valuation allowance                                324                        314                323
                                                             -----                      -----              -----

    Risk-based capital                                      $9,407                     $9,125             $8,599
                                                             =====                      =====              =====


                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002



NOTE I - REGULATORY CAPITAL (continued)

     Dearborn's management believes that, under the current regulatory capital regulations, Dearborn will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond Dearborn's control, such as increased interest rates or a downturn in the economy in Dearborn's primary market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

     The Association is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Association to the Corporation. Generally, the Association's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. In June 2003, the Association received OTS approval to make $364,000 in capital distributions to the Corporation in fiscal 2004.

     Regulations of the OTS governing mutual holding companies permit Dearborn Mutual Holding Company (the "Holding Company") to waive the receipt by it of any dividend declared by Dearborn Financial or the Association on the common stock, provided that the OTS does not object to such waiver. The Holding Company waived $350,000 in dividends during the fiscal year ended June 30, 2003. Total dividends waived by the Holding Company through December 31, 2003 amounted to $3.1 million.



NOTE J - REORGANIZATION AND CHANGE OF CORPORATE FORM

     The Board of Directors of Dearborn Mutual Holding Company (the "M.H.C.") adopted a Plan of Conversion (the "Plan") on December 30, 2003. Pursuant to the Plan, the M.H.C. will convert from the mutual holding company form of organization to the fully public form. Dearborn Mutual Holding Company, the mutual holding company parent of Dearborn Financial Corporation, will be merged into Dearborn Savings Association, and the M.H.C. will no longer exist. Pursuant to the Plan, Dearborn Financial Corporation, which owns 100% of Dearborn Savings Association, also will be succeeded by a new Delaware corporation to be named DSA Financial Corporation. As part of the conversion, the M.H.C.'s ownership interest as currently evidenced by 250,000 shares of Dearborn Financial Corporation common stock, will be offered for sale in the subscription and community offering. Following the completion of the conversion, all of the capital stock of Dearborn Savings Association will be held by DSA Financial Corporation.

     Under the Plan, at the conclusion of the conversion and related offering, each share of Dearborn Financial Corporation common stock held by persons other than the M.H.C. will be converted automatically into new shares of DSA Financial Corporation common stock determined pursuant to the exchange ratio. The exchange ratio will ensure that immediately after the conversion and the share exchange, the public stockholders of Dearborn Financial Corporation common stock will own the same aggregate percentage of DSA Financial Corporation common stock that they owned immediately prior to the conversion.

     In the event of a complete liquidation (and only in such event), each eligible member of Dearborn's depositors will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends by the Association, the existence of liquidation account will not restrict the use or application of such retained earnings.

                         DEARBORN FINANCIAL CORPORATION

             Six months ended December 31, 2003 and 2002 (unaudited)
                     and years ended June 30, 2003 and 2002


NOTE J - REORGANIZATION AND CHANGE OF CORPORATE FORM (continued)

     The Association may not declare, pay a cash dividend on, or repurchase any or its common stock, if the effect thereof would cause retained earnings to be reduced below either the amount required for the liquidation account or the regulatory capital requirements of SAIF insured institutions.


     At December 31, 2003, the Corporation had incurred costs of approximately $5,000 associated with the Plan. The Plan costs will be netted against proceeds received in the transaction. If, however, the conversion is not completed, the costs associated with the conversion will be recorded through the consolidated statement of earnings in the period in which the conversion is terminated.

--------------------------------------------------------------------------------
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DSA FINANCIAL CORPORATION OR DEARBORN SAVINGS ASSOCIATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DSA FINANCIAL CORPORATION OR DEARBORN SAVINGS ASSOCIATION SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                              UP TO 955,374 SHARES


                            DSA FINANCIAL CORPORATION

                          (PROPOSED HOLDING COMPANY FOR
                          DEARBORN SAVINGS ASSOCIATION)



                                  COMMON STOCK
                            PAR VALUE $0.01 PER SHARE


                                ________________

                                   PROSPECTUS
                                ________________



                             KEEFE, BRUYETTE & Woods


                                  May ___, 2004

                                ________________

                These securities are not deposits or accounts and
                    are not federally insured or guaranteed.

                                ________________

UNTIL ______________, 2004 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

PART II:        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Articles TENTH and ELEVENTH of the Certificate of Incorporation of DSA Financial Corporation (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

        TENTH:

        A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

        B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

        C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General

Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

        D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

        E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

        ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 25.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                                                                         Amount
                                                                         ------

        *   Legal Fees and Expenses...........................   $      180,000
        *   Accounting Fees and Expenses......................           35,000
        *   Conversion Agent and Data Processing Fees.........           14,000
        *   Marketing Agent Fees and Expenses (1).............          133,100
        *   Appraisal and Business Plan Fees and Expenses.....           38,400
        *   Printing, Postage, Mailing and EDGAR..............           70,000
        *   Filing Fees (OTS, NASD and SEC)...................           14,201
        *   State "Blue Sky" Filing Fees......................           10,000
        *   Other.............................................            5,299
        *   Total ............................................   $      500,000

------------
*       Estimated
(1) DSA Financial Corporation has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

ITEM 26.        RECENT SALES OF UNREGISTERED SECURITIES

                Not Applicable.

ITEM 27.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

                The exhibits filed as part of this registration statement are as follows:

        (A)     LIST OF EXHIBITS

1.1     Engagement Letter between DSA Financial Corporation and Keefe, Bruyette & Woods, Inc.*
1.2     Form of Agency Agreement between DSA Financial Corporation and Keefe, Bruyette & Woods, Inc.*
2       Plan of Conversion and Reorganization, as amended
3.1     Certificate of Incorporation of DSA Financial Corporation*
3.2     Bylaws of DSA Financial Corporation*
4       Form of Common Stock Certificate of DSA Financial Corporation*
5       Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8       Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1    Form of Employment Agreement
10.2    Form of Severance Agreement
10.3    Executive Supplemental Retirement Income Agreement*
10.4    Dearborn Financial Corporation 2003 Recognition and Retention Plan*
10.5    Directors' Emeritus Plan*
10.6    Form of Directors' Deferred Compensation Agreement*
21      Subsidiaries of Registrant*
23.1    Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2    Consent of Grant Thornton LLP
23.3    Consent of Keller & Company, Inc.
24      Power of Attorney (set forth on signature page)
99.1    Appraisal Agreement between DSA Financial Corporation and Keller & Company, Inc.*
99.2    Business Plan Agreement between DSA Financial Corporation and Keller & Company, Inc. *
99.3    Appraisal Report of Keller & Company, Inc.**
99.4    Letter of Keller & Company, Inc. with respect to Subscription Rights*
99.5    Marketing Materials
99.6    Order and Acknowledgment Form
_______________________________
*       Previously filed.

**      Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

ITEM 28.        UNDERTAKINGS

                The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) Include any additional or changed material information as the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lawrenceburg, State of Indiana on April 27, 2004.


                               DSA FINANCIAL CORPORATION


                          By:  /s/ Edward L. Fischer
                               -------------------------------------------
                               Edward L. Fischer
                               President, Chief Executive Officer and Director (Duly Authorized Representative)


                                POWER OF ATTORNEY

        We, the undersigned directors and officers of DSA Financial Corporation (the "Company") hereby severally constitute and appoint Edward L. Fischer as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Edward L. Fischer may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Edward L. Fischer shall do or cause to be done by virtue thereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


     Signatures                       Title                            Date
     ----------                       -----                            ----


/s/ Edward L. Fischer       President, Chief Executive            April 27, 2004
--------------------------  Officer and Director (Principal
Edward L. Fischer           Executive Officer)


/s/ Steven R. Doll          Vice President and Chief              April 27, 2004
--------------------------  Financial Officer (Principal
Steven R. Doll              Financial and Accounting Officer)


/s/ Robert P. Sonntag       Chairman of the Board                 April 27, 2004
--------------------------
Robert P. Sonntag


/s/ Ronald J. Denney        Director                              April 27, 2004
--------------------------
Ronald J. Denney


/s/ David P. Lorey          Director                              April 27, 2004
--------------------------
David P. Lorey


/s/ Richard Meador, III     Director                              April 27, 2004
--------------------------
Richard Meador, III


/s/ Dr. Dennis Richter      Director                              April 27, 2004
--------------------------
Dr. Dennis Richter

     As filed with the Securities and Exchange Commission on April 28, 2004
                                                     Registration No. 333-113538
================================================================================


                         ______________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ______________________________






                                    EXHIBITS
                                       TO
                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                             REGISTRATION STATEMENT
                                       ON
                                   FORM SB-2



                           DSA Financial Corporation
                             Lawrenceburg, Indiana


--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


1.1     Engagement Letter between DSA Financial Corporation and Keefe, Bruyette & Woods, Inc.*
1.2     Form of Agency Agreement between DSA Financial Corporation and Keefe, Bruyette & Woods, Inc.*
2       Plan of Conversion and Reorganization, as amended
3.1     Certificate of Incorporation of DSA Financial Corporation*
3.2     Bylaws of DSA Financial Corporation*
4       Form of Common Stock Certificate of DSA Financial Corporation*
5       Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8       Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1    Form of Employment Agreement
10.2    Form of Severance Agreement
10.3    Executive Supplemental Retirement Income Agreement*
10.4    Dearborn Financial Corporation 2003 Recognition and Retention Plan*
10.5    Directors' Emeritus Plan*
10.6    Form of Directors' Deferred Compensation Agreement*
21      Subsidiaries of Registrant*
23.1    Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2    Consent of Grant Thornton LLP
23.3    Consent of Keller & Company, Inc.
24      Power of Attorney (set forth on signature page)
99.1    Appraisal Agreement between DSA Financial Corporation and Keller & Company, Inc.*
99.2    Business Plan Agreement between DSA Financial Corporation and Keller & Company, Inc. *
99.3    Appraisal Report of Keller & Company, Inc.**
99.4    Letter of Keller & Company, Inc. with respect to Subscription Rights*
99.5    Marketing Materials
99.6    Order and Acknowledgment Form
_______________________________
*       Previously filed.

**      Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.